     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998
                                                           REGISTRATION NO. 333-
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             FIRSTMERIT CORPORATION
             (Exact name of registrant as specified in its charter)

       OHIO                         6711                      34-1339938
(State or other jurisdiction    (Primary Standard            (I.R.S. Employer
of incorporation or                Industrial               Identification No.)
organization)                 Classification Code No.)


              III CASCADE PLAZA, AKRON OHIO 44308 (330) 996-6300
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 TERRY E. PATTON
                       SENIOR VICE PRESIDENT AND SECRETARY
                             FIRSTMERIT CORPORATION
               III CASCADE PLAZA, AKRON, OHIO 44308 (330) 996-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

  Kevin C. O'Neil                       Christopher R. Kelly, P.C.
  Brouse & McDowell                     Silver, Freedman & Taff, L.L.P.
  500 First National Tower              1100 New York Avenue, N.W., Suite 700
  Akron, Ohio 44308                     Washington, D.C. 20005
  (330) 434-5207                        (202) 414-6100


Approximate date of commencement of proposed sale of securities to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------

                                                  PROPOSED               PROPOSED              AMOUNT
        TITLE OF             AMOUNT                MAXIMUM               MAXIMUM                 OF
      SECURITIES             TO BE              OFFERING PRICE          AGGREGATE            REGISTRATION
TO BE REGISTERED           REGISTERED(1)         PER SHARE(2)        OFFERING PRICE(2)           FEE
------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value(3)                4,300,000 shares          $34.94             $120,676,084               $35,599

-------------------------------------------------------------------------------------------------------------------

-------------------

(1) Based upon the maximum number of shares of FirstMerit Corporation common stock, no par value ("FirstMerit Common Stock") that may be issued upon consummation of the merger described herein.

(2) Calculated in accordance with Rule 457(f)(1) based on the aggregate market value on January 5, 1998 of the shares of CoBancorp Inc. common stock, no par value ("CoBancorp Common Stock"), expected to be canceled in connection with the merger and computed by dividing (i) the product of (a) the average of the high and low prices of CoBancorp Common Stock as reported by The Nasdaq Stock Market National Market System on January 5, 1998 ($43.50), and
     (b) 3,453,824, representing the maximum number of shares of CoBancorp Common Stock expected to be canceled in connection with the merger, by (ii) 4,300,000, representing the maximum number of shares of FirstMerit Common Stock, to be issued in connection with the merger.

(3) Includes associated rights under the FirstMerit Shareholder Rights Agreement (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the FirstMerit Common Stock, and trade with the FirstMerit Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 COBANCORP INC.

                           1530 West River Road, North
                               Elyria, Ohio 44035

                               [__________], 1998


Dear Fellow Shareholder:

         You are cordially invited to attend the special meeting of shareholders (the "CoBancorp Special Meeting") of CoBancorp Inc. ("CoBancorp") to be held on [__________], 1998, at 10:00 A.M. (local time) at the Lorain County Community College, Spitzer Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035. At the CoBancorp Special Meeting, holders of CoBancorp common stock will be asked to adopt the Agreement of Affiliation and Plan of Merger dated November 2, 1997, by and between FirstMerit Corporation ("FirstMerit") and CoBancorp ("Merger Agreement"). On the date upon which the merger of CoBancorp with and into FirstMerit (the "Merger") becomes effective, each outstanding share of CoBancorp common stock (other than shares held by CoBancorp shareholders who properly perfect dissenters' rights) will be canceled and exchanged for the right to receive, at the election of the shareholder and subject to the limitations discussed below, (a) $44.50 in cash, and/or (b) a number of shares of FirstMerit common stock equal to: (i) if the Average Closing Price (as defined in the Prospectus and Proxy Statement) of FirstMerit common stock on The Nasdaq Stock Market National Market System during the period of ten consecutive trading days ending on the tenth calendar day immediately prior to the effective time of the Merger is greater than $30.60, $48.53 divided by the Average Closing Price; (ii) if the Average Closing Price is equal to or greater than $28.05 but less than or equal to $30.60, 1.586; (iii) if the Average Closing Price is greater than $22.95 but less than $28,05, $25.50 divided by the Average Closing Price, multiplied by 1.745; (iv) if the Average Closing Price is equal to or greater than $20.40 but less than or equal to $22.95, 1.939; or (v) if the Average Closing Price is less than $20.40, 1.939, subject to the right of CoBancorp to terminate the Merger Agreement unless FirstMerit agrees that the Exchange Ratio (as defined below in the Prospectus and Proxy Statement) shall be calculated by multiplying 1.939 by a factor equal to $20.40 divided by the Average Closing Price. CoBancorp shareholders may elect to exchange their CoBancorp common stock for either FirstMerit common stock, $44.50 in cash or a combination thereof, provided that no less than 30% nor more than 49% of the total Market Value of the Merger Consideration (as defined in the accompanying Prospectus and Proxy Statement) will be paid in cash. In certain circumstances, as set forth in the Merger Agreement and more fully described in the Prospectus and Proxy Statement, CoBancorp shareholders will not receive in the Merger FirstMerit common stock and/or cash in amounts consistent with their elections.

         Your Board of Directors has concluded that the Merger is in the best interests of CoBancorp's shareholders and unanimously recommends that CoBancorp shareholders vote FOR the adoption of the Merger Agreement proposal. The terms of the proposed Merger, and important information relating to CoBancorp, FirstMerit and the combined company, are explained in the accompanying Prospectus and Proxy Statement. Please give this document your prompt attention.

         The Board of Directors has received an opinion from Hovde Financial, Inc. ("Hovde"), CoBancorp's financial advisor, to the effect that, as of the date the Merger Agreement was signed, the Merger consideration was fair to the holders of CoBancorp common stock from a financial point of view.

TO APPROVE THE PROPOSED MERGER, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COBANCORP COMMON STOCK, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS, AS WELL AS A MAJORITY VOTE OF SUCH SHARES EXCLUDING ANY SHARES HELD BY CERTAIN INTERESTED SHAREHOLDERS. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.


         A proxy card is enclosed for your use. Please indicate your voting instructions and sign, date and mail the proxy card promptly in the postage-paid envelope provided. Whether or not you plan to attend the CoBancorp Special Meeting in person, it is important that you return the enclosed proxy card so that your shares of CoBancorp common stock will be voted.

         CoBancorp shareholders are entitled to dissenters rights with respect to their shares of CoBancorp common stock as more fully discussed in the accompanying Prospectus and Proxy Statement.

         Thank you for your attention to this important matter.


                                          Sincerely,


                                          John S. Kreighbaum
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                 COBANCORP INC.

                           1530 West River Road, North
                               Elyria, Ohio 44035

-------------------------------------------------------------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

-------------------------------------------------------------------------------


         Notice is hereby given that a special meeting (the "CoBancorp Special Meeting") of holders of the common stock, no par value of CoBancorp Inc., an Ohio corporation ("CoBancorp") will be held on [__________], 1998, at 10:00 A.M. (local time) at the Lorain County Community College, Spitzer Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement of Affiliation and Plan of Merger dated as of November 2, 1997 (the "Merger Agreement"), by and between FirstMerit Corporation and CoBancorp, pursuant to Sections 1701.78 and 1701.831 of the Ohio Revised Code; and

         2. To transact such other business as may properly come before the CoBancorp Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of CoBancorp has set the close of business on [__________], 1998, as the record date for the determination of shareholders entitled to notice of and vote at the CoBancorp Special Meeting and at any adjournments or postponements thereof.

         A copy of the Merger Agreement is attached to the accompanying Prospectus and Proxy Statement as Appendix A.

         Your vote is important regardless of the number of shares you own. Each shareholder, even though he may plan to attend the CoBancorp Special Meeting in person, is requested to complete, date, sign and return the enclosed proxy card without delay in the postage-paid envelope provided.

                                      By Order of the Board of Directors

                                      Lois E. Gunning
                                      Corporate Secretary

Elyria, Ohio
[__________], 1998


        THE BOARD OF DIRECTORS OF COBANCORP RECOMMENDS THAT YOU VOTE FOR
               THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


              PLEASE DO NOT SEND YOUR COBANCORP STOCK CERTIFICATES
                                  AT THIS TIME

                                 PROXY STATEMENT
                                       OF
                                 COBANCORP INC.
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [__________], 1998
                           --------------------------

                                   PROSPECTUS
                                       OF
                             FIRSTMERIT CORPORATION
                           COMMON STOCK, NO PAR VALUE
                        (Not to Exceed 4,300,000 Shares)

         This Prospectus and Proxy Statement relates to the proposed merger of CoBancorp Inc., an Ohio corporation ("CoBancorp") with and into FirstMerit Corporation, an Ohio Corporation ("FirstMerit"), as contemplated by the Agreement of Affiliation and Plan of Merger dated November 2, 1997 (the "Merger Agreement"), by and between FirstMerit and CoBancorp. The Merger Agreement is included as Appendix A and incorporated herein by reference.

         This Prospectus and Proxy Statement is being furnished to the holders of common stock, no par value, of CoBancorp ("CoBancorp Common Stock") in connection with the solicitation of proxies by the Board of Directors of CoBancorp for use at a special meeting of CoBancorp's shareholders to be held at 10:00 A.M. on [__________], 1998, at the Lorain County Community College, Spitzer Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035 and at any adjournments or postponements thereof (the "CoBancorp Special Meeting").

         This Prospectus and Proxy Statement also constitutes a Prospectus of FirstMerit in respect of up to 4,300,000 shares of FirstMerit common stock, no par value, which includes the associated Rights (as defined below) ("FirstMerit Common Stock"), to be issued in connection with the proposed merger (the "Merger") of CoBancorp with and into FirstMerit. Upon consummation of the Merger, each outstanding share of CoBancorp Common Stock, other than shares held by CoBancorp shareholders who properly perfect dissenters' rights, will be exchanged for shares of FirstMerit Common Stock and/or cash, at the election of the shareholder (and subject to certain limitations). See "TERMS OF MERGER -- Conversion of CoBancorp Common Stock;" "Procedures for Election of Cash and/or FirstMerit Common Stock" and " -- Allocation."

         The outstanding shares of FirstMerit Common Stock are, and the shares of FirstMerit Common Stock offered hereby will be, quoted on The Nasdaq Stock Market National Market System ("Nasdaq/NMS"). The closing sales price of FirstMerit Common Stock reported on Nasdaq/NMS on [_____________], 1998 was $[____] per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE SECURITIES OF FIRSTMERIT OFFERED HEREBY ARE NOT
             SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS
             OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE
                    OF FIRSTMERIT AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

           This Prospectus and Proxy Statement shall not constitute a prospectus for public reoffering of the FirstMerit Common
                     Stock issuable pursuant to the Merger.

     THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT IS [__________], 1998.

                                TABLE OF CONTENTS

                                                                                                               PAGE
AVAILABLE INFORMATION .............................................................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...................................................................
FORWARD LOOKING STATEMENTS ........................................................................................
SUMMARY ...........................................................................................................
         Introduction .............................................................................................
         Parties to the Merger ....................................................................................
         Terms of Merger ..........................................................................................
         Reasons for Merger .......................................................................................
         Opinion of CoBancorp's Financial Advisor .................................................................
         Recommendation of Directors ..............................................................................
         CoBancorp Special Meeting ................................................................................
         Interests of Certain Persons in Merger ...................................................................
         Comparison of Rights of Holders of FirstMerit Common Stock and CoBancorp Common Stock ....................
         Market Prices for FirstMerit and CoBancorp Common Stock ..................................................
         Comparative Unaudited Per Share Data .....................................................................
INTRODUCTION ......................................................................................................
ACQUIRING PERSON STATEMENT ........................................................................................
SPECIAL MEETING OF COBANCORP SHAREHOLDERS .........................................................................
         Date, Time and Place .....................................................................................
         Purpose of Meeting .......................................................................................
         Record Date; Shares Outstanding and Entitled to Vote .....................................................
         Vote Required ............................................................................................
         Voting; Solicitation and Revocation of Proxies ...........................................................
         Quorum; Broker Non-Votes .................................................................................
BACKGROUND OF AND REASONS FOR MERGER ..............................................................................
         Reasons for Merger -- FirstMerit .........................................................................
         Background of Merger -- CoBancorp ........................................................................
         Reasons for Merger -- CoBancorp ..........................................................................
         Opinion of CoBancorp's Financial Advisor .................................................................
         Recommendation of CoBancorp's Board of Directors .........................................................
TERMS OF MERGER ...................................................................................................
         General ..................................................................................................
         Conversion of CoBancorp Common Stock; Election by CoBancorp Shareholders of Cash and/or
           FirstMerit Stock .......................................................................................
         Procedure for Election of Cash and/or FirstMerit Common Stock ............................................
         Allocation ...............................................................................................
         No Effect on FirstMerit Common Stock .....................................................................
         No Fractional Shares of FirstMerit Common Stock to be Issued .............................................
         Rights of Holders of CoBancorp Stock Certificates Prior to Surrender .....................................
         Lost Certificates ........................................................................................
         Treatment of Stock Options Outstanding Under CoBancorp Stock Option Plans ................................
         Conduct of FirstMerit's Business Pending the Merger ......................................................
         Conduct of CoBancorp's Business Pending the Merger .......................................................
         Conditions to the Merger .................................................................................
         Regulatory Approvals .....................................................................................
         Actions Required for Regulatory Approval .................................................................
         Waiver of Conditions, Amendment, or Termination of the Merger Agreement ..................................
         Effective Time ...........................................................................................
         CoBancorp Stock Purchase Option ..........................................................................
         Interests of Certain Persons in Merger ...................................................................
         Employees of CoBancorp ...................................................................................


                                                                                                                   PAGE
PRICE RANGE OF COMMON STOCK AND DIVIDENDS .........................................................................
         Market Prices ............................................................................................
         Dividends ................................................................................................
CERTAIN FEDERAL INCOME TAX CONSEQUENCES ...........................................................................
ACCOUNTING TREATMENT OF MERGER ....................................................................................
RESALES OF FIRSTMERIT COMMON STOCK RECEIVED IN MERGER .............................................................
FIRSTMERIT'S ARTICLES OF INCORPORATION AND CODE OF REGULATIONS ....................................................
RIGHTS OF DISSENTING SHAREHOLDERS .................................................................................
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ...................................................
BUSINESS OF FIRSTMERIT ............................................................................................
         Overview .................................................................................................
         Subsidiaries .............................................................................................
         Subsidiary Operations ....................................................................................
         Recent Acquisitions ......................................................................................
BUSINESS OF COBANCORP .............................................................................................
         Overview .................................................................................................
         Recent Acquisitions ......................................................................................
REGULATORY MATTERS ................................................................................................
         General ..................................................................................................
         Regulation of Bank Holding Companies .....................................................................
         Regulation of National Banks .............................................................................
         Federal Deposit Insurance Corporation ....................................................................
         Acquisitions of Savings Associations by Bank Holding Companies ...........................................
         Interstate Banking and Branching .........................................................................
         Capital ..................................................................................................
         Prompt Corrective Regulatory Action ......................................................................
         Limits on Dividends and Other Payments ...................................................................
         Transactions with Affiliates .............................................................................
DESCRIPTION OF FIRSTMERIT CAPITAL STOCK ...........................................................................
         FirstMerit Common Shares .................................................................................
         FirstMerit Preferred Stock ...............................................................................
COMPARISON OF FIRSTMERIT AND COBANCORP CAPITAL STOCK ..............................................................
         FirstMerit Common Stock and CoBancorp Common Stock .......................................................
         Voting Rights ............................................................................................
         Shareholder Rights Plan ..................................................................................
         Ohio Anti-Takeover Statutes ..............................................................................
         Amendment to Charter Documents ...........................................................................
         Directors ................................................................................................
         Dividends ................................................................................................
         Repurchases ..............................................................................................
         Preferred Stock ..........................................................................................
         Transfer Agent ...........................................................................................
         Anti-Takeover Effect .....................................................................................
LEGAL MATTERS .....................................................................................................
EXPERTS ...........................................................................................................
APPENDICES
         A.       Agreement of Affiliation and Plan of Merger
         B.       Fairness Opinion of Hovde Financial, Inc.
         C.       Ohio Dissenters' Rights Statute



                              AVAILABLE INFORMATION

Each of FirstMerit and CoBancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). FirstMerit has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the FirstMerit securities to be issued to CoBancorp shareholders in the Merger. As permitted by the rules and regulations of the Commission, this Prospectus and Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by FirstMerit and CoBancorp under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, like FirstMerit and CoBancorp, who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning FirstMerit and CoBancorp may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus and Proxy Statement incorporates certain documents of FirstMerit by reference which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Prospectus and Proxy Statement) are available without charge to each person, including any beneficial owner, to whom a copy of this Prospectus and Proxy Statement is delivered, upon written or oral request. Requests for such documents should be directed to Terry E. Patton, Secretary, FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308 (telephone (330) 996-6300).

This Prospectus and Proxy Statement incorporates certain documents of CoBancorp by reference which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Prospectus and Proxy Statement) are available without charge to each person, including any beneficial owner, to whom a copy of this Prospectus and Proxy Statement is delivered, upon written or oral request. Requests for such documents should be directed to Lois E. Gunning, Corporate Secretary, CoBancorp Inc., 1530 West River Road, North, Elyria, Ohio 44035 (telephone (440) 284-6422).

FirstMerit or CoBancorp, as the case may be, will send the requested documents by first-class mail within one business day of the receipt of the request. In order to ensure timely delivery of the documents, any request should be made by [________________], 1998. Persons requesting copies of exhibits to such documents that are not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing of such exhibits.

The following documents filed with the Commission under the Exchange Act by FirstMerit are hereby incorporated by reference into this Prospectus and Proxy
Statement: (a) FirstMerit's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed on April 30, 1997; (b) the portions of FirstMerit's Proxy Statement for the Annual Meeting of Shareholders held April 9, 1997 that have been incorporated by reference in the FirstMerit Form 10-K for the year ended December 31, 1996; (c) FirstMerit's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (d) FirstMerit's Current Report on Form 8-K filed on November 12, 1997; (e) the description of FirstMerit Common Stock contained in
(i) FirstMerit's Registration Statement on Form S-14 (No. 2-73592), filed with the Commission on August 5, 1981 and incorporated by reference in FirstMerit's current report on Form 8-K, filed with the Commission on January 15, 1982, in lieu of Form 8-B, to report FirstMerit's status as a successor issuer pursuant to Rule 12g-3(a) (file no. 0-10161), (ii) amendments updating such description filed with the Commission on Form 10-Q for the quarter ended June 30, 1984 and on Form 8-K dated May 11, 1988; and (iii) the description of the rights issued pursuant to the FirstMerit Shareholders Rights Agreement, dated as of dated October 23, 1993, by and between FirstMerit and FirstMerit Bank, N.A., as rights agent, contained in FirstMerit's

Registration Statement on Form 8-A with respect thereto dated November 1, 1993, as amended and restated and filed on July 18, 1996; (and any further amendment or report filed for the purpose of updating the description).

The following documents filed with the Commission under the Exchange Act by CoBancorp are hereby incorporated by reference into this Prospectus and Proxy
Statement: (a) CoBancorp's Annual Report on Form 10-K for the year ended December 31, 1996; (b) the portions of CoBancorp's Proxy Statement for the Annual Meeting of Shareholders held April 16, 1997 that have been incorporated by reference in the CoBancorp Form 10-K for the year ended December 31, 1996;
(c) CoBancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (d) CoBancorp's Current Reports on Form 8-K filed on March 13, 1997 and November 14, 1997; and (e) the description of the CoBancorp capital stock contained in CoBancorp's Registration Statement on Form 8-A with respect thereto dated February 4, 1985 (and any amendment or report filed for the purpose of updating the description).

All documents filed by FirstMerit and CoBancorp under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and Proxy Statement and prior to the date of the CoBancorp Special Meeting shall be deemed to be incorporated by reference in this Prospectus and Proxy Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement. The information relating to FirstMerit and CoBancorp contained in this Prospectus and Proxy Statement should be read together with the information in the documents incorporated by reference.

                           FORWARD LOOKING STATEMENTS

This Prospectus and Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations and business of FirstMerit following the consummation of the Merger, including statements relating to the cost savings and other advantages that are expected to be realized from the Merger, the expected impact of the Merger on FirstMerit's financial performance and earnings estimates for the combined company (See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons of Merger -- FirstMerit," and " -- Reasons for the Merger -- CoBancorp."). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) greater than expected deposit attrition, customer loss or revenue loss following the Merger; (3) competitive pressure in the banking industry increases significantly; (4) greater than expected costs or difficulties related to regulatory requirements attendant to the consummation of the Merger or the integration of the businesses of FirstMerit and CoBancorp; (5) changes in the interest rate environment reduce margins; (6) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (7) legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged; (8) changes in business conditions and inflation; and (9) changes in the securities markets. The forward-looking earnings estimates included in this Prospectus and Proxy Statement have not been examined or compiled by the independent public accountants of FirstMerit or CoBancorp nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of FirstMerit after the Merger is included in the Commission filings incorporated by reference herein.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTMERIT OR COBANCORP. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY

STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS AND PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRSTMERIT OR COBANCORP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT.

ALL INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND PROXY STATEMENT WITH RESPECT TO FIRSTMERIT WAS SUPPLIED BY FIRSTMERIT AND ALL INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND PROXY STATEMENT WITH RESPECT TO COBANCORP WAS SUPPLIED BY COBANCORP. ALTHOUGH NEITHER FIRSTMERIT NOR COBANCORP HAS ANY KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS OR INFORMATION RELATING TO THE OTHER PARTY CONTAINED HEREIN IS INACCURATE OR INCOMPLETE, NEITHER FIRSTMERIT NOR COBANCORP CAN WARRANT THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS OR INFORMATION AS THEY RELATE TO THE OTHER PARTY.

                                     SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FACTS REGARDING THE MATTERS TO BE CONSIDERED AT THE COBANCORP SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO AND INCORPORATED HEREIN.

INTRODUCTION

         The Boards of Directors of FirstMerit and CoBancorp have each unanimously adopted the Merger Agreement. A copy of the Merger Agreement is attached hereto as Appendix A. The Merger Agreement provides for the proposed merger of CoBancorp with and into FirstMerit. The terms of the Merger and information regarding the CoBancorp Special Meeting and related matters are summarized below.

PARTIES TO THE MERGER

         FIRSTMERIT CORPORATION. FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of September 30, 1997, FirstMerit had total consolidated assets of $5.2 billion and total shareholders' equity of $520.4 million. FirstMerit's principal subsidiaries include FirstMerit Bank, N.A., Citizens National Bank, Peoples National Bank, Peoples Bank, N.A., FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation. On September 30, 1997, FirstMerit and its subsidiaries employed approximately 2,300 full and part-time employees. See "BUSINESS OF FIRSTMERIT."

         FirstMerit's principal business consists of owning and supervising its subsidiaries which primarily operate in Ashtabula, Cuyahoga, Erie, Geauga, Lake, Lorain, Medina, Portage, Stark, Summit and Wayne Counties in Ohio. Although FirstMerit is principally a banking organization, its direct and indirect nonbanking subsidiaries also provide securities brokerage services, corporate and personal trust services, equipment lease financing, insurance and other financial services. FirstMerit directs the overall policies and financial resources of the subsidiaries, but the day-to-day affairs, including lending practices, services, and interest rates, are managed by their own officers and directors, some of whom are also officers and directors of FirstMerit. FirstMerit Credit Life Insurance engages in underwriting of credit life and credit accident and health insurance directly related to the extension of credit by the subsidiary banks to their customers. FirstMerit Community Development Corporation was organized to further the efforts of the subsidiaries in meeting the credit needs of their lending communities, and to meet the requirements of the Community Reinvestment Act. The principal executive offices of FirstMerit are located at III Cascade Plaza, 7th Floor, Akron, Ohio 44308, and its telephone number is (330) 996-6300.

         COBANCORP INC. CoBancorp is a bank holding company incorporated in 1983 under the laws of the State of Ohio and registered under the BHCA. Headquartered in Elyria, Ohio, CoBancorp owns all of the outstanding shares of PREMIERBank & Trust, a commercial bank formed under Ohio law ("PREMIERBank") and Jefferson Savings Bank, a savings association formed under Ohio law ("Jefferson Savings Bank"). As of September 30, 1997, CoBancorp had total consolidated assets of $666.2 million and total shareholders' equity of $58.1 million. PREMIERBank conducts business through 37 offices located in Crawford, Cuyahoga, Delaware, Erie, Franklin, Huron, Lorain and Richland Counties, Ohio. Jefferson Savings Bank conducts business through four offices located in Madison and Lorain Counties, Ohio. As of September 30, 1997, CoBancorp and its subsidiaries employed approximately 448 full and part-time employees. See"BUSINESS OF COBANCORP." The principal executive offices of CoBancorp are located at 1530 West River Road, North, Elyria, Ohio 44035, and its telephone number is (440) 284-6422.

TERMS OF MERGER

  STRUCTURE                CoBancorp will be merged with and into FirstMerit,
                           and FirstMerit will be the surviving
                           corporation. See "TERMS OF MERGER -- General." At the time of the consummation of the Merger, PREMIERBank and Jefferson Savings Bank will be merged with and into FirstMerit Bank, N.A., a national bank subsidiary of FirstMerit ("FirstMerit Bank").

CONVERSION OF              Upon consummation of the Merger, at the election of
COBANCORP                  the CoBancorp shareholders, and subject to the
COMMON STOCK               allocation procedures discussed below, each
                           outstanding share of CoBancorp Common Stock will be canceled and exchanged for the right to receive shares of FirstMerit Common Stock and/or cash (the
                           "Merger Consideration"). Based upon the elections, and subject to such allocation procedures, each share of CoBancorp Common Stock (other than shares held by CoBancorp shareholders who properly perfect dissenters' rights) will be exchanged for $44.50 in cash ("Per Share Cash Consideration"), and/or for shares of FirstMerit Common Stock at an exchange ratio based upon the average closing price of FirstMerit Common Stock ("Average Closing Price") during the ten trading day period ending ten calendar days prior to the effective time of the Merger
                           ("Pricing Period")("Per Share Stock Consideration").
                           If a CoBancorp shareholder would receive a fraction of a share of FirstMerit Common Stock, cash will be paid in lieu of such fractional share.

                           The Per Share Cash Consideration is fixed at $44.50, but the value of the Per Share Stock Consideration will fluctuate with the value of the FirstMerit Common Stock. The Average Closing Price for FirstMerit Common Stock will not be fixed until the end of the Pricing Period.

                           The following table shows the relationships between the Average Closing Price of FirstMerit Common Stock, the "Exchange Ratio" (the actual number of shares of FirstMerit Common Stock to be received for each share of CoBancorp Common Stock) and the "Per Share Value" (the Average Closing Price multiplied by the Exchange Ratio) of a share of CoBancorp Common Stock to be exchanged for FirstMerit Common Stock. The Per Share Value of the CoBancorp Common Stock is not necessarily indicative of what the market value per share of the FirstMerit Common Stock will be at the Effective Time.

                           AVERAGE CLOSING PRICE                                                 PER SHARE VALUE OF
                           OF FIRSTMERIT COMMON STOCK            EXCHANGE RATIO                   COBANCORP COMMON STOCK
                           MORE THAN $30.60                   $48.53 divided by                           $48.53
                                                              the Average Closing
                                                              Price
                           IF $30.60 TO $28.05
                           $30.60                                      1.586                              $48.53
                           $30.00                                      1.586                              $47.58
                           $29.00                                      1.586                              $45.99
                           $28.05                                      1.586                              $44.50

                           IF $28.04 TO $22.96
                           $28.04                                      1.587                              $44.50
                           $27.00                                      1.648                              $44.50
                           $26.00                                      1.711                              $44.50
                           $25.00                                      1.780                              $44.50
                           $24.00                                      1.854                              $44.50
                           $22.96                                      1.938                              $44.50

                           IF $22.95 TO $20.40
                           $22.95                                      1.939                              $44.50
                           $22.00                                      1.939                              $42.66
                           $21.00                                      1.939                              $40.72


                           20.40                                      1.939                              $39.55

                           LESS THAN $20.40                   $20.40 divided by                          $39.55(1)
                                                              the Average Closing
                                                              Price, multiplied by
                                                              1.939(1)

                           -----------------

                           (1) If the Average Closing Price of FirstMerit Common Stock is less than $20.40, the Exchange Ratio will be
                           1.939 unless CoBancorp elects to terminate the Merger Agreement. If CoBancorp makes such an election, FirstMerit has the right to fix the Per Share Value of the Stock Consideration at $39.55 by agreeing to an Exchange Ratio equal to $20.40 divided by the Average Closing Price multiplied by 1.939. If FirstMerit does so, CoBancorp may not terminate the Merger Agreement.

                           If the CoBancorp shareholders elect less than 30% or more than 49% of the Merger Consideration (as defined below) to be paid in cash, the Merger Agreement provides that CoBancorp shareholders will have certain of their elections allocated on a pro rata basis so that no less than 30% nor more than 49% of the aggregate "Market Value of the Merger Consideration" (the sum of (i) the product of the number of shares of FirstMerit Common Stock to be issued pursuant to the Merger and the Average Closing Price and (ii) the aggregate amount of cash payable pursuant to the Merger) will be paid in cash. See "TERMS OF MERGER -- Allocation."

ELECTION AND               Each CoBancorp shareholder may elect to receive only
ALLOCATION                 shares of  FirstMerit Common Stock in exchange for
PROCEDURES                 such holder's CoBancorp  Common Stock ("Stock
                           Election Shares"), to elect to receive only cash with respect to such holder's CoBancorp Common Stock
                           ("Cash Election Shares"), to elect to receive
                           FirstMerit Common Stock with respect to those shares of CoBancorp Common Stock designated by the holder as Stock Election Shares and cash with respect to the holder's remaining shares of CoBancorp Common Stock, or to indicate that such holder makes no election with respect to such holder's CoBancorp Common Stock
                           ("No Election Shares").

                           Twenty-five days prior to the anticipated consummation date for the Merger (or on such other date as FirstMerit and CoBancorp shall mutually agree), Boston EquiServe, which has been appointed by FirstMerit as the exchange agent (the "Exchange Agent" for the Merger), will mail to each CoBancorp shareholder who is a shareholder of record as of five business days prior to such mailing date, an election form (the "Election Form") to be used by each such shareholder to elect which of his shares of CoBancorp Common Stock shall be Stock Election Shares, Cash Election Shares or No Election Shares. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the CoBancorp shareholder and returned to the Exchange Agent by 5:00 P.M., Eastern Time, on the 20th day following the mailing date of the Election Form (or such other time and date as FirstMerit and CoBancorp may mutually agree) (the "Election Deadline"). FirstMerit and CoBancorp currently anticipate that the consummation time for the Merger (the "Effective Time") will occur on [________], 1998. Based on such anticipated Effective Time, the Exchange Agent would mail the Election Forms and the accompanying letters of transmittal on approximately [__________], 1998 to each CoBancorp shareholder who is a shareholder of record as of [________], 1998. In addition, based on such anticipated Effective Time, the Election Deadline would be 5:00 P.M., Eastern Time, on [_________], 1998.

                           Any shares of CoBancorp Common Stock with respect to which an effective, properly completed Election Form has not been submitted to the Exchange Agent by the Election

                           Deadline will be deemed to be No Election Shares. An Election Form will be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of CoBancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CoBancorp Common Stock represented by such Election Form shall become No Election Shares and FirstMerit will cause the certificates representing CoBancorp Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

                           The actual Merger Consideration that will be paid to each CoBancorp shareholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such shareholder pursuant to his Election Form in the event that the aggregate amount of cash payable pursuant to the Merger to satisfy all elections by the CoBancorp shareholders shall be less than 30% of the aggregate Market Value of the Merger Consideration (the "Minimum Cash Consideration Amount") or in excess of 49% of the aggregate Market Value of the Merger Consideration (the "Maximum Cash Consideration Amount").

                           In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is less than the Minimum Cash Consideration Amount, (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent shall select first from among the No Election Shares on a pro rata basis and then (if necessary) from among the Stock Election Shares on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") such that the aggregate amount of the Per Share Cash Consideration that will be payable pursuant to the Merger equals as closely as practicable the Minimum Cash Consideration Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and (iii) the No Election Shares and the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

                           In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is greater than the Maximum Cash Consideration Amount, (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive FirstMerit Common Stock, (ii) the Exchange Agent shall select from among the Cash Election Shares on a pro rata basis, a sufficient number shares ("Stock Designated Shares") such that the amount of cash that will be payable pursuant to the Merger equals as closely as practicable, but not in excess of, the Maximum Cash Consideration Amount, and all Stock Designated Shares shall be converted in the right to receive the Per Share Stock Consideration, and (iii) the Cash Election Shares which are not Stock Designated Shares shall be converted into the right to receive the Per Share Cash Consideration.

                           In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is at least equal to the Minimum Cash Consideration Amount and is no more than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

                           In connection with the allocation procedures described in the preceding paragraph, any CoBancorp shareholder who has acquired shares of CoBancorp Common Stock through the exercise of stock options, and who elects to receive FirstMerit Common Stock with respect to (all or a portion of) such shareholder's CoBancorp Common Stock, shall be entitled to the maximum amount of the Per Share Stock Consideration exchanged for the shareholder's Stock Election Shares being allocated to the shareholder's shares of CoBancorp Common Stock acquired through the exercise of stock options, with any required Per Share Cash Consideration being allocated first to shares of CoBancorp Common Stock acquired other than through the exercise of stock options, unless otherwise specifically elected by such shareholder.

                           NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN COBANCORP SHAREHOLDER WILL BE HONORED IN ITS ENTIRETY. THEREFORE, COBANCORP SHAREHOLDERS MAY NOT RECEIVE PRECISELY THE FORM OF CONSIDERATION REQUESTED. SEE "TERMS OF MERGER -- PROCEDURE FOR ELECTION OF CASH AND/OR FIRSTMERIT COMMON STOCK" AND "-- ALLOCATION." IN THE EVENT A HOLDER OF COBANCORP COMMON STOCK RECEIVES BOTH FIRSTMERIT COMMON STOCK AND CASH, THE RECEIPT OF CASH COULD BE SUBJECT TO TAX. SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                           IF THE EXCHANGE AGENT FAILS TO RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM BY THE ELECTION DEADLINE, YOUR SHARES WILL BE DEEMED NO ELECTION SHARES AND YOU WILL RECEIVE THE MERGER CONSIDERATION DETERMINED IN ACCORDANCE WITH THE ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER "TERMS OF MERGER -- ALLOCATION." THEREFORE, IT IS IMPORTANT THAT THE EXCHANGE AGENT RECEIVES YOUR ELECTION FORM BY THE ELECTION DEADLINE.

                           THE MARKET PRICE OF THE FIRSTMERIT COMMON STOCK WILL LIKELY FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT AND THE EFFECTIVE TIME. FLUCTUATIONS IN THE MARKET PRICE OF FIRSTMERIT COMMON STOCK WILL RESULT IN AN INCREASE OR DECREASE IN THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED BY COBANCORP SHAREHOLDERS WHO ELECT TO RECEIVE FIRSTMERIT COMMON STOCK. COBANCORP SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIRSTMERIT COMMON STOCK PRIOR TO MAKING AN ELECTION.

VALUE OF THE               If the Merger had been consummated on [____________],
MERGER                     1998, based on the closing sale  price of FirstMerit
                           Common Stock as reported on Nasdaq/NMS on that date, the market value for a share of CoBancorp Common
                           Stock would have been $[_____]. The approximate market value of the total Merger Consideration as of such date would have equaled $[___] million, assuming
                           30% of the Merger Consideration would be paid in cash at $44.50 per share.

EFFECTIVE TIME             The Merger will be consummated after the adoption of
                           the Merger Agreement by the requisite vote of the CoBancorp shareholders, the receipt of the necessary regulatory approvals, the satisfaction or waiver of all other conditions to the consummation of the Merger specified by the Merger Agreement. See "TERMS
                           OF MERGER -- Effective Time," "Conditions to the
                           Merger," and "Regulatory Approvals." It is currently anticipated that the Merger will be consummated during the second quarter of 1998.

TAX AND                    The Merger is intended to qualify as a reorganization
ACCOUNTING                 under Section 368(a)(1) of the Internal Revenue Code
TREATMENT                  of 1986, as amended (the "Code"). FirstMerit's legal
                           counsel has delivered an opinion, based upon certain customary assumptions and representations, and assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made or to be made by FirstMerit and CoBancorp, that the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by FirstMerit, CoBancorp or the CoBancorp shareholders who exchange their shares of CoBancorp Common Stock solely for shares of FirstMerit Common Stock in the Merger. CoBancorp shareholders who, however, receive cash in exchange for CoBancorp

                           Common Stock (whether in lieu of fractional shares, in exercising dissenters' rights, or for Cash Election Shares in respect of some or all of their CoBancorp Common Stock) will recognize taxable income to the extent of cash received.

                           No ruling has been or will be requested from the Internal Revenue Service ("IRS") with respect to the federal income tax consequences of the Merger. The opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS or a court (if a matter is litigated), will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge if made (whether or not it is litigated), will not be successful.

                           IT IS IMPORTANT THAT EACH SHAREHOLDER OF COBANCORP CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

                           For a more complete description of the federal income tax consequences, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "ACCOUNTING TREATMENT OF MERGER." The transaction will be accounted for as a purchase transaction under generally accepted accounting principles. See "ACCOUNTING TREATMENT OF MERGER."

CONDITIONS                 Consummation of the Merger is conditioned upon the
                           adoption of the Merger Agreement by the requisite vote of the CoBancorp shareholders, the receipt of all necessary approvals of the Merger from government regulatory agencies, the absence of a material adverse change in the consolidated financial condition, results of operations, or business of FirstMerit or CoBancorp, the truth and accuracy of the representations and warranties of each party as set forth in the Merger Agreement, the performance of obligations by each party, and certain other customary conditions. See "TERMS OF MERGER --
                           Conditions to Merger" and "-- Regulatory Approvals."

RIGHT OF                   In addition to those conditions discussed above,
COBANCORP TO               CoBancorp may terminate the Merger  Agreement if the
TERMINATE                  Average Closing Price of FirstMerit Common Stock for
                           the pricing period is less than $20.40. If CoBancorp elects to terminate the Merger Agreement, FirstMerit has a right to fix the Per Share Value at $39.55 by agreeing to an Exchange Ratio equal to $20.40 divided by the Average Closing Price multiplied by 1.939. If
                           FirstMerit does so, CoBancorp may not then terminate the Merger Agreement. See "TERMS OF MERGER --
                           Conversion of CoBancorp Common Stock."

NO SOLICITATION            CoBancorp has agreed, subject to certain fiduciary
                           obligations of its Board of Directors, that neither it nor any of its subsidiaries will solicit or initiate any discussions or offers from any person to acquire CoBancorp or any of its subsidiaries or any material amount of its assets or any of its equity securities. See "TERMS OF MERGER -- Conduct of
                           CoBancorp's Business Pending the Merger."

COBANCORP STOCK            In connection with the execution of the Merger
PURCHASE OPTION            Agreement, CoBancorp has granted FirstMerit an
                           option to purchase shares of CoBancorp Common Stock under certain circumstances set forth in the Stock
                           Purchase Option dated November 3, 1997 between
                           CoBancorp and FirstMerit (the "CoBancorp Stock
                           Option" or "Option"). The CoBancorp Stock Option provides FirstMerit an option to purchase up to 19.9% of the outstanding shares of CoBancorp's Common Stock
                           (without giving effect to any shares subject to or issued pursuant to the Stock Purchase Option) at $40 per share, subject to certain adjustments. The
                           Option is
                           exercisable only upon the occurrence of certain events, all as set forth in the CoBancorp Stock
                           Option. None of such events has occurred as of the date hereof. CoBancorp granted the Option as a condition of and in consideration for FirstMerit's entering into the Merger Agreement. The CoBancorp
                           Stock Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the CoBancorp Stock Option may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring
                           CoBancorp (or a significant interest in CoBancorp) from considering or proposing such an acquisition, even if such person were prepared to pay a higher price per share for CoBancorp Common Stock than the price per share implicit in the Merger Consideration.
                           In the event FirstMerit acquires shares pursuant to the CoBancorp Stock Option, it would vote those shares in the election of CoBancorp directors and other matters requiring a shareholder vote, thereby potentially having a material impact on the outcome of such matters. See "TERMS OF MERGER -- CoBancorp
                           Stock Purchase Option."

REASONS FOR MERGER

         FIRSTMERIT. After careful review and consideration, FirstMerit's Board of Directors approved the terms of the Merger. The Merger with CoBancorp represents the continued realization of FirstMerit's long-standing philosophy of acquiring retail-oriented financial institutions with dominant market share for continued customer growth. The Merger also represents a continuation of FirstMerit's acquisition strategy of combining with banking institutions in Ohio and contiguous states where FirstMerit already has or intends to obtain a significant market position. The expansion of FirstMerit's existing operations in its major northern Ohio market resulting from the Merger will provide both stronger market positions and opportunities to achieve efficiencies for the combined operations in that market. FirstMerit will draw on its experience with previous acquisitions in seeking to achieve an effective consolidation of CoBancorp's operations with those of FirstMerit. See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for Merger -- FirstMerit."

         COBANCORP. The Board of Directors of CoBancorp believes that the Merger is in the best interest of CoBancorp and its shareholders. In the course of reaching its determination to approve the Merger and recommend the adoption of the Merger Agreement to shareholders of CoBancorp, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including (i) the Merger Consideration to be received, (ii) the other terms of the Merger Agreement and (iii) the fairness opinion of CoBancorp's financial advisor. See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for Merger -- CoBancorp," "-- Opinion of CoBancorp's Financial Advisor" and "-- Recommendation of CoBancorp's Board of Directors."


OPINION OF COBANCORP'S FINANCIAL ADVISOR

         Hovde Financial, Inc. ("Hovde") has delivered its written opinion to CoBancorp's Board of Directors to the effect that, as of the date the Merger Agreement was signed, the Merger Consideration was fair, from a financial point of view, to the holders of CoBancorp Common Stock. A copy of the opinion of Hovde is attached hereto as Appendix B. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made and matters considered by Hovde, and the limitations of the opinion. See also "BACKGROUND OF AND REASONS FOR MERGER -- Opinion of CoBancorp's Financial Advisor."

RECOMMENDATION OF DIRECTORS

         The Board of Directors of FirstMerit has unanimously approved the Merger Agreement. The Board of Directors of CoBancorp has also unanimously approved the Merger Agreement and recommends the adoption of the Merger Agreement by the CoBancorp shareholders. See "BACKGROUND OF AND REASONS FOR MERGER -- Recommendation of CoBancorp's Board of Directors."

    ACCORDINGLY, COBANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
     COBANCORP SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

COBANCORP SPECIAL MEETING


MEETING DATE, TIME AND                  The CoBancorp Special Meeting will be
PLACE                                   held on [__________], 1998, at 10:00
                                        A.M. (local time). The CoBancorp Special
                                        Meeting will be held at the Lorain
                                        County Community College, Spitzer
                                        Conferencing Center, 1005 North Abbe
                                        Road, Elyria, Ohio 44035. This
                                        Prospectus and Proxy Statement is being
                                        furnished to the holders of CoBancorp
                                        Common Stock in connection with the
                                        solicitation of proxies by the Board of
                                        Directors of CoBancorp for use at the
                                        CoBancorp Special Meeting and any
                                        adjournments or postponements thereof.

PURPOSE OF MEETING                      The purpose of the CoBancorp Special
                                        Meeting is to vote on the adoption of
                                        the Merger Agreement. See "SPECIAL
                                        MEETING OF COBANCORP SHAREHOLDERS --
                                        Purpose of Meeting."

SHARES ENTITLED TO VOTE                 Shares of CoBancorp Common Stock
                                        are the only shares entitled to be voted at the CoBancorp Special Meeting.

REQUIRED VOTES TO ADOPT                 The affirmative vote of a majority of
PROPOSAL                                the holders of the outstanding shares of
                                        CoBancorp Common Stock is required to
                                        adopt the Merger Agreement at the
                                        CoBancorp Special Meeting.


                                        Approval under the Ohio Control Share
                                        Act ("Acquisition Act") requires the
                                        favorable vote of a majority of the
                                        shares entitled to vote in the election
                                        of directors, as well as a majority
                                        vote of such shares excluding any
                                        shares held by interested shareholders,
                                        which are defined to include
                                        FirstMerit, any corporate officer of
                                        CoBancorp and any employee of CoBancorp
                                        who is also a director of CoBancorp. In
                                        addition, "interested shares" are
                                        defined to include those acquired by
                                        any person (i) after the first date of
                                        public disclosure (November 3, 1997) of
                                        the Merger and prior to the date of the
                                        CoBancorp Special Meeting, provided
                                        such person has paid over $250,000 for
                                        such purchased shares or such purchased
                                        shares represent greater than .05% of
                                        the outstanding shares of CoBancorp,
                                        and (ii) that transfers such shares for
                                        valuable consideration after the record
                                        date established by the directors, if
                                        accompanied by the voting power.

SHARES OUTSTANDING AND                  [___________], 1998 is the record date
RECORD DATE                             for the CoBancorp Special Meeting
                                        ("CoBancorp Record Date"). On such date, there were [__________] shares of
                                        CoBancorp Common Stock outstanding. Only
                                        CoBancorp shareholders of record as of
                                        such date are entitled to notice of, and to vote at, the CoBancorp Special
                                        Meeting.

SHARES OWNED BY DIRECTORS,              As of [___________], 1998, CoBancorp's
OFFICERS AND AFFILIATES OF              directors and executive officers
COBANCORP                               and their affiliates beneficially owned
                                        [_________] shares of CoBancorp Common
                                        Stock (excluding any shares that may be
                                        acquired by the exercise of outstanding
                                        options to acquire CoBancorp Common
                                        Stock), which represented [____%] of the outstanding shares of CoBancorp Common
                                        Stock entitled to vote at the CoBancorp
                                        Special Meeting. As of [_________,]
                                        1998, FirstMerit owned no shares of
                                        CoBancorp Common Stock. See "SPECIAL
                                        MEETING OF COBANCORP SHAREHOLDERS --
                                        Vote Required."

DISSENTERS' RIGHTS                      Any shareholder of CoBancorp who does
                                        not vote in favor of the approval of the Merger Agreement and who delivers a written demand for appraisal of such shareholder's shares in the manner provided by Section 1701.85 of the Ohio
                                        Revised Code("ORC")(a copy of which is
                                        attached hereto as Appendix C), shall be entitled, if and when the Merger becomes effective, and upon strict compliance with the procedures set forth in Section
                                        1701.85, to receive the fair cash value
                                        of the CoBancorp Common Stock. See
                                        "RIGHTS OF DISSENTING SHAREHOLDERS."

INTERESTS OF CERTAIN PERSONS IN MERGER

         John R. Cochran, the President and Chief Executive Officer of FirstMerit, will continue as the President and Chief Executive Officer of FirstMerit, as the surviving corporation. The persons currently serving as directors of FirstMerit will continue to serve on the Board of Directors of the surviving entity. Promptly after the Merger, an individual recommended by the CoBancorp Board of Directors and approved by the FirstMerit Board of Directors, will be appointed as a member of the Board of Directors of FirstMerit. After the Merger, the persons currently serving on the Board of Directors of PREMIERBank will be appointed as members of the Community Bank Board of FirstMerit Bank - Elyria Region, and the persons currently serving on the Board of Directors of Jefferson Savings Bank will be appointed as members of the Community Bank Board of FirstMerit Bank - Columbus Region.

         Certain of the executive officers of CoBancorp ("CoBancorp Officers"), some of whom also serve as directors of CoBancorp and/or its subsidiaries, have interests in the Merger as a result of employment and severance agreements which they entered into with CoBancorp or one of its subsidiaries (the "Severance Agreements"). These Severance Agreements contain provisions for severance which are triggered upon a termination of employment of such CoBancorp Officer in connection with or after a "change of control" of CoBancorp. FirstMerit has agreed that CoBancorp will pay the financial obligations under the Severance Agreements as of the Effective Time. The maximum aggregate value of the cash compensation under the Severance Agreements for the three CoBancorp Officers who have Severance Agreements is approximately $1.68 million. This value was determined based on the assumption that all such CoBancorp Officers' employment would be terminated and that they would be entitled to the payment as of the Effective Time.

         As of December 31, 1997, the total number of options the CoBancorp Officers currently hold, are currently exercisable and the weighted average exercise price per option, are as follows: 107,341, 107,341 and $16.16. Any options held as of the Effective Time which have not been exercised, will be converted to a cash payment equal to the difference between the exercise price of the option and $44.50.

         FirstMerit has also agreed for a period of six years to honor the terms of the indemnification provisions of CoBancorp's or its subsidiaries Code of Regulations or bylaws currently applicable for their officers, directors and employees of CoBancorp for matters occurring prior to the Effective Time. See "TERMS OF MERGER -- Interests of Certain Persons in Merger."

COMPARISON OF RIGHTS OF HOLDERS OF FIRSTMERIT COMMON STOCK AND COBANCORP COMMON STOCK

         The rights of the holders of CoBancorp Common Stock are governed by the Ohio General Corporation Law ("OGCL"), CoBancorp's Articles of Incorporation ("CoBancorp's Articles") and CoBancorp's Code of Regulations ("CoBancorp's Regulations"). At the Effective Time, CoBancorp's shareholders (except holders who receive only cash payments or perfect dissenters' rights) will become FirstMerit shareholders and their rights will be governed thereafter by OGCL and by FirstMerit's Amended and Restated Articles of Incorporation ("FirstMerit Articles"), its Code of Regulations, as amended ("FirstMerit Regulations"), and the FirstMerit Shareholders Rights Agreement dated October 21, 1993, as amended and restated on July 18, 1996 ("FirstMerit Rights Agreement").

         The rights of a holder of CoBancorp Common Stock are similar in most respects to the rights of a holder of FirstMerit Common Stock. FirstMerit Common Stock has associated rights which trade with the FirstMerit Common Stock, which arise pursuant to the terms of the FirstMerit Rights Agreement. Each share of FirstMerit Common Stock issued to shareholders of CoBancorp in the Merger represents an interest in the FirstMerit Rights Agreement. The rights provide a shareholder of FirstMerit with the ability to acquire shares of capital stock of FirstMerit in the event of an attempted "takeover" of FirstMerit. The rights are not currently exercisable. All references to the FirstMerit Common Stock in this

Prospectus and Proxy Statement include the associated rights ("Rights"). See "COMPARISON OF FIRSTMERIT AND COBANCORP CAPITAL STOCK."

MARKET PRICES FOR FIRSTMERIT AND COBANCORP COMMON STOCK

         FirstMerit Common Stock and CoBancorp Common Stock are included for quotation on Nasdaq/NMS, under the symbols "FMER" and "COBI," respectively. As of [_________], 1998, the CoBancorp Record Date, there were [_________] shares of FirstMerit Common Stock outstanding and held by approximately [_______] holders of record, and [_________] shares of CoBancorp Common Stock outstanding and held by approximately [_______] holders of record.




         The information presented in the table below sets forth the last sale prices as reported on Nasdaq/NMS for FirstMerit Common Stock and CoBancorp Common Stock on October 31, 1997 (the last trading date preceding the public announcement of the Merger Agreement). In addition, the table indicates the last sale prices as reported on Nasdaq/NMS for FirstMerit Common Stock and CoBancorp Common Stock on [__________], 1998, the most recent practicable date prior to the mailing of the Prospectus and Proxy Statement. The "Equivalent Value Per Share" is calculated by multiplying the last sale price of FirstMerit Common Stock on such dates by an Exchange Ratio of 1.745.

                     FIRSTMERIT            COBANCORP         EQUIVALENT
                       COMMON                COMMON            VALUE
                       STOCK                 STOCK          PER SHARE
                     ----------            ---------        ---------
October 31, 1997     $  25.50               $40.25           $44.50
[_________], 1998    $[_____]               $[____]          $[____]

         For additional information regarding the market prices and dividends paid on the FirstMerit Common Stock and CoBancorp Common Stock during 1996, 1997 and 1998, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices;" and "-- Dividends."

NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SHARES OF FIRSTMERIT COMMON STOCK IF AND WHEN THE MERGER IS CONSUMMATED, OR WHEN THE SHARES OF FIRSTMERIT COMMON STOCK ARE ACTUALLY DELIVERED.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows unaudited comparative per share data for FirstMerit and CoBancorp on a historical basis, and pro forma combined comparative per share data for FirstMerit and CoBancorp giving effect to the Merger. The Merger is a business combination accounted for under the purchase method of accounting.

                                                                   Historical
                                                                   ----------
                                                          FirstMerit          CoBancorp            Pro Forma
                                                         Corporation           Inc.                Combined     Notes
                                                        --------------------------------           --------------------
Book value per share:
   September 30, 1997                                       $8.38             $16.82                $9.47        1


   December 31, 1996                                        $8.20             $15.82

Cash dividends per share:
   Nine months ended September 30, 1997                     $0.45              $0.53                $0.45        2
   Year ended December 31, 1996                             $0.54              $0.63                $0.54

Net income per share:
   Nine months ended September 30, 1997                     $1.01              $1.24                $0.95        3
   Year ended December 31, 1996                             $1.09              $2.07                $1.04


NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA:

(1) The information presented is based on the combined shareholders' equity of FirstMerit and CoBancorp, including the effect of pro forma combined adjustments. The pro forma combined adjusted amounts are divided by the number of shares of FirstMerit Common Stock outstanding for the period indicated plus the pro forma number of shares of FirstMerit Common Stock assumed to be issued as a result of the Merger.

(2) The pro forma dividends per share is assumed to be the same as FirstMerit's historical cash dividends per share.

(3) The net income per share amounts reflected herein are not necessarily indicative of the amounts which will be achieved by the combined company when the Merger is consummated.

         The Comparative Unaudited Per Share Data should be read in conjunction with the historical consolidated financial statements of FirstMerit and CoBancorp and related notes thereto, which are incorporated by reference herein, and the unaudited pro forma financial data included herein. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" for a description of the assumptions and adjustments used in preparing the unaudited pro forma financial data. The comparative unaudited per share data has been included for comparative purposes only and does not purport to be indicative of the results of operations that actually would have been obtained by the combined company if the Merger had been effected on the dates indicated or of those results that may be obtained by the combined company in the future.

                                  INTRODUCTION

         This Prospectus and Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CoBancorp for use at the CoBancorp Special Meeting. This Prospectus and Proxy Statement also serves as a Prospectus for the issuance of FirstMerit Common Stock at the Effective Time. This Prospectus and Proxy Statement is being mailed to shareholders of CoBancorp commencing on or about [__________], 1998.

ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT RELATING TO FIRSTMERIT HAS BEEN FURNISHED BY FIRSTMERIT, AND ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT RELATING TO COBANCORP HAS BEEN FURNISHED BY COBANCORP. THE PARTY FURNISHING ANY SUCH INFORMATION IS RESPONSIBLE FOR THE ACCURACY THEREOF.


                           ACQUIRING PERSON STATEMENT

         Consummation of the proposed Merger of CoBancorp with and into FirstMerit in accordance with the terms of the Merger Agreement requires compliance with the Acquisition Act. The Acquisition Act requires the advance approval of the shareholders of an "Issuing Public Corporation" prior to the purchase of a controlling interest in such corporation. CoBancorp is an Issuing Public Corporation within the meaning of the Acquisition Act and therefore the transactions contemplated by the Merger Agreement must be approved under the Acquisition Act. A vote "for" the Merger will also constitute an affirmative vote to approve the acquisition of 100% of the outstanding shares of CoBancorp Common Stock by FirstMerit as required by the Acquisition Act.

         Presented below is FirstMerit's Acquiring Person Statement as required by the Acquisition Act. FirstMerit submitted its Acquiring Person Statement to CoBancorp on the date this Prospectus and Proxy Statement was first mailed to CoBancorp shareholders. Approval under the Acquisition Act requires the favorable vote of a majority of the shares entitled to vote in the election of directors as well as a majority vote of such shares excluding any shares held by interested shareholders, which are defined to include FirstMerit, any corporate officer of CoBancorp and any employee of CoBancorp who is also a director of CoBancorp. In addition "interested shares" are defined to include those acquired by any person after the first date of public disclosure (November 3, 1997) of the Merger and prior to the date of the Special Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the Issuing Public Corporation. As of the CoBancorp Record Date, FirstMerit owned no shares of CoBancorp Common Stock. Officers and employees of CoBancorp who are interested shareholders within the meaning of the Acquisition Act own [________] shares of CoBancorp Common Stock. Neither CoBancorp nor FirstMerit are aware of any other shares of CoBancorp Common Stock which could be considered as held by an interested shareholder as defined by the Acquisition Act. Therefore approval of the proposed acquisition of a controlling interest in CoBancorp by FirstMerit under the provisions of the Acquisition Act requires the affirmative vote of [_________] shares of CoBancorp Common Stock which represents a majority of the shares entitled to vote in the election of directors and [_________] shares of CoBancorp Common Stock in connection with the vote which excludes interested shares, as defined by the Acquisition Act.

         FirstMerit's Acquiring Person Statement under the Ohio Control Share Acquisition Act is as follows:

          1. The identity of the Acquiring Person is FirstMerit Corporation, Akron, Ohio.

          2. This Statement is given pursuant to ORC Section 1701.831(B).

          3. FirstMerit owns no shares of CoBancorp Common Stock.

          4. If the proposed Merger is consummated, FirstMerit will acquire 100% of the voting power of CoBancorp Common Stock.

         5. FirstMerit proposes to acquire CoBancorp in a merger transaction pursuant to and in accordance with the provisions of ORC Section 1701.78 and the Merger Agreement. The Merger Agreement is incorporated into this Acquiring Person Statement as if fully restated herein.

         The proposed control share acquisition, if consummated, will not be contrary to law. The Prospectus and Proxy Statement in which this Acquiring Person Statement appears sets forth the facts upon which the forgoing statement is based and is incorporated by reference into this Acquiring Person Statement as if fully restated herein.


                    SPECIAL MEETING OF COBANCORP SHAREHOLDERS

DATE, TIME AND PLACE

         The CoBancorp Special Meeting will be held on [__________], 1998, commencing at 10 A.M. (local time), at the Lorain County Community College, Spitzer Conferencing Center, 1005 North Abbe Road, Elyria, Ohio 44035.

PURPOSE OF MEETING

         The purpose of the CoBancorp Special Meeting is to consider and vote upon the adoption of the Merger Agreement and the approval of the acquisition of the shares of CoBancorp Common Stock under the Acquisition Act.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The CoBancorp Record Date for the determination of holders of shares of CoBancorp Common Stock entitled to notice of and to vote at the CoBancorp Special Meeting has been fixed by the Board of Directors of CoBancorp as of the close of business on [_________,] 1998. As of the CoBancorp Record Date, there were approximately [__________] shares of CoBancorp Common Stock issued and outstanding, held by approximately [_____] shareholders of record. Holders of record of CoBancorp Common Stock on the CoBancorp Record Date are entitled to one vote per share and are entitled to exercise dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of CoBancorp Common Stock outstanding on the CoBancorp Record Date is required to adopt the Merger Agreement, being [__________] shares of CoBancorp Common Stock. Approval under the Acquisition Act requires the favorable vote of a majority of the shares entitled to vote in the election of directors as of the CoBancorp Record Date, as well as a majority vote of such shares excluding any shares held by interested shareholders, which are defined to include FirstMerit, any corporate officer of CoBancorp and any employee of CoBancorp who is also a director of CoBancorp. In addition "Interested Shares" are defined to include those acquired by any person (i) after the first date of public disclosure (November 3, 1997) of the Merger and prior to the date of the CoBancorp Special Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the Issuing Public Corporation, and (ii) that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power in form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

         As of the CoBancorp Record Date, FirstMerit owned no shares of CoBancorp Common Stock. Officers and employees of CoBancorp who are interested shareholders within the meaning of the Acquisition Act own [________] shares of CoBancorp Common Stock. Neither CoBancorp nor FirstMerit are aware of any other shares of CoBancorp Common Stock which could be considered as held by an interested shareholder as defined by the Acquisition Act. Therefore approval of the proposed acquisition of a controlling interest in CoBancorp by FirstMerit under the provisions of the Acquisition Act requires the affirmative vote of [_________] shares of CoBancorp Common Stock which represents a majority of the shares entitled to vote in the election of directors and [_________] shares of CoBancorp Common Stock in connection with the vote which excludes Interested Shares, as defined by the Acquisition Act.

VOTING; SOLICITATION AND REVOCATION OF PROXIES

         The enclosed CoBancorp proxy card is solicited on behalf of the CoBancorp Board and may be used by CoBancorp shareholders to vote at the CoBancorp Special Meeting. CoBancorp shareholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying postage prepaid envelope. The proxy may be revoked at any time prior to the voting thereof by giving notice in writing to the Secretary of CoBancorp of the revocation, by filing with the Secretary another proxy card duly executed and bearing a later date, or by giving written notice of the proxy revocation at the CoBancorp Special Meeting. Shares represented by valid proxies will be voted at the CoBancorp Special Meeting in accordance with the instructions noted thereon, but in the absence of such instructions, will be voted in favor of the adoption of the Merger Agreement and approval under the Acquisition Act.

         In addition to solicitation by mail, directors, officers and employees of CoBancorp, who will not be specifically compensated for such services, may solicit proxies from the stockholders of CoBancorp, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, CoBancorp has engaged Regan & Associates, Inc. ("Regan") to assist CoBancorp in distributing proxy materials and contacting record and beneficial owners of CoBancorp Common Stock. CoBancorp has agreed to pay Regan approximately $4,000 plus out-of-pocket expenses for its services to be rendered on behalf of CoBancorp.

QUORUM; BROKER NON-VOTES

         The required quorum for the transaction of business at the CoBancorp Special Meeting is a majority of the shares of CoBancorp Common Stock, issued and outstanding on the CoBancorp Record Date, which must be present in person or represented by proxy at the CoBancorp Special Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum at the CoBancorp Special Meeting but will not be voted. Because the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CoBancorp Common Stock, and under the Acquisition Act requires the favorable vote of a majority of the shares entitled to vote in the election of directors, as well as a majority vote of such shares excluding any Interested Shares, abstentions and broker non-votes will have the same effect as votes against the adoption of the Merger Agreement and approval under the Acquisition Act.

         If a quorum is not obtained, or if fewer shares of CoBancorp Common Stock than the number required therefor are voted in favor of the adoption of the Merger Agreement and approval under the Acquisition Act, the CoBancorp Special Meeting may be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the CoBancorp Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the CoBancorp Special Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

                      BACKGROUND OF AND REASONS FOR MERGER

REASONS FOR MERGER -- FIRSTMERIT

         After careful review and consideration, FirstMerit's Board of Directors approved the terms of the Merger. The Merger with CoBancorp represents the continued realization of FirstMerit's long-standing philosophy of acquiring retail oriented financial institutions with dominant market share for continued customer growth. The Merger will expand FirstMerit's existing banking operations in its major Northern Ohio markets, providing both stronger market positions and opportunities to achieve efficiencies for the combined operations in those markets.

         In approving the Merger, FirstMerit's Board of Directors reviewed a number of factors, including certain risks of the Merger, with a view to increasing shareholder value in the intermediate and long term. These factors included the analysis and advice of FirstMerit's management and outside advisors on the due diligence review of CoBancorp and their analysis and advice on the financial and strategic implications of the Merger. Some of the significant strategic matters considered by FirstMerit's Board of Directors and management included the analysis and advice that the Merger will result in (a) anticipated cost savings attributable to consolidation of operations, increased efficiencies, economies of scale, and related factors, (b) improved positions in FirstMerit's major markets, and (c) a combined entity with increased financial resources. Certain risks of the Merger considered by FirstMerit's Board and senior management included CoBancorp's loan quality, litigation, regulatory, and other legal contingencies, the uncertainties inherent in any combination of two companies, and the effort that would be necessary to achieve the anticipated cost savings and enhanced revenues. FirstMerit believes that its prior successful experience in effecting mergers will assist it in achieving the anticipated cost savings and enhanced revenues.

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the FirstMerit Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

         During the review process, FirstMerit's senior management believed it could achieve cost reductions over time through consolidating the operations of CoBancorp, especially where those operations will overlap or become redundant, and by achieving greater efficiencies. See "TERMS OF MERGER -- Conduct of CoBancorp's Business Pending the Merger." The cost reductions are expected to result from consolidation of certain facilities, elimination of duplicate data processing and other corporate overhead, and consolidation of other operations. While FirstMerit believes that these anticipated cost reductions are realistic and achievable, no assurance can be given that the cost reductions, in fact, will be achieved, or will be achieved within the time frame planned by FirstMerit, or that any cost savings which are achieved will not be offset by declining revenues or other charges to earnings. In the event that such cost reductions are not achieved, or are not achieved within the time frame planned by FirstMerit, there would be a reduction in FirstMerit's anticipated earnings on a combined basis after the Merger.

BACKGROUND OF MERGER -- COBANCORP

         From time to time, CoBancorp has reviewed its strategic alternatives. In August 1997 CoBancorp held its corporate planning retreat and invited Hovde to participate for the purpose of providing advice with respect to the strategic alternatives available to CoBancorp. At the direction of CoBancorp, Hovde collected data including contacting several institutions on a blind basis to ascertain their potential interest in an acquisition transaction of a company possessing the characteristics of CoBancorp in order to analyze, among other things, the opportunities and risks associated with CoBancorp pursuing a course of independence and CoBancorp affiliating with another financial institution.


         On September 15, 1997, Hovde presented the results of its analysis to the CoBancorp Board. Such results indicated that a sale of CoBancorp would most likely provide the greatest return to shareholders. As a result, the CoBancorp Board authorized management to engage Hovde to explore a sale of CoBancorp.

         Initially, a number of the financial institutions contacted by Hovde upon advice and at the direction of CoBancorp, including FirstMerit, expressed a potential interest in a possible transaction with an institution meeting CoBancorp's profile. In connection therewith, these institutions entered into confidentiality agreements with CoBancorp pursuant to which CoBancorp provided selected confidential and publicly available information. In the ensuing weeks, Hovde engaged in preliminary discussions with management of these institutions including FirstMerit. Based upon these discussions,

CoBancorp received varying levels of general indications of interest from these institutions (including FirstMerit), which indications consisted variously of, among other things, preliminary ranges of value placed on CoBancorp Common Stock, proposed transaction structures, and the amount and type of additional due diligence which would be necessary. Thereafter, CoBancorp and Hovde provided more detailed information to those two institutions (including FirstMerit) which indicated the greatest interest in pursuing an acquisition of CoBancorp and had meetings between representatives of Hovde and those institutions during which, among other things, the preliminary indications of interest were discussed. Subsequently, FirstMerit presented a formal indication of interest to CoBancorp which addressed CoBancorp's desired pricing level and structure.

         On October 20, 1997, the CoBancorp Board met with Hovde to assess and consider, among other things, the preliminary indication of interest provided by FirstMerit and the time frame within which FirstMerit was prepared to act. As a result of the discussions, the CoBancorp Board authorized management of CoBancorp and Hovde to continue its discussion with FirstMerit and conduct further due diligence on FirstMerit and to pursue active negotiations with FirstMerit and its advisors concerning the terms of a definitive agreement, based principally on the fact that (i) FirstMerit's operating and balance sheet management policies were consistent with those of CoBancorp, which fact was expected to facilitate the integration of CoBancorp's and FirstMerit's operations, (ii) FirstMerit, based on the in-market nature of a combination with CoBancorp and the actual performance of FirstMerit's shares relative to other institutions during relevant periods, appeared to be more willing and more likely to offer an exchange ratio which would yield a higher value on a then current trading basis than was likely to be offered by the other potential bidders, and (iii) the value likely obtainable from FirstMerit exceeded the range of stand-alone values that Hovde had estimated for CoBancorp.

         During the ensuing time period, CoBancorp and FirstMerit and their respective financial and legal advisors engaged intermittently in negotiations concerning the terms of a transaction and each institution performed due diligence on the other.

         The CoBancorp Board met in person on October 31, 1997 and telephonically on November 1 and November 2, 1997 to consider the terms so negotiated. Following presentations by Hovde and CoBancorp's legal advisor, including summaries of financial and valuation analyses, Hovde's fairness opinion, the terms of the proposed acquisition (which were finalized on November 2, 1997), regulatory matters and the due diligence findings of CoBancorp's management and advisors, the CoBancorp Board voted unanimously to authorize the execution of the Merger Agreement and related CoBancorp Stock Option for the reasons described below (see "-- Reasons for Merger--CoBancorp").

REASONS FOR MERGER -- COBANCORP

         The CoBancorp Board believes that the Merger is fair to, and in the best interests of, CoBancorp's shareholders. Accordingly, the CoBancorp Board has unanimously approved the Merger Agreement and recommends that CoBancorp's shareholders vote FOR the approval and adoption of the Merger Agreement.

         In reaching its determination that the Merger is fair to, and in the best interests of, CoBancorp and its shareholders, the CoBancorp Board considered a number of factors, including, without limitation, the following:

         (a) the CoBancorp Board's familiarity with and review of CoBancorp's business, operations, financial condition, earnings and prospects;

         (b) the current and prospective economic environment and competitive constraints facing financial institutions, including CoBancorp;

         (c) the CoBancorp Board's review, based in part on presentations by Hovde and CoBancorp's due diligence review of FirstMerit, of the business, operations, financial condition, earnings and prospects of FirstMerit on both a historical and a prospective basis, and the increased market presence, economies of scale, cost savings opportunities and enhanced opportunities for growth made possible by the Merger;

         (d) the opinion of Hovde that, as of November 2, 1997, the Merger Consideration to be paid by FirstMerit pursuant to the Merger Agreement was fair, from a financial point of view, to the shareholders of CoBancorp;

         (e) the CoBancorp Board's review of the alternative of continuing to remain independent. In this regard, the CoBancorp Board considered, based in part on analyses of Hovde, the range of possible values to CoBancorp shareholders that could potentially be obtained as an independent entity given the earnings projections developed by management working in conjunction with Hovde. The range of values indicated for the stand-alone analysis were below the range of values implied by the recent stock price trading range of FirstMerit multiplied by the range of Exchange Ratios. In this regard, the CoBancorp Board was aware of certain risks of remaining independent, including, among other things, the limited potential to engage in acquisitions which could further enhance shareholder value and the costs and operational risks associated with additional technology enhancements which would be necessary in order for CoBancorp to maintain its competitiveness;

         (f) the CoBancorp Board's evaluation of the risks associated with the Merger, including, among others, the risks associated with obtaining all necessary authorizations, consents, orders or approvals of the financial regulatory agencies which are necessary for the consummation of the Merger; and

         (g) the terms of the Merger Agreement, the CoBancorp Stock Option and the other documents executed in connection with the Merger.

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the CoBancorp Board did not find it practicable to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its determination.

OPINION OF COBANCORP'S FINANCIAL ADVISOR

         CoBancorp has retained Hovde to act as its financial advisor in connection with the Merger. Hovde has rendered its written opinion to CoBancorp ("the Hovde Opinion"), dated November 2, 1997, to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, and as of the date of such opinion, the Merger Consideration to be paid by FirstMerit was fair to the shareholders of CoBancorp.

         The full text of the Hovde Opinion, which sets forth, among other things, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Appendix B. CoBancorp shareholders are urged to read the Hovde Opinion in its entirety. The Hovde Opinion, which was directed to the CoBancorp Board, addresses only the fairness to the holders of CoBancorp Common Stock, from a financial point of view, of the consideration to be paid by FirstMerit for the CoBancorp Common Stock pursuant to the Merger Agreement, and does not constitute a recommendation to any CoBancorp shareholder as to how such shareholder should vote. The Hovde Opinion was rendered to the CoBancorp Board for its consideration in determining whether to approve the Merger Agreement. The following summary of the Hovde Opinion is qualified in its entirety by reference to the full text of the Hovde Opinion.

         No limitations were imposed by CoBancorp on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering its opinion. Hovde was not requested to and did not make any recommendation to the CoBancorp Board as to the form or amount of consideration to be offered by FirstMerit to CoBancorp in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of value to FirstMerit or CoBancorp, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered by FirstMerit to CoBancorp shareholders in the Merger on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and its opinion does not address, CoBancorp's underlying business decision to proceed with or effect the Merger.

          During the course of the engagement, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of FirstMerit and CoBancorp and material prepared in connection with the proposed transaction, including the following: the Merger Agreement; certain publicly available information concerning FirstMerit, CoBancorp, PREMIERBank, and Jefferson Savings Bank, including, as applicable: FirstMerit's, CoBancorp's, PREMIERBank's, and Jefferson Savings Bank's financial statements for each of the three years ended December 31, 1994 through December 31, 1996; documents filed with the Commission and regulatory agencies by any of the foregoing entities for the aforementioned three year period and for the quarterly periods ended March 31 and June 30, 1997, respectively; as applicable, recent internal reports and financial projections for CoBancorp; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant; and financial and other information provided to Hovde by the management of CoBancorp, PREMIERBank and Jefferson Savings Bank.

          In arriving at its opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management CoBancorp that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of CoBancorp, Hovde assumed that such projections of future combined operations were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CoBancorp, as to the future financial performance of the combined companies including, without limitation, the projected cost savings, operating synergies and revenue enhancements expected to result from a combination of the businesses of FirstMerit and CoBancorp, and that FirstMerit and CoBancorp would perform, and that the combined company will perform, substantially in accordance with such projections. Upon advice of CoBancorp, and as indicated in the Merger Agreement, Hovde assumed that the Merger will be accounted for using the purchase method of accounting. In arriving at its opinion, Hovde did not conduct a physical inspection of the properties and facilities of FirstMerit or CoBancorp and did not make or obtain any evaluations or appraisals of the assets or liabilities of FirstMerit or CoBancorp. In addition, Hovde noted that it is not expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of CoBancorp, it assumed that the allowances for loan and real estate owned losses (as currently stated or as adjusted for in connection with the Merger) provided to it by CoBancorp and used by it in its analysis and in arriving at its opinion were in the aggregate adequate to cover all such losses. Hovde's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Hovde Opinion.

         The following is a summary of the analyses Hovde performed in arriving at its opinion. In connection with the preparation and delivery of its opinion to the Board of Directors of CoBancorp, Hovde performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CoBancorp. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         PURCHASE PRICE ANALYSIS. Hovde calculated the price-to-book, price-to-tangible book, price to earnings multiple, and deposit premium paid (defined as the transaction value, minus the tangible book value, divided by total deposits) in the Merger using June 30, 1997 financial data. This analysis yielded a price-to-book value multiple of 276.2%, a price-to-tangible book value multiple of 311.4%, a price to last 12 months' earnings multiple of 21.4x, a price to estimated 1998 earnings multiple of 20.7x, and a deposit premium of 18.7%.

         COMPARABLE COMPANY ANALYSIS. Using publicly available information, Hovde compared the financial performance and stock market valuation of CoBancorp with the following selected banking institutions with assets between $400.0 million and $1.5 billion (the "Comparable Bank Group") deemed relevant by Hovde: BancFirst Ohio Corp. (OH), Citizens Bancshares (OH), Signal Bancorp (OH), Mahoning National Bancorp (OH), Peoples Bancorp (OH), and Second Bancorp (OH). Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity for the latest 12 month period ended June 30, 1997, of 1.15% and 13.19%, respectively, for CoBancorp and medians of 1.28% and 15.14%, respectively, for the Comparable Bank Group); the ratio of tangible equity to tangible assets (7.77% for CoBancorp and a median of 7.73% for the Comparable Bank Group); the ratio of non-performing assets to total loans (0.39% for CoBancorp and a median of 0.24% for the Comparable Bank Group); the ratio of price to estimated 1997 earnings per share (17.05x for CoBancorp and a median of 17.73x for the Comparable Bank Group); the ratio of price-to-book (202.3% for CoBancorp and a median of 241.0% for the Comparable Bank Group) and the ratio of price-to-tangible book (228.1% for CoBancorp and a median of 278.4% for the Comparable Bank Group). These ratios for the Comparable Bank Group are based on public financial statements as of June 30, 1997 and closing stock market prices three days prior to the announcement of the proposed Merger. Earnings per share are based on the most recent median estimates for 1997 earnings published by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts covering companies of interest to institutional investors. These ratios for CoBancorp are based on public financial statements as of June 30, 1997, IBES 1997 earnings per share estimates as of October 29, 1997 and the closing price for CoBancorp Common Stock of $33.25 as of close of business on October 29, 1997, three trading days prior to the announcement of the Merger.

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of CoBancorp, FirstMerit and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between CoBancorp and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies and CoBancorp.

         COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-book ratio, the price-to-tangible book ratio, and the deposit premium paid at the time of transaction announcement, of banking institution merger or acquisition transactions announced from January 1, 1997 to November 5, 1997 (the "Comparable Bank Transactions Group") with asset size of the target greater than $300.0 million and less than $1.0 billion. The average values for these transactions for the price-to-latest-twelve-months-earnings ratio, price-to-book ratio and price-to-tangible book ratio were 21.2x, 249.7%, and 263.0%, respectively. These compared to transaction multiples of 21.4x, 276.2%, and 311.4% for FirstMerit/CoBancorp based on the closing price of FirstMerit Common Stock on October 31, 1997. The range of deposit premiums paid in these transactions was 4.14% to 29.4%, with an average value of 17.8% compared to a deposit premium of 18.7% for FirstMerit/CoBancorp.

         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of CoBancorp, FirstMerit and the companies included in the Comparable Bank Transactions Group, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the evaluation of the fairness of the Merger Consideration. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and CoBancorp.

         DISCOUNTED TERMINAL VALUE ANALYSIS. Hovde estimated the value of the CoBancorp Common Stock by estimating the terminal, or private market, value of such Common Stock at December 31, 2002, and discounting this terminal value back to the present assuming a range of discount rates from 12.0% to 15.0%. Hovde derived an estimate of a range of terminal values by applying multiples ranging from 16 times to 20 times estimated year-end 2002 net income, as well as multiples ranging from
         240.0 to 280.0% of estimated year-end 2002 book value. Hovde assumed an 8.0% annual growth rate in earnings through 2002, starting from IBES 1997 earnings estimate for CoBancorp. This analysis and its underlying assumptions yielded a range of total values for CoBancorp of approximately $91.3 to $152.4 million, as compared to a total transaction value of $157.1 million. In arriving at the value of CoBancorp's book value at December 31, 2002, Hovde assumed 8.0% earnings growth and 70.0% earnings retention from June 30, 1997 through December 31, 2002. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of CoBancorp Common Stock.

         PRO FORMA MERGER ANALYSIS. Hovde analyzed the impact of the Merger on CoBancorp's estimated earnings per share based on the most recent estimates for 1998 earnings of CoBancorp published by IBES. In connection with this analysis, management of CoBancorp provided Hovde with projections for cost savings and fee income and net interest income revenue enhancements expected to result from the Merger, which projections were incorporated in Hovde's analyses. Based on IBES estimates, assumed growth rates and management projections of cost savings and revenue enhancements, Hovde concluded that the Merger Consideration would result in accretion on a stated basis of 24.2% to CoBancorp's earnings per share in 1998, assuming a 100% stock transaction. Stock consideration mixtures of 70.0%, 60.0% and 50.0% would result in accretion to CoBancorp's earnings on a stated basis of 16.7%, 14.3% and 11.8%, respectively.

         CONTRIBUTION ANALYSIS. Hovde analyzed the respective contributions of CoBancorp and FirstMerit to the combined company's pro forma balance sheet as of June 30, 1997 and pro forma historic net income for 1997. This analysis showed that CoBancorp would have contributed 11.0% of total assets, 12.0% of total deposits, 10.1% of total gross loans, 9.9% of total equity, and 9.1% of tangible equity on a pro forma basis as of June 30, 1997, and that CoBancorp's contribution to the combined company's pre-tax income for the year-ended June 30, 1997, adjusted for non-recurring items, would have been 8.2%.

         Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. The CoBancorp Board retained Hovde based upon Hovde's experience and expertise and its familiarity with CoBancorp. Hovde is acting as financial advisor to CoBancorp in connection with the Merger. Pursuant to a letter agreement dated September 15, 1997, between CoBancorp and Hovde, CoBancorp has agreed to pay Hovde a fee equal to 1% of the aggregate consideration payable in connection with the Merger, $422,000 of which was paid to Hovde upon the signing of the Merger Agreement. The letter agreement with Hovde also provides that CoBancorp will reimburse Hovde for its reasonable out-of-pocket expenses incurred in connection with the Merger and indemnify Hovde and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder.


RECOMMENDATION OF COBANCORP'S BOARD OF DIRECTORS

         The CoBancorp Board has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, CoBancorp and its shareholders. THE COBANCORP BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MATTERS PRESENTED AT THE COBANCORP SPECIAL MEETING.

         For a discussion of the factors considered by the CoBancorp Board in reaching its decision to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR MERGER-- Reasons for Merger -- CoBancorp."

       THE BOARD OF DIRECTORS OF COBANCORP UNANIMOUSLY RECOMMENDS THAT ITS
           SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.


                                 TERMS OF MERGER

         This portion of the Prospectus and Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Appendix A and incorporated herein by reference. The shareholders of CoBancorp are urged to read the Merger Agreement in its entirety.

GENERAL

         The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions (including, among other things, the adoption of the Merger Agreement by the shareholders of CoBancorp and the receipt of all necessary regulatory approvals), CoBancorp will be merged with and into FirstMerit at the Effective Time. The separate corporate existence of CoBancorp will cease at the Effective Time, FirstMerit will be the surviving corporation in the Merger and the shareholders of CoBancorp will become shareholders of FirstMerit (to the extent they receive FirstMerit Common Stock). See "TERMS OF MERGER -- Effective Time."

CONVERSION OF COBANCORP COMMON STOCK; ELECTION BY COBANCORP SHAREHOLDERS OF CASH AND/OR FIRSTMERIT STOCK

         Upon consummation of the Merger, each outstanding share of CoBancorp Common Stock (other than shares held by CoBancorp shareholders who properly perfect dissenters' rights) will be canceled and exchanged for the right to receive, at the election of the holder thereof as provided in the Merger Agreement, and subject to the allocation procedures discussed below (see "TERMS OF MERGER -- Allocation") (a) $44.50 in cash, and/or (b) a number of shares of FirstMerit Common Stock equal to: (i) if the Average Closing Price of FirstMerit Common Stock on the Nasdaq/NMS during the Pricing period is greater than $30.60, $48.53 divided by the Average Closing Price; (ii) if the Average Closing Price is equal to or greater than $28.05 but less than or equal to $30.60, 1.586;
(iii) if the Average Closing Price is greater than $22.95 but less than $28,05, $25.50 divided by the Average Closing Price, multiplied by 1.745; (iv) if the Average Closing Price is equal to or greater than $20.40 but less than or equal to $22.95, 1.939; or (v) if the Average Closing Price is less than $20.40, 1.939, subject to the right of CoBancorp to terminate the Merger Agreement unless FirstMerit agrees that the Exchange Ratio shall be calculated by multiplying 1.939 by a factor equal to $20.40 divided by the Average Closing Price. CoBancorp shareholders may elect to exchange their CoBancorp Common Stock for either FirstMerit Common Stock, $44.50 in cash or a combination thereof, provided that no less than 30% nor more than 49% of the total Market Value of the Merger Consideration will be paid in cash. If a CoBancorp shareholder would receive a fraction of FirstMerit Common Stock, cash will be paid in lieu of such fractional share. CoBancorp shareholders may also make no election.


           The Per Share Cash Consideration is fixed at $44.50, but the value of the Per Share Stock Consideration will fluctuate with the value of the FirstMerit Common Stock. The Average Closing Price for FirstMerit Common Stock will not be fixed until the end of the Pricing Period.

         The following table shows the relationships between the Average Closing Price, the "Exchange Ratio" (the actual number of shares of FirstMerit Common Stock to be received for each share of CoBancorp Common Stock) and the "Per Share Value" (the Average Closing Price multiplied by the Exchange Ratio) of a share of CoBancorp Common Stock to be exchanged for FirstMerit Common Stock. The Per Share Value of the CoBancorp Common Stock is not necessarily indicative of the market value of the FirstMerit Common Stock at the Effective Time.

                  AVERAGE CLOSING PRICE                                         PER SHARE VALUE OF
                  OF FIRSTMERIT COMMON STOCK          EXCHANGE RATIO            COBANCORP COMMON STOCK
                  MORE THAN $30.60                   $48.53 divided by                          $48.53
                                                     the Average Closing
                                                     Price

                  IF $30.60 TO $28.05
                  $30.60                                               1.586                     $48.53
                  $30.00                                               1.586                     $47.58
                  $29.00                                               1.586                     $45.99
                  $28.05                                               1.586                     $44.50

                  IF $28.04 TO $22.96
                  $28.04                                               1.587                     $44.50
                  $27.00                                               1.648                     $44.50
                  $26.00                                               1.711                     $44.50
                  $25.00                                               1.780                     $44.50
                  $24.00                                               1.854                     $44.50
                  $22.96                                               1.938                     $44.50

                  IF $22.95 TO $20.40
                  $22.95                                               1.939                     $44.50


                  $22.00                              1.939                                      $42.66
                  $21.00                              1.939                                      $40.72
                  $20.40                              1.939                                      $39.55

                  LESS THAN $20.40                    $20.40 divided by                          $39.55(1)
                                                     the Average Closing
                                                     Price, multiplied by
                                                     1.939(1)

-------------------

         (1) If the Average Closing Price of FirstMerit Common Stock is less than $20.40, the Exchange Ratio will be 1.939 unless CoBancorp elects to terminate the Merger Agreement. If CoBancorp makes such an election, FirstMerit has the right to fix the Per Share Value of the Stock Consideration at $39.55 by agreeing to an Exchange Ratio equal to $20.40 divided by the Average Closing Price multiplied by 1.939. If FirstMerit does so, CoBancorp may not then terminate the Merger Agreement. See "TERMS OF MERGER -- Conversion of CoBancorp Capital Stock into FirstMerit Capital Stock," "DESCRIPTION OF FIRSTMERIT CAPITAL STOCK" and "COMPARISON OF FIRSTMERIT AND COBANCORP CAPITAL STOCK."

         If the CoBancorp shareholders elect less than 30% or more than 49% of the Merger Consideration (as defined below) to be paid in cash, the Merger Agreement provides that CoBancorp shareholders will have certain of their elections allocated on a pro rata basis so that no less than 30% nor more than 49% of the aggregate market value of the Merger Consideration will be paid in cash.

PROCEDURE FOR ELECTION OF CASH AND/OR FIRSTMERIT COMMON STOCK

         FirstMerit has selected FirstMerit Bank to act as the exchange agent (the "Exchange Agent") to effect the elections by the CoBancorp shareholders, the exchange of certificates and the payment of cash in connection with the Merger. Approximately 25 days prior to the anticipated Effective Time, the Exchange Agent will send to each CoBancorp shareholder who is a shareholder of record as of five business days prior to such date, an Election Form and transmittal letter to be used by each such shareholder to indicate Stock Election Shares, Cash Election Shares or No Election Shares. In order for an Election Form to be deemed to be effective, such Election Form and transmittal letter must be properly completed and duly executed by the CoBancorp shareholder and returned, along with the CoBancorp stock certificates as to which the election is being made, to the Exchange Agent by the Election Deadline. FirstMerit and CoBancorp currently anticipate that the Effective Time will occur on [__________], 1998. Based on such anticipated Effective Time, the Exchange Agent would mail Election Forms and the accompanying letters of transmittal on approximately [_________], 1998 to each CoBancorp shareholder who is a shareholder of record as of [_________], 1998. In addition, based on such anticipated Effective Time, the Election Deadline would be 5:00 P.M., Eastern Time, on [_________], 1998.

         Each CoBancorp shareholder may elect to receive only shares of FirstMerit Common Stock, to elect to receive only cash, to elect to receive a combination of shares of FirstMerit Common Stock and cash or to indicate that such holder makes no election, in each case, with respect to such holder's CoBancorp Common Stock. Any shares of CoBancorp Common Stock with respect to which an effective, properly completed Election Form and stock certificates have not been submitted to the Exchange Agent by the Election Deadline will be deemed to be No Election Shares. For purposes of the election procedures, dissenting shares will be treated as Cash Election Shares, provided, however, that holders of dissenting shares will receive payment for such shares in accordance with the provisions of Ohio law. See "RIGHTS OF DISSENTING SHAREHOLDERS." Subject to compliance with the applicable provisions of Ohio law, holders of dissenting shares will receive the fair value of their shares of CoBancorp Common Stock. Holders of Cash Election Shares will receive the Per Share Cash Consideration, subject to the allocation procedures described below. As a result, the value of the consideration received by holders of dissenting shares may not be the same as the value of the consideration received by holders of Cash Election Shares. Additionally, as a result of the allocation procedures, holders of Cash Election Shares may receive part of the Merger Consideration in the form of FirstMerit Common Stock. See "TERMS OF MERGER-- Allocation."

         The actual Merger Consideration that will be paid to each CoBancorp shareholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such shareholder pursuant to his Election Form in the event that the aggregate amount by cash payable pursuant to the Merger is less than the Minimum Cash Consideration

Amount or in excess of the Maximum Cash Consideration Amount. Because the aggregate amount of cash that will be payable in the Merger must be at least the Minimum Cash Consideration Amount and no more than the Maximum Cash Consideration Amount, the extent to which elections by CoBancorp shareholders will be accommodated will depend upon the respective numbers of CoBancorp shareholders who elect to receive all cash, all FirstMerit Common Stock, a combination of cash and FirstMerit Common Stock or who make no election. In the event that one type of consideration is oversubscribed, the Exchange Agent will follow the allocation procedures set forth in the Merger Agreement and described below. See "TERMS OF MERGER-- Allocation."

NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF FIRSTMERIT COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF FIRSTMERIT COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A COBANCORP SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF FIRSTMERIT COMMON STOCK RECEIVED BY A COBANCORP SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF FIRSTMERIT COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

         In addition to a properly completed Election Form, each shareholder of CoBancorp will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) representing shares of CoBancorp Common Stock (the "Certificates") in order to obtain issuance of a new stock certificate evidencing the shares of FirstMerit Common Stock and/or cash to which such shareholder is entitled in the Merger. No dividends or other distributions will be paid to a former CoBancorp shareholder with respect to shares of FirstMerit Common Stock until such person surrenders the Certificates, or documentation acceptable to the Exchange Agent in lieu of lost or destroyed Certificates, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon. See "TERMS OF MERGER-- Lost Certificates."

         Twenty-five days prior to the anticipated consummation date for the Merger (or on such other date as FirstMerit and CoBancorp shall mutually agree), Boston EquiServe, which has been appointed by FirstMerit as the exchange agent (the "Exchange Agent" for the Merger), will mail to each CoBancorp shareholder who is a shareholder of record as of five business days prior to such mailing date, an election form (the "Election Form") to be used by each such shareholder to elect which of his shares of CoBancorp Common Stock shall be Stock Election Shares, Cash Election Shares or No Election Shares. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the CoBancorp shareholder and returned to the Exchange Agent by 5:00 P.M., Eastern Time, on the 20th day following the mailing date of the Election Form (or such other time and date as FirstMerit and CoBancorp may mutually agree) (the "Election Deadline"). FirstMerit and CoBancorp currently anticipate that the consummation time for the Merger (the "Effective Time") will occur on [______ __], 1998. Based on such anticipated Effective Time, the Exchange Agent would mail the Election Forms and the accompanying letters of transmittal on approximately [__________], 1998 to each CoBancorp shareholder who is a shareholder of record as of [_______ __], 1998. In addition, based on such anticipated Effective Time, the Election Deadline would be 5:00 P.M., Eastern Time, on [_________], 1998.

TO MAKE AN EFFECTIVE ELECTION, A COBANCORP COMMON SHAREHOLDER MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY CERTIFICATE(S) REPRESENTING ALL SHARES OF COBANCORP COMMON STOCK COVERED THEREBY. THE ELECTION DEADLINE IS 5:00 P.M. ON THE 20TH DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM OR SUCH OTHER DATE UPON WHICH FIRSTMERIT AND COBANCORP MUTUALLY AGREE. FIRSTMERIT AND COBANCORP CURRENTLY ANTICIPATE THAT THE EFFECTIVE TIME WILL OCCUR ON[ _______________], 1998 IN WHICH CASE THE ELECTION DEADLINE WILL BE [____________,] 1998.

         FirstMerit will make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of CoBancorp Common Stock between the day that is five business days prior to the mailing of the Election Forms and close of business on the business day prior to the Election Deadline, and CoBancorp and FirstMerit will provide to the Exchange Agent all information reasonably necessary for it to perform as specified in the Merger Agreement.

         An election will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form by the Election Deadline. An Election Form will be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of CoBancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CoBancorp Common Stock represented by such Election Form shall become No Election Shares and FirstMerit will cause the Certificates to be promptly returned without charge to the person who submitted the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither FirstMerit nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form.

IF THE EXCHANGE AGENT FAILS TO RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM AND STOCK CERTIFICATE(S) BY THE ELECTION DEADLINE, YOUR SHARES WILL BE DEEMED NO ELECTION SHARES AND YOU WILL RECEIVE THE MERGER CONSIDERATION DETERMINED IN ACCORDANCE WITH THE ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER "TERMS OF MERGER-- ALLOCATION." THEREFORE, IT IS IMPORTANT THAT THE EXCHANGE AGENT RECEIVES YOUR ELECTION FORM AND STOCK CERTIFICATE(S) BY THE ELECTION DEADLINE.

ALLOCATION

         Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, FirstMerit shall cause the Exchange Agent to effect the allocation among the holders of CoBancorp Common Stock in accordance with the Election Forms as follows:

         (a) In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is less than the Minimum Cash Consideration Amount, (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent shall select first from among the No Election Shares on a pro rata basis and then (if necessary) from among the Stock Election Shares on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") such that the aggregate amount of the Per Share Cash Consideration that will be payable pursuant to the Merger equals as closely as practicable the Minimum Cash Consideration Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and (iii) the No Election Shares and the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

         (b) In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is greater than the Maximum Cash Consideration Amount, (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive FirstMerit Common Stock, (ii) the Exchange Agent shall select from among the Cash Election Shares on a pro rata basis, a sufficient number shares ("Stock Designated Shares") such that the amount of cash that will be payable pursuant to the Merger equals as closely as practicable, but not in excess of, the Maximum Cash Consideration Amount, and all Stock Designated Shares shall be converted in the right to receive the Per Share Stock Consideration, and (iii) the Cash Election Shares which are not Stock Designated Shares shall be converted into the right to receive the Per Share Cash Consideration.

         (c) In the event the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is at least equal to the Minimum Cash Consideration Amount and is no more than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

         In connection with the special allocation procedures described in the preceding paragraph, any CoBancorp shareholder who has acquired shares of CoBancorp Common Stock through the exercise of stock options, and who elects to receive FirstMerit Common Stock with respect to (all or a portion of) such shareholder's CoBancorp Common Stock, shall be entitled to the maximum amount of the Per Share Stock Consideration exchanged for the shareholder's Stock Election Shares being allocated to the shareholder's shares of CoBancorp Common Stock acquired through the exercise of stock options, with any required Per Share Cash Consideration being allocated first to shares of CoBancorp Common Stock acquired other than through the exercise of stock options, unless otherwise specifically elected by such shareholder.

THE MARKET PRICE OF THE FIRSTMERIT COMMON STOCK WILL LIKELY FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT AND THE EFFECTIVE TIME. FLUCTUATIONS IN THE MARKET PRICE OF FIRSTMERIT COMMON STOCK WILL RESULT IN AN INCREASE OR DECREASE IN THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED BY COBANCORP SHAREHOLDERS WHO ELECT TO RECEIVE FIRSTMERIT COMMON STOCK. COBANCORP SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIRSTMERIT COMMON STOCK PRIOR TO MAKING AN ELECTION.

      COBANCORP STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A COBANCORP SHAREHOLDER HAS RECEIVED THE ELECTION FORM AND TRANSMITTAL LETTERS AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

NO EFFECT ON FIRSTMERIT COMMON STOCK

         At the Effective Time, each share of FirstMerit Common Stock then issued and outstanding will continue to be one share of FirstMerit Common Stock.

NO FRACTIONAL SHARES OF FIRSTMERIT COMMON STOCK TO BE ISSUED

         No fractional shares of FirstMerit Common Stock will be issued in the Merger. In lieu of fractional shares, each holder of shares of CoBancorp Common Stock who otherwise would have been entitled to a fraction of a share of FirstMerit Common Stock, upon surrender of his certificates representing shares of CoBancorp Common Stock, will be paid the cash value (without interest) of such fraction, which will be equal to such fraction multiplied by the average of the last sale prices of FirstMerit Common Stock as reported on Nasdaq/NMS for the five trading days immediately preceding the Effective Time.

RIGHTS OF HOLDERS OF COBANCORP STOCK CERTIFICATES PRIOR TO SURRENDER

         Upon surrender to the Exchange Agent of certificates representing shares of CoBancorp Common Stock, the shareholder will be entitled to receive in exchange, pursuant to his election as indicated on the Election Form (and subject to certain prorations if there is an over election for cash or FirstMerit Common Stock) (see "TERMS OF MERGER -- Allocation"), cash and/or certificate(s) representing the appropriate number of shares of FirstMerit Common Stock to which such shareholder is entitled, as well as cash in lieu of any fractional shares of FirstMerit Common Stock. Unless and until the certificates representing shares of CoBancorp Common Stock are so surrendered, no dividend or other distribution with respect to FirstMerit Common Stock with a record date occurring after the Effective Time as of any time subsequent to the consummation of the Merger will be paid to the holder of any such unsurrendered certificate. Holders of unsurrendered certificates are entitled to vote after the Effective Time at any meeting of FirstMerit shareholders regardless of whether such holders have exchanged their certificates. Upon surrender of certificates to the Exchange Agent, but only to the extent of the election to receive FirstMerit Common Stock, or as a consequence of the allocation procedures, the former CoBancorp shareholder will receive certificates representing the FirstMerit Common Stock into which such shareholder's shares of CoBancorp Common Stock were converted and the dividends or other distributions (without interest) that have theretofore become payable with respect to such FirstMerit Common Stock.

LOST CERTIFICATES

         Any CoBancorp shareholder who has lost or misplaced a certificate for any of his shares of CoBancorp Common Stock should immediately contact Lois E. Gunning, Corporate Secretary, at CoBancorp at (440) 284-6422, to begin the process for replacing the lost certificate prior to the Effective Time. The Merger Agreement provides for a special exchange procedure for shareholders of CoBancorp who are unable to deliver the certificate(s) which represents their shares of CoBancorp Common Stock and such procedure will be explained in the Transmittal Form, but such shareholders will find it easier to complete the exchange process if they obtain a replacement certificate(s) from CoBancorp prior to the Effective Time.

TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER COBANCORP STOCK OPTION PLANS

         As of December 31, 1997, there were unexercised stock options outstanding under the CoBancorp stock option plans ("CoBancorp Option Plans") to purchase 107,341 shares of CoBancorp Common Stock at prices varying from $11.85 to $22.09 per share. Under the Merger Agreement, CoBancorp has agreed not to grant additional options under the CoBancorp Option Plans. See "TERMS OF MERGER -- Interests of CoBancorp Executive Officers and Directors." CoBancorp stock options outstanding will not be assumed at the Effective Time by FirstMerit. For any stock option outstanding at the Effective Time, the holder thereof will receive cash from FirstMerit in an amount equal to the difference between the exercise price for such option and $44.50.

CONDUCT OF FIRSTMERIT'S BUSINESS PENDING THE MERGER

         The Merger Agreement requires FirstMerit (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in such a manner so as not to materially interfere with the ability to consummate the Merger, to delay the Effective Time or to have a material adverse effect upon the transactions contemplated by the Merger Agreement.

CONDUCT OF COBANCORP'S BUSINESS PENDING THE MERGER

         GENERAL. The Merger Agreement requires CoBancorp (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in the ordinary course substantially consistent with its practices in effect on the date the Merger Agreement was signed. In addition, the Merger Agreement restricts CoBancorp from engaging in certain transactions during the period from the date the Merger Agreement was signed until the Effective Time, including, among other things,(a) amending, repealing, or otherwise modifying the CoBancorp Articles or Regulations, or comparable organizational documents of any of the subsidiaries of CoBancorp, (b) entering into any loan or credit commitment to, or investing or agreeing to invest in, any person or entity if such commitment or investment would exceed $375,000 as a residential loan or $750,000 as a commercial loan, without first consulting with FirstMerit, except that CoBancorp and its subsidiaries may honor contractual obligations in existence on the date of the Merger Agreement, (c) selling, assigning or disposing of certain of its significant assets to a third party or purchasing or acquiring certain significant assets from a third party, (d) entering into any transaction, agreement, or commitment outside the ordinary course of its business which is material to CoBancorp and its subsidiaries taken as a whole, (e) issuing or selling any capital stock or other securities (with certain limited exceptions, including pursuant to the exercise of employee stock options outstanding on the date of the Merger Agreement), (f) acquiring beneficial ownership of any class of equity securities of any corporation, (g) declaring a dividend, except for a regular quarterly cash dividend not in excess of .22 cents per share, or (h) adopting or amending (with certain limited exceptions) any employee compensation, bonus, or benefit plans or, except in amounts generally consistent with past practice, increasing the compensation or fringe benefits of any present or former director, officer or employee or paying any bonus, compensation, or benefit not required by any existing plan or arrangement.

         NO SOLICITATION OF ALTERNATIVE ACQUISITION TRANSACTIONS. The Board of Directors of CoBancorp is recommending unanimously that the holders of CoBancorp Common Stock vote in favor of adoption of the Merger Agreement at the CoBancorp Special Meeting. CoBancorp has agreed that neither it nor any of its subsidiaries will solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, to acquire CoBancorp, any of its subsidiaries, any material amount of its assets, any of its equity securities, or consider any merger or business consolidations, except that CoBancorp and/or its subsidiaries may furnish information to and discuss or negotiate with any person making an unsolicited proposal if (i) the Board of Directors of CoBancorp determines in good faith and upon the advice of legal counsel that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law, and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CoBancorp provides immediate written notice to FirstMerit to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity. In addition, the Merger Agreement provides that the CoBancorp Board of Directors may not withdraw or modify its recommendation to the CoBancorp shareholders following receipt of a proposal for any such transaction unless the Board of Directors of CoBancorp determines in good faith and upon the advice of legal counsel that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law.

         ADDITIONAL COBANCORP RESERVES, ACCRUALS, CHARGES, AND EXPENSES. The Merger Agreement provides that FirstMerit and CoBancorp will consult and cooperate with each other prior to the Effective Time (a) to conform CoBancorp's approach to determining the level of the allowance for loan losses to the approach used by FirstMerit, (b) to determine appropriate accruals, reserves and charges for CoBancorp to establish and take in respect of excess facilities and equipment capacity, severance costs, write-down or write-off of various assets, and other appropriate accounting adjustments, taking into account FirstMerit's business plan following the Merger, and (c) to determine the amount and timing for recognizing, for financial accounting purposes, the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. CoBancorp will, on a basis mutually satisfactory to CoBancorp and FirstMerit, establish and take all such reserves, accruals and charges and recognize, for financial accounting purposes, such expenses and charges, provided that all conditions to FirstMerit's and CoBancorp's obligations to consummate the Merger have been satisfied or waived and that such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws and regulations and the requirements of governmental entities.

CONDITIONS TO THE MERGER

         CONDITIONS FOR BOTH FIRSTMERIT AND COBANCORP. The obligations of each of FirstMerit and CoBancorp to consummate the Merger are subject to the fulfillment or waiver at or prior to the closing of the Merger, including, but not limited to, of the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of CoBancorp; (b) there shall have been received all necessary consents to and approvals of the transactions contemplated by the Merger Agreement from governmental agencies (other than immaterial consents), and such consents shall not include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FirstMerit, would have a Material Adverse Effect (as defined below) on the anticipated economic and business benefits to FirstMerit of the transactions contemplated by the Merger, taken as a whole; (c) the Registration Statement shall have been declared effective by the Commission and shall not be subject to a stop order; (d) no restraining order or injunction prohibiting the Merger shall be in effect; and (e) FirstMerit shall have received an opinion of its counsel to the effect the Merger will constitute a tax-free reorganization under Code Section 368(a)(1)(A).

         CONDITIONS FOR FIRSTMERIT. The obligation of FirstMerit to consummate the Merger is also subject to the fulfillment or waiver of the following additional conditions: (a) CoBancorp shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the closing of the Merger; (b) the representations and warranties of CoBancorp contained in the Merger Agreement shall be true and correct as of the Effective Time, except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the inaccuracy of CoBancorp's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on CoBancorp; (c) there shall not have been any change in the financial condition, results of operations or business of CoBancorp and its subsidiaries that either individually or in the aggregate would have a Material Adverse Effect on CoBancorp, other than as a result of any action taken by CoBancorp at the written request of FirstMerit pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges or expenses; (d) receipt by FirstMerit of officers' certificates as to certain matters; and (e) receipt by FirstMerit of an opinion of CoBancorp's legal counsel regarding certain customary legal matters.

         CONDITIONS FOR COBANCORP. The obligation of CoBancorp to consummate the Merger is also subject to the fulfillment or waiver of the following additional conditions: (a) FirstMerit shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the closing of the Merger; (b) the representations and warranties of FirstMerit contained in the Merger Agreement shall be true and correct as of the Effective Time except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the inaccuracy of FirstMerit's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on FirstMerit; (c) receipt by CoBancorp of officers' certificates as to certain matters; (d) receipt by CoBancorp of an opinion of FirstMerit's legal counsel regarding certain customary legal matters; and (e) there shall not have been any change in the financial condition, results of operations or business of FirstMerit and its subsidiaries that would have a Material Adverse Effect on FirstMerit.

         "Material Adverse Effect" on CoBancorp or FirstMerit is defined in the Merger Agreement to mean a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, and (y) in generally accepted accounting principles) on the respective condition (financial and otherwise), results of operations, or business of CoBancorp and its subsidiaries, or FirstMerit and its subsidiaries, as the case may be, taken as a whole, or on the ability of CoBancorp or FirstMerit, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by CoBancorp at the written request of FirstMerit pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges, or expenses, shall not be taken into consideration in determining whether any Material Adverse Effect has occurred. See "TERMS OF MERGER -- Conduct of CoBancorp's Business Pending the Merger."

REGULATORY APPROVALS

         Consummation of the Merger is subject to and conditioned upon receipt by FirstMerit and CoBancorp of all necessary and material regulatory approvals. Approvals must be obtained from the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Office of the Comptroller of the Currency ("OCC"), and notices filed with the Office of Thrift Supervision ("OTS"), and the Ohio Division of Financial Institutions ("Division"). Applications for these approvals have all been filed, but to date approvals have not been granted by any of the agencies. The Merger may not be consummated until all of these regulatory approvals are received and until the 15th day after approval is received from the latest of the Federal Reserve or OCC.

ACTIONS REQUIRED FOR REGULATORY APPROVAL

         The Merger Agreement provides that each of FirstMerit and CoBancorp shall use its diligent efforts to resolve any objections asserted with respect to the Merger by the Federal Reserve, the United States Department of Justice ("Department of Justice") or any other governmental entity (including, without limitation, objections under any antitrust and banking laws). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, the Merger Agreement requires each of FirstMerit and CoBancorp to use its diligent efforts to avoid the filing of, resist, or resolve such suit. FirstMerit and CoBancorp must use their diligent efforts to take such action as may be required (a) by the Federal Reserve, the Department of Justice or any other governmental entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order, which has the effect of preventing the consummation of the Merger.

WAIVER OF CONDITIONS, AMENDMENT, OR TERMINATION OF THE MERGER AGREEMENT

         WAIVER. The Merger Agreement provides that either FirstMerit or CoBancorp may extend the time for the performance of the obligations of the other, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, waive compliance with any of the conditions or covenants of the other party contained in the Merger Agreement, or waive or modify performance of any of the obligations of the other party under the Merger Agreement. Notwithstanding these provisions, the Merger cannot be completed unless the approvals of the Merger by the Federal Reserve, and OCC, and certain other regulatory authorities are obtained and unless the shareholders of CoBancorp adopt the Merger Agreement by the requisite affirmative vote. See "TERMS OF MERGER -- Regulatory Approvals" and "SPECIAL MEETING OF COBANCORP SHAREHOLDERS -- Vote Required."

         AMENDMENT. The Merger Agreement may be amended, either before or after its adoption by the shareholders of CoBancorp, upon authorization by the respective Boards of Directors of CoBancorp and FirstMerit. Any such amendment, however, made subsequent to the adoption of the Merger Agreement by the shareholders of CoBancorp may not (a) alter the amount or change the form of the consideration contemplated by the Merger Agreement, (b) alter or change any term of the articles of incorporation of the surviving corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of Section 368 of the Code.

         TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the shareholders of CoBancorp, under any of the following circumstances: (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of FirstMerit and CoBancorp; (b) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if the Merger is not consummated on or before September 1, 1998, unless the failure to consummate is related to the action or inaction of a regulatory agency and such action or inaction is not related to either FirstMerit's or CoBancorp's breach of their respective obligations to file certain material with regulatory agencies, then on or before November 1, 1998; (c) by the vote of a majority of the Board of Directors of CoBancorp if certain material conditions have not been met or waived by CoBancorp; (d) by the vote of a majority of the Board of Directors of FirstMerit if certain material conditions have not been met or waived by FirstMerit; (e) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if any regulatory agency has denied approval of the Merger and such denial has become final and non-appealable; (f) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp in the event of a material breach by the other party of any representation or covenant, which breach is not cured, within 30 days after written notice; (g) by the vote of a majority of the Board of Directors of CoBancorp at any time during the fourth and fifth full trading days immediately prior to the Effective Time, if
(x) the Average Closing Price is less than $20.40, and (y) FirstMerit has not have given written notice to CoBancorp on the second or third full trading day immediately prior to the Effective Time that FirstMerit agrees that the Exchange Ratio shall be calculated by multiplying 1.939 by a factor equal to $20.40 divided by the Average Closing Price; and (h) by the vote of a majority of the Board of Directors of CoBancorp if the costs related to the remediation of certain property exceeds agreed upon amounts.

         EXPENSES. Generally, each party is responsible for the costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated by CoBancorp or FirstMerit because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in the Merger Agreement, and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in the Merger Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing and related fees, as well as fees for financial advisors, accountants and legal counsel; provided, however, that if the Merger Agreement is terminated under other circumstances, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

EFFECTIVE TIME

         Upon satisfaction of all conditions under the Merger Agreement that have not been waived, FirstMerit and CoBancorp will file appropriate certificates with the Secretary of State of the State of Ohio. The Merger will become effective when such filing has been made, whereupon FirstMerit will be the surviving corporation and the separate existence of CoBancorp will cease. The Effective Time will occur as promptly as practicable after the date all of the conditions to the Merger are satisfied or duly waived or at such other date as FirstMerit and CoBancorp may agree. FirstMerit and CoBancorp currently anticipate that the Merger will be completed during the second quarter of 1998, although delays in obtaining the necessary regulatory approvals, which approvals cannot be waived, could delay such completion of the Merger. See "TERMS OF MERGER -- Regulatory Approvals" and "Actions Required for Regulatory Approvals."

COBANCORP STOCK PURCHASE OPTION

         GENERAL. Subsequent to the execution of the Merger Agreement, FirstMerit and CoBancorp entered into the CoBancorp Stock Option. One effect of the CoBancorp Stock Option is to increase the likelihood that the Merger will be consummated by making it both more difficult and more expensive for another party to attempt to obtain control of or acquire CoBancorp. The terms of the CoBancorp Stock Option provide that FirstMerit has an option to purchase up to 19.9% of CoBancorp Common Stock (without giving effect to the issuance of any shares subject to the CoBancorp Stock Option). The purchase price is $40 per share. The number of shares and the purchase price are subject to adjustment as described in the CoBancorp Stock Option.

         PURCHASE EVENTS; EXERCISE OF OPTION. The CoBancorp Stock Option provides that FirstMerit may exercise the CoBancorp Stock Option upon the occurrence of one or more of the following "Purchase Events:" (a) CoBancorp shall have proposed to enter into or enters into an agreement to effect (i) a merger, consolidation, or other business combination involving CoBancorp or any of its significant subsidiaries with or into any person, (ii) a sale, lease, or other disposition of assets or earning power of CoBancorp representing 20% or more of the consolidated assets or earning power of CoBancorp to any person, or
(iii) an issuance, sale, or other disposition of securities representing 20% or more of the voting power of CoBancorp to any person (any of the foregoing being an "Acquisition Transaction"); (b) any person, other than FirstMerit, commences or files a registration statement with respect to a tender offer or exchange offer to acquire shares of CoBancorp Common Stock such that the person would beneficially own 25% or more of the CoBancorp Common Stock then outstanding; (c) any person acquires beneficial ownership of 20% or more of the CoBancorp Common Stock then outstanding, or any group has been formed that beneficially owns 20% or more of the CoBancorp Common Stock then outstanding; or (d) the holders of CoBancorp Common Stock do not approve the Merger Agreement at the CoBancorp Special Meeting, the CoBancorp Special Meeting is not held or is canceled prior to termination of the Merger Agreement, or CoBancorp's Board of Directors withdraws or modifies in a manner adverse to FirstMerit the recommendation of CoBancorp's Board of Directors that CoBancorp's shareholders approve the Merger, in each case after any person (i) publicly announces a bona fide proposal, or publicly discloses a bona fide intention to make a bona fide proposal, to engage in an Acquisition Transaction, or (ii) files an application or gives notice under the BHCA or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

         Generally, the right to exercise the CoBancorp Stock Option terminates upon the earliest of (a) the Effective Time, (b) 12 months after the first occurrence of a Purchase Event, and (c) termination of the Merger Agreement in accordance with its terms before the occurrence of a Purchase Event.

         In the event of any change in the CoBancorp Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the CoBancorp Stock Option and the purchase price therefor will be adjusted appropriately.

         REPURCHASE OF OPTION. During the 12-month period following the first occurrence of a Repurchase Event (as described below), FirstMerit will have the right to require CoBancorp to repurchase the CoBancorp Stock Option and all shares of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option that are beneficially owned by FirstMerit at the time the repurchase is requested. The aggregate repurchase price will be the sum of (a) the aggregate purchase price paid by FirstMerit for all shares of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option that are beneficially held by FirstMerit at the time the repurchase is requested, (b) the excess, if any, of the Applicable Price (as described below) over the purchase price paid by FirstMerit for each share of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option that are beneficially held by FirstMerit at the time the repurchase is requested, multiplied by the number of such shares, and (c) the excess, if any, of the Applicable Price over the purchase price payable upon exercise of the CoBancorp Stock Option multiplied by the number of shares with respect to which the CoBancorp Stock Option has not been exercised.

         "Repurchase Event" has the same meaning as "Acquisition Transaction," except that the percentage referred to in subparagraph (a)(ii) of the definition of Acquisition Transaction above in the paragraph captioned "Purchase Events; Exercise of Option" is 50%, and the percentage referred to in subparagraph
(a)(iii) of the definition is 40%. "Applicable Price" means the highest of (x) the highest price per share to be paid by any person (other than FirstMerit) for CoBancorp Common Stock or the highest consideration per share to be received by the holders of CoBancorp Common Stock, in each case pursuant to an agreement for a business combination with CoBancorp that is entered into after November 3, 1997 and before the repurchase is requested, (y) the highest closing sales price per share of CoBancorp Common Stock reported on Nasdaq/NMS during the 60 business days before the repurchase is requested, and (z) in the event of the sale by CoBancorp of assets or earning power aggregating more than 50% of the consolidated assets or earning power of CoBancorp and its subsidiaries to any person, the sum of the price paid for such assets or earning power and the current value of the remaining assets of CoBancorp and its subsidiaries, divided by the number of shares of CoBancorp Common Stock outstanding at the time of the sale. Notwithstanding any other provision, the consideration payable to FirstMerit shall be adjusted so that the maximum payable to FirstMerit under this provision will not exceed the aggregate purchase price paid by FirstMerit pursuant to the CoBancorp Stock Option, plus $5.0 million.

         Except to the extent that FirstMerit has exercised its right to require CoBancorp to repurchase the CoBancorp Stock Option and the CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option, as described in the preceding paragraph, during the six-month period beginning 12 months after the first occurrence of a Repurchase Event, CoBancorp will have the right to repurchase from FirstMerit all of the shares of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option that are beneficially owned by FirstMerit at the time the repurchase is requested. The aggregate price will be the greater of (a) 110% of the average closing sales price per share of CoBancorp Common Stock reported on Nasdaq/NMS for the ten business days before the repurchase is requested and (b) the sum of (x) the purchase price per share paid by FirstMerit for such shares and (y) FirstMerit's "pre-tax per share carrying cost" (as defined in the CoBancorp Stock Option) for such shares, multiplied in either case by the number of shares being repurchased.

         REGISTRATION RIGHTS; RIGHT OF FIRST REFUSAL. Upon request by FirstMerit within the 18-month period following the first exercise of the CoBancorp Stock Option (or later in the event of a delay in obtaining certain regulatory approvals), CoBancorp will prepare and file a registration statement with the Commission if such registration is necessary to permit the sale or other disposition of the shares of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option. CoBancorp is also required to permit FirstMerit to include the shares in certain registration statements filed by CoBancorp with the Commission during the periods referred to in the prior sentence.

         At any time after the first occurrence of a Purchase Event and until the later of (a) 24 months following the first exercise of the CoBancorp Stock Option and (b) termination of the CoBancorp Stock Option, CoBancorp will have a right of first refusal with respect to the sale or other disposition of shares of CoBancorp Common Stock purchased upon exercise of the CoBancorp Stock Option. This right of first refusal will not, however, apply to (x) any disposition in which the proposed transferee will receive not more than 2% of the outstanding CoBancorp Common Stock, (y) any registered public offering in which steps are taken to reasonably ensure that no purchaser will acquire more than 2% of the outstanding CoBancorp Common Stock, and (z) any transfer to a wholly owned subsidiary of FirstMerit that agrees to be bound by the terms of the CoBancorp Stock Option.

         TERMINATION OF OPTION. FirstMerit may not exercise the CoBancorp Stock Option if, at the time of exercise, it is in material breach of the Merger Agreement. Moreover, CoBancorp's obligations under the CoBancorp Stock Option will terminate and the CoBancorp Stock Option will no longer be exercisable if the Merger Agreement is terminated and FirstMerit is in material breach of the Merger Agreement when it is terminated; provided that, for this purpose, if the Merger Agreement is to be terminated by FirstMerit, CoBancorp must upon request notify FirstMerit if a material breach by FirstMerit exists and, if the Merger Agreement is terminated by CoBancorp and all of the material breaches by FirstMerit are curable, CoBancorp must provide FirstMerit with notice of the material breaches and an opportunity to cure.

         ADDITIONAL PROVISIONS. Certain rights and obligations of CoBancorp and FirstMerit under the CoBancorp Stock Option are subject to receipt of required regulatory approvals. Among others things, regulatory approvals are required for the acquisition by FirstMerit of more than 5% of the outstanding CoBancorp Common Stock.

INTERESTS OF CERTAIN PERSONS IN MERGER

         DIRECTORS AND OFFICERS. Mr. John R. Cochran, the President and Chief Executive Officer of FirstMerit, will continue as the President and Chief Executive Officer of FirstMerit, as the surviving corporation. The persons currently serving as directors of FirstMerit will continue to serve on the Board of Directors of the surviving entity. Promptly after the Merger, an individual recommended by the CoBancorp Board of Directors and approved by the FirstMerit Board, will be appointed as a member of the Board of Directors of FirstMerit. The persons currently serving on the Board of Directors of PREMIERBank will be appointed as members of the Community Bank Board of FirstMerit Bank - Elyria Region, and the persons currently serving on the Board of Directors of Jefferson Savings Bank will be appointed as members of the Community Bank Board of FirstMerit Bank - Columbus Region.

         EXISTING EMPLOYMENT AND SEVERANCE AGREEMENTS. CoBancorp has entered into employment agreements with Messrs. John S. Kreighbaum and Timothy W. Esson, dated November 16, 1990 and December 31, 1993, respectively, and a severance agreement with James R. Bryden, dated June 16, 1997 (collectively, the "Agreements"). The Agreements currently provide for three-year terms in the case of Messrs. Kreighbaum and Bryden and a two-year term in the case of Mr. Esson. Pursuant to the Agreements, if employment is terminated for Good Reason (as defined below) in connection with or within one year of a Change in Control (as defined below), then (i) for Messrs. Kreighbaum and Esson, CoBancorp will pay in cash an amount equal to the greater of the compensation and certain benefits for the remaining term of the Agreement or for the two years following the later of the date of the Change in Control or date of termination, (ii) for Mr. Bryden, CoBancorp will pay in cash an amount equal to two times the average annual salary paid to Mr. Bryden during the year immediately preceding the termination, and (iii) for each of the executives, continued life, health and disability insurance coverage substantially identical to the coverage maintained by CoBancorp or any subsidiary for the earlier of 12 months from the date of termination and the executive's employment by another employer.

         A termination for "Good Reason" includes a termination after a Change in Control upon a change in the executive's status, title, position or responsibilities which, in the executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto. A "Change in Control" under the Agreements includes a merger on a basis whereby less than 50% of the total voting power of the surviving cooperation is represented by shares held by former shareholders of CoBancorp.

         Consummation of the Merger will constitute a Change in Control for purposes of the Agreements. Messrs. Kreighbaum, Esson and Bryden ("CoBancorp Officers") have indicated their intention to terminate their respective employment upon consummation of the Merger and FirstMerit has agreed that the consummation of the Merger will constitute a change in status for the executives entitling them to terminate employment for Good Reason. FirstMerit has agreed that as of the Effective Time, CoBancorp will pay (i) in the case of Mr. Kreighbaum, a lump sum of $900,000, (ii) in the case of Mr. Esson, a lump sum of $539,800, and (iii) in the case of Mr. Bryden, a lump sum of $240,000. The CoBancorp Officers will also receive continued life and health insurance coverage for a period of 12 months following the Effective Time or until employment by another employer, whichever shall first occur. Each of the CoBancorp Officers has entered into non-disclosure agreements and non-competition agreements (the latter of which runs for two years). The CoBancorp officers have also entered into an agreement relating to the mutual release of the parties to their respective agreement.

         STOCK OPTIONS. In 1992, CoBancorp adopted the 1992 Long-Term Incentive Plan Stock Option Plan. Each holder of an option to purchase shares of CoBancorp Common Stock not exercised prior to the Effective Time shall receive on or immediately before the Effective Time, a cash payment equal to the product of
(i) the number of shares of CoBancorp Common Stock subject to such option and
(ii) the excess, if any, of $44.50 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. Officers currently hold options to purchase an aggregate of 107,341 shares of CoBancorp Common Stock. Under this arrangement, such officers will receive, net of the weighted average option price of $16.16 per share, an aggregate of approximately $3.0 million.

         SUPPLEMENTAL INCOME AGREEMENTS. CoBancorp has adopted and maintains Executive Supplemental Income Agreements ("SERPs") for a limited number of employees. The SERPs provide for (a) post retirement benefits to participants currently in retirement status, (b) pre-retirement death benefits for active employee participants and (c) post-termination benefits for active employee participants.

         As of September 30, 1997, CoBancorp ceased accruing additional financial obligations under the SERPs except for an actuarially calculated interest component relating to post-retirement benefits to those participants currently being paid under a SERP. Pursuant to the Merger Agreement, prior to the Effective Time, CoBancorp will use its best efforts to secure agreements from those participants currently receiving post-retirement benefits to accept a lump sum payment of the present value of their post-retirement benefits (in amounts not in excess of the accrued financial reporting obligation relating to such benefits on the books and records of CoBancorp) in full satisfaction of such benefits. CoBancorp will consult with FirstMerit and its employee benefit consultant relating to the allocation of accrued post-termination benefits to active employee participants in amounts that have been previously recorded as liabilities of CoBancorp for financial reporting purposes. In addition to the foregoing, CoBancorp or its applicable subsidiaries will take all appropriate action, to the extent legally permissible, to terminate all the SERPs as of the Effective Time in a manner that does not diminish vested benefits of participants thereunder.

         RESTRICTED STOCK PLAN. CoBancorp has adopted and maintains the CoBancorp Inc. Restricted Stock Plan (the "Restricted Stock Plan"). As of October 31, 1997, the Board of Directors of CoBancorp accelerated the vesting of 4,500 shares of CoBancorp Common Stock subject to vesting restrictions held by Messrs. Kreighbaum (2,000 shares), Esson (1,500) and Bryden (1,000) under the Restricted Stock Plan.

         DIRECTORS DEFERRED INCOME PLAN. CoBancorp has adopted and maintains the Directors Deferred Income Plan (the "Directors Plan"). Pursuant to the Merger Agreement, as of the Effective Time, participants in the Directors Plan shall be vested in their accrued benefits as of such date and FirstMerit will assume the liabilities under the Directors Plan.

         INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Except as may be limited by applicable law, FirstMerit has agreed to honor, for a period of six years after the Effective Time, the terms of the indemnification provisions of Article II of CoBancorp's Code of Regulations (which provides that CoBancorp shall indemnify its directors, officers, employees and agents to the fullest extent permitted under Ohio law), and all indemnification provisions of the CoBancorp subsidiaries, with respect to CoBancorp's directors, officers and employees, for matters occurring prior to the Effective Time. Indemnification of directors, officers and employees of CoBancorp and its subsidiaries for activities following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for FirstMerit. For a period of at least three years following the Effective Time, FirstMerit has agreed to maintain in effect the current insurance policies maintained by CoBancorp (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FirstMerit's obligation for the second and subsequent years following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost.

EMPLOYEES OF COBANCORP

         Employees of CoBancorp, other than the persons who are parties to the Agreements or covered by the Key Employee Severance Provisions (as discussed below), who do not become employees of FirstMerit or its subsidiaries, or who become employees of FirstMerit or its subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause), will be entitled to receive separation monies in consideration for a standard release of FirstMerit regarding matters related to employment and termination of employment. The separation monies will be calculated as follows:

         YEARS OF SERVICE                            NON-EXEMPT                  EXEMPT
         Up to one year continuous service          2 Weeks Pay                  4 Weeks Pay

         One year to 5 years continuous service     4 Weeks Pay                  8 Weeks Pay

         Five years continuous service or more      1 Week Pay per year of       2 Weeks Pay per
                                                    service maximum of           year of service;
                                                    26 weeks                     maximum of 26 weeks

         Pursuant to the Merger Agreement, FirstMerit has agreed to pay separation amounts to 12 key employees under the Key Employee Severance Provisions, which are in excess of the benefits discussed above. CoBancorp determined that these employees were critical to the operations of CoBancorp through the Effective Time. The amount established for each key employee will not be paid if the employee voluntarily terminates his employment without good reason prior to the expiration of six months after the Effective Time. Such payments will be made conditioned upon the execution of a standard release of FirstMerit regarding matters related to employment and termination of employment.

         The employees and key employees will also be entitled to any other benefits required by law.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

         FirstMerit Common Stock and CoBancorp Common Stock are included for quotation on Nasdaq/NMS, under the symbols "FMER" and "COBI," respectively. As of the [_________], 1998, there were [_________] shares of FirstMerit Common Stock outstanding and held by approximately [_______] holders of record, and [_________] shares of CoBancorp Common Stock outstanding and held by approximately [_______] holders of record. The following table sets forth the high and low closing sale prices of the FirstMerit Common Stock and CoBancorp Common Stock for the periods indicated.


                                                                  FirstMerit         CoBancorp
                                                                Sale Prices(1)       Sale Prices

                                                                High         Low     High    Low
Year Ended December 31, 1996:
  First Quarter                                                 16.25       13.88   20.50    18.63
  Second Quarter                                                16.00       15.00   20.63    18.25
  Third Quarter                                                 16.00       14.13   20.00    18.75
  Fourth Quarter                                                18.00       15.63   23.50    19.13


Year Ended December 31, 1997:
  First Quarter                                                 21.38       17.38   24.75    21.00
  Second Quarter                                                25.25       19.25   28.50    23.25
  Third Quarter                                                 27.00       22.63   30.00    27.00
  Fourth Quarter                                                30.75       24.88   [_____] [_____]
Year Ended December 31, 1998:
 First Quarter (through _________, 1998)                        [_____]     [_____] [_____] [_____]


------------------------------
1 Adjusted to reflect 2-for-1 stock split in the form of a 100% stock dividend completed in September 1997.


DIVIDENDS

         The following table sets forth dividends declared per share of FirstMerit Common Stock and CoBancorp Common Stock, respectively, for the periods indicated. The ability of either FirstMerit or CoBancorp to pay dividends to its respective shareholders is subject to certain restrictions. See "REGULATORY MATTERS."

                                                              FirstMerit             CoBancorp
                                                             Dividends(1)            Dividends
Year Ended December 31, 1996:
  First Quarter                                                  $0.135                  $0.15
  Second Quarter                                                  0.135                   0.16
  Third Quarter                                                   0.135                   0.16
  Fourth Quarter                                                  0.135                   0.16
Year Ended December 31, 1997:
  First Quarter                                                  $0.145                  $0.17
  Second Quarter                                                  0.145                   0.18
  Third Quarter                                                   0.16                    0.18
  Fourth Quarter                                                  0.16                    0.18



Year Ended December 31, 1998:
 First Quarter (through ___________, 1998)                      [_____]                 [_____]

------------------------------
1 Adjusted to reflect 2-for-1 stock split in the form of a 100% stock dividend in September 1997.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material federal income tax consequences of the Merger of CoBancorp with and into FirstMerit to CoBancorp and to the existing shareholders of CoBancorp, but does not purport to be a complete analysis of all the potential tax effects of the Merger. The discussion is based upon an opinion of FirstMerit's legal counsel, which is based upon the Code, Treasury Regulations, IRS rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may or may not be applied retroactively. No discussion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling which may have a bearing on any of the foregoing.

         There is no undertaking or requirement to provide notice of changes which may occur after the date hereof, including any change in the law, whether by legislative or regulatory action, judicial interpretation or otherwise, or of any change of facts as they presently exist. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his CoBancorp Common Stock pursuant to an employee stock option, under special circumstances or is subject to special rules (such as foreign persons, financial institutions, tax-exempt organizations, retirement plans, dealers in securities or insurance companies).

         No ruling has been or will be requested from the IRS with respect to the federal income tax consequences of the Merger. The opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS or a court (if a matter is litigated), will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge if made (whether or not it is litigated), will not be successful.

         IT IS IMPORTANT THAT EACH SHAREHOLDER OF COBANCORP CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

         FirstMerit has received an opinion of its legal counsel, substantially to the effect and based upon certain customary assumptions and representations (including the assumptions that (x) the transactions described in the Merger Agreement and in this Prospectus and Proxy Statement will be carried out in accordance therewith, (y) the proposed Merger of CoBancorp with and into FirstMerit will qualify as a statutory merger under the OGCL, and (z) CoBancorp and FirstMerit will satisfy all of the terms of the Merger Agreement and the respective covenants and agreements set forth therein), that as of the Effective
Time:

         (a) The Merger will qualify as a "reorganization" within the meaning of Code Section 368(a)(1)(A) and CoBancorp and FirstMerit each are a "party to a reorganization" within the meaning of Code Section 368(b)(2).

         (b) No gain or loss will be recognized for federal income tax purposes by CoBancorp and FirstMerit in connection with the Merger.

         (c) No gain or loss will be recognized for federal income tax purposes by holders of the CoBancorp Common Stock upon the conversion in the Merger of such shares solely into shares of FirstMerit Common Stock.

         (d) Any gain realized by shareholders of CoBancorp Common Stock who receive FirstMerit Common Stock and cash (excluding any cash received in lieu of a fractional share of FirstMerit Common Stock) in exchange for CoBancorp Common Stock pursuant to the Merger will be recognized in an amount not in excess of the amount of the cash received (excluding any cash received in lieu of a fractional share of FirstMerit Common Stock), that gain will be capital gain unless the receipt of the cash has the effect of the distribution of a dividend, and any loss on the exchange will not be recognized.

         (e) Shareholders of CoBancorp Common Stock who receive cash in lieu of a fractional share of FirstMerit Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

         (f) Cash received by shareholders of CoBancorp Common Stock who have elected pursuant to the Cash Election Shares to receive only cash and have received only cash will be treated as a distribution in redemption of the CoBancorp Common Stock held by such shareholders, subject to the provisions and limitations of Section 302 of the Code.

         (g) The basis of shares of FirstMerit Common Stock received in the Merger by holders of CoBancorp Common Stock who receive solely FirstMerit Common Stock will be the same as the basis of such shares of such CoBancorp Common Stock surrendered in exchange therefor.

         (h) The basis of shares of FirstMerit Common Stock received in the Merger by the holders of CoBancorp Common Stock who also receive cash, will be the CoBancorp Shareholders' basis in the CoBancorp Common Stock surrendered in exchange therefor, decreased by the cash received and increased by the gain recognized by such shareholder with respect to the cash received pursuant to the terms of the Merger Agreement.

         (i) The holding period of shares of FirstMerit Common Stock received in the Merger by holders of CoBancorp Common Stock will include the period during which such shares of CoBancorp Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of CoBancorp Common Stock were held as capital assets.


THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF COBANCORP SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FIRSTMERIT COMMON STOCK.


                         ACCOUNTING TREATMENT OF MERGER

         Upon consummation of the Merger, the transaction will be accounted for as a "purchase," in accordance with generally accepted accounting principles, and all of the assets and liabilities of CoBancorp will be recorded in FirstMerit's consolidated financial statements at their estimated fair value at the Effective Time. The amount by which the purchase price paid by FirstMerit exceeds the fair value of the net assets acquired by FirstMerit through the Merger will be recorded as goodwill. FirstMerit currently expects that based on preliminary purchase accounting estimates, the Merger would result in identifiable intangibles and goodwill of approximately $96.1 million and yearly amortization of intangibles and goodwill of approximately $4.8 million. Identifiable intangibles and goodwill will be amortized on a straight-line basis over an average of 20 years. FirstMerit's consolidated financial statements will include the operations of CoBancorp after the Effective Time. The unaudited pro forma financial statements included in this Prospectus and Proxy Statement reflects the Merger using the purchase method of accounting. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

         Were the Merger to be accounted for as a pooling, the historical basis of the assets and liabilities of the merging companies would be combined at the Effective Time and carried forward at their previously recorded amounts, while the shareholders' equity accounts of the two companies would be combined in the surviving corporation's consolidated balance sheet, with no creation of goodwill or other intangible assets. Also, under pooling-of-interests accounting, the historical results of operations would be retroactively restated as if the merging companies were combined for all periods covered by such financial statements.


              RESALES OF FIRSTMERIT COMMON STOCK RECEIVED IN MERGER

         The FirstMerit Common Stock that will be issued upon the consummation of the Merger will have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of CoBancorp, who may be deemed to be affiliates of CoBancorp, as that term is defined in Rule 145 of the Securities Act. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of FirstMerit Common Stock issued to them in exchange for their shares of CoBancorp Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer, or disposition is otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder.

         This Prospectus and Proxy Statement does not cover any reoffers or resales of FirstMerit Common Stock received by affiliates of CoBancorp.


         FIRSTMERIT'S ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

         The Articles of FirstMerit in effect immediately prior to the Merger will be the articles of incorporation of FirstMerit as the surviving corporation after the Merger. The Regulations of FirstMerit in effect immediately prior to the Merger will be the regulations of FirstMerit after the Merger.


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Holders of CoBancorp Common Stock who so desire are entitled to relief as dissenting shareholders under Section 1701.84 of the Ohio Revised Code. A shareholder of CoBancorp, however, will be entitled to such relief only if he complies strictly with all of the procedural and other requirements of Section 1701.85 of the Ohio Revised Code. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Appendix C.

         A CoBancorp shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Merger Agreement is adopted:

         (a) must have been a record holder of the CoBancorp Common Stock as to which he seeks relief as of the CoBancorp Record Date;

         (b) must not have voted his CoBancorp Common Stock in favor of adoption of the Merger Agreement; and

         (c) must deliver to CoBancorp, not later than ten days after the Special Meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. This written demand must state the name of the shareholder, his address, the number and class of shares as to which he seeks relief, and the amount claimed as the fair cash value thereof.

         A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment must be mailed or delivered to CoBancorp Inc., 1530 West River Road, North, Elyria, Ohio 44035, Attention: Lois E. Gunning, Corporate Secretary. As the written demand must be delivered within the ten-day period following the CoBancorp Special Meeting, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

         If CoBancorp sends the dissenting shareholder at the address specified in his demand, a request for the certificate(s) representing his shares, the shareholder must deliver the certificate(s) within 15 days of the sending of such request.

CoBancorp may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. CoBancorp must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

         Unless the dissenting shareholder and CoBancorp shall agree on the fair cash value per share of the CoBancorp Common Stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Lorain County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (a) will be determined as of the day prior to CoBancorp Special Meeting, (b) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy,
(c) will not exceed the amount specified in the shareholder's written demand, and (d) will exclude any appreciation or depreciation in market value resulting from the Merger. The court shall make a finding as to the fair cash value of a share and render judgment against CoBancorp for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if (a) he has not complied with Section 1701.85, unless CoBancorp by its Board of Directors waives such failure, (b) CoBancorp abandons or is finally enjoined or prevented from carrying out, or the shareholders of CoBancorp rescind their adoption of, the Merger, (c) the dissenting shareholder withdraws his written demand, with the consent of CoBancorp, by its Board of Directors, or (d) CoBancorp and the dissenting shareholder shall not have agreed upon the fair cash value per share of the CoBancorp Common Stock, respectively, and neither shall have timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a shareholder exercising dissenters' rights, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

         Because a proxy which does not contain voting instructions will be voted for adoption of the Merger Agreement, a shareholder who wishes to exercise his dissenters' rights must either not sign and return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on the adoption of the Merger Agreement.


         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997, and the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1997 and for the year ended December 31, 1996, have been prepared to reflect the proposed Merger between FirstMerit and CoBancorp. The unaudited pro forma condensed consolidated balance sheet assumes the Merger was consummated on September 30, 1997. The unaudited pro forma condensed consolidated statements of income reflect the consolidation of the historical results of operations of FirstMerit and CoBancorp for the year ended December 31, 1996 and the nine months ended September 30, 1997. Both the pro forma condensed consolidated balance sheet and the pro forma condensed consolidated statements of income reflect the pro forma adjustments described in the notes to pro forma statements.

         The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The total Merger Consideration, the number of shares of FirstMerit Common Stock issued, the amount of cash payments to CoBancorp shareholders, cost recorded in excess of fair value of net assets acquired, pro forma earnings per share, and book value per share, could vary based on the actual Average Closing Price for FirstMerit Common Stock and other factors. The actual adjustments to the accounts of CoBancorp will be made on the basis of more exact appraisals and evaluations that will be made as of the Effective Time and may, therefore, differ from those reflected in these pro forma financial statements. In the opinion of FirstMerit's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances. If the Merger is consummated as described above, the transaction will be accounted for as a purchase. Accordingly, the consolidated results of operations of FirstMerit and

CoBancorp will be included in the consolidated financial statements of FirstMerit for periods subsequent to the Effective Time of the Merger.

         These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of FirstMerit and CoBancorp incorporated by reference in this Prospectus and Proxy Statement. The combined company expects to achieve benefits from the Merger including operating cost savings and revenue enhancements. The pro forma earnings contained within this filing do not reflect any potential cost savings or revenue enhancements which are expected to result from the consolidation of operations of FirstMerit and CoBancorp and are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings and revenue enhancements to be realized. As a result, the unaudited pro forma condensed consolidated balance sheet at September 30, 1997 is not necessarily indicative of the combined financial position had the transaction been effective at September 30, 1997, and the unaudited pro forma condensed consolidated statements of income are not necessarily indicative of either the results of operations that would have occurred had the Merger been effective at the beginning of each period or of future results of FirstMerit.


           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                        SEPTEMBER 30, 1997
                                              ----------------------------------------------------------------------
    (Dollars in thousands)                     FirstMerit           CoBancorp       Pro Forma             Pro Forma
                                              Corporation             Inc.          Adjustments   Note     Combined
                                              ----------------------------------------------------------------------

Assets:
Investment securities-available for sale         $1,062,998          116,447         22,068         3      1,201,875
                                                                                        362        1D
Investment securities-held to maturity                                22,068        (22,068)        3        --
Federal funds sold                                   35,092           38,300                                  73,392
Loans less unearned income                        3,789,384          420,832         (6,752)       1E      4,203,464
Less allowance for loan losses                       52,400            4,385                                  56,785

Net loans                                         3,736,984          416,447                               4,146,679

Cash and due from banks                             188,773           31,810        (46,106)        1        174,477
Premises and equipment, net                         100,108           19,658                                 119,766
Accrued interest and other assets                   113,888           21,456         96,076        1G        231,420
                                                 ----------         --------        -------               ----------
                                                 $5,237,843          666,186         43,580                5,947,609
                                                 ==========          =======        =======                =========

Liabilities and Shareholders' Equity:
Deposits                                         $4,186,587          580,516         (5,906)       1F      4,761,197
Securities sold under agreement to
  repurchase and other borrowings                   446,271           19,137                                 465,408
Accrued taxes, expenses and other
liabilities                                          84,624            8,438                                  93,062
                                                 ----------        ---------     -----------              ----------
                                                  4,717,482          608,091         (5,906)               5,319,667

Common stock                                        109,937            5,975         (5,975)       1       217,518
                                                                                    107,581        1
Treasury stock                                     (102,907)                                              (102,907)
Capital surplus                                                       18,554        (18,554)       1       --
Net unrealized gains on
  available for sale securities                       1,459              827           (827)       1         1,459
Retained earnings                                   511,872           32,739         32,739        1       511,872
                                                 ----------          -------         ------              ---------
                                                    520,361           58,095         49,486                627,942
                                                 ----------          -------         ------              ---------
                                                 $5,237,843          666,186         43,580              5,947,609
                                                 ==========          =======         =======             =========


See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(In thousands, except per share amounts)
                                                   FirstMerit          CoBancorp   Pro Forma                Pro Forma
                                                 Corporation              Inc.    Adjustments   Note(s)      Combined
                                                 ----------------------------------------------------------------------

Interest income                                      $303,287           35,852          (90)       2          339,771
                                                                                        722        2
Interest expense                                                                      1,985        2
                                                      112,747           14,171        1,474        2          130,377
                                                     --------           ------     ---------                  -------
    Net interest income                               190,540           21,681       (2,827)                  209,394
Provision for loan losses                              15,376              150                                 15,526
                                                     --------         --------   -----------                 --------
    Net interest income after provision for
     loan losses                                      175,164           21,531       (2,827)                  193,868
Other income                                           60,108            5,475                                 65,583
Net securities gains                                    1,825              238                                  2,063
Other expenses                                        143,646           21,834        3,596        2          169,076
                                                      -------           ------       -------                  -------
    Income before Federal income taxes                 93,451            5,410       (6,423)                   92,438
Federal income taxes                                   29,886            1,137       (2,248)       2           28,775
                                                      -------           ------       -------                  -------
    Net income                                        $63,565            4,273       (4,175)                   63,663
                                                      =======           ======       =======                  =======

Per share data:

Net income                                              $1.01             1.24                                   0.95
                                                      =======             ====                                   ====

Average common shares outstanding                     $62,937            3,454                                 67,156
                                                      =======            =====                                 ======






See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

(In thousands, except per share amounts)
                                                   FirstMerit          CoBancorp    Pro Forma               Pro Forma
                                                 Corporation              Inc.      Adjustments Note(s)      Combined
                                                -----------------------------------------------------------------------
Interest income                                      $411,745           43,181         (121)       2          455,770
                                                                                        965        2
Interest expense                                                                      2,651        2
                                                      160,773           16,799        1,969        2          182,192
                                                    ---------           ------     ---------                  -------
    Net interest income                               250,972           26,382       (3,776)                  273,578
Provision for loan losses                              17,751           (1,775)                                15,976
                                                    ---------          -------   -----------                  -------
    Net interest income after provision for
     loan losses                                      233,221           28,157       (3,776)                  257,602
Other income                                           84,272            6,021                                 90,293
Net securities gains (losses)                          (1,776)             409                                 (1,367)
Other expenses                                        209,702           25,792       (4,804)       2          240,298
                                                    ---------           ------      --------                  -------
    Income before Federal income taxes                106,015            8,795       (8,580)                  106,230
Federal income taxes                                   35,075            1,663       (3,003)       2           33,735
                                                    ---------           ------       -------                 --------
    Net income                                      $  70,940            7,132       (5,577)                   72,495
                                                    =========           ======       =======                 ========

Per share data:

Net income                                              $1.09             2.07                                   1.04
                                                        =====             ====                                   ====

Average common shares outstanding                   $  65,216            3,454                                 69,435
                                                    =========            =====                                 ======


See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited pro forma condensed consolidated financial statements are based on the following adjustments and related assumptions; the actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, will differ from those reflected in the unaudited pro forma condensed financial statements. All dollar information is in thousands, except per share amounts are in dollars.

NOTE 1: The purchase accounting adjustments to record the Merger used in the preparation of the unaudited Pro Forma Condensed Balance Sheet are summarized below (in thousands, except share data):


Shares of CoBancorp's Common Stock outstanding                              3,453,824  (A)
Exchange Ratio                                                                  1.745
                                                                          -----------
FirstMerit Corporation Common Stock equivalent                              6,026,923
Consideration to be paid in FirstMerit Common Stock                               70%  (B)
FirstMerit Corporation Common Stock assumed issued                          4,218,846
Assumed FirstMerit Corporation share price                                $     25.50  (C)
                                                                          -----------
Assumed additional shareholders' equity                                   $   107,581
                                                                          -----------
Consideration to be paid in cash                                                  30%  (B)
FirstMerit Common Stock assumed issued                                      1,808,077
Assumed FirstMerit Corporation share price                                $     25.50  (C)
                                                                          -----------
Assumed cash consideration                                                $    46,106
                                                                          -----------
Total purchase price                                                      $   153,687
                                                                          -----------
Less: historical net assets acquired                                      $    58,095
                                                                          -----------
Premium to allocate                                                       $    95,592
                                                                          ===========
Adjustments to fair value of net assets acquired:
Investment securities                                                    $        362  (D)
Loans                                                                          (6,752) (E)
Deposits                                                                        5,906  (F)
Intangibles                                                                    96,076  (G)
                                                                          -----------
                                                                          $    95,592
                                                                          ===========

         (A) The number of shares of CoBancorp Common Stock to be exchanged will be those outstanding immediately prior to the Effective Time. The number of shares of CoBancorp Common Stock outstanding on September 30, 1997 has been used in the pro forma computations.

         (B) Each share of CoBancorp Common Stock outstanding at the Effective Time will be exchanged in the Merger for $44.50 in cash and/or for a number of shares of Common Stock of FirstMerit based upon the market value of FirstMerit Common Stock during the Pricing Period, subject to adjustment as provided for in the Merger Agreement. CoBancorp shareholders may elect to exchange their CoBancorp Common Stock for either Common Stock of FirstMerit, and/or $44.50 in cash, provided that no less than 30% nor more than 49% of the Market Value of the Merger Consideration will be paid in cash.

                  An assumed cash payment for 30% of the Merger Consideration has been used in the pro forma computations. The unaudited pro forma condensed consolidated financial statements reflects funding of the cash component of the purchase price from operations of FirstMerit.

         (C)      Closing price of FirstMerit Common Stock as of August 31,
                  1997.

         (D) Reflects the net appreciation in the held-to-maturity investment securities portfolio at September 30, 1997.

         (E) Reflects the carrying value of the loan portfolio in excess of the estimated fair value at December 31, 1996.

         (F) Reflects the carrying value of deposit liabilities in excess of the estimated fair value at December 31, 1996.

         (G) Includes both identifiable intangibles and goodwill. Since the final determination of adjustments to assets and liabilities will be made based upon the fair values as of the Effective Time and after appraisals and evaluations are complete, the final amounts will differ from the estimates provided herein.

NOTE 2: The purchase accounting adjustments and amortization periods related to the Merger reflected in the unaudited Pro Forma Condensed Statements of Income are summarized as follows:

                                                                                          Nine Months
                                                                                             Ended            Year Ended
                                                                    Amortization          September 30,       December 31,
                                                                      Period                 1997                1996
                                                                ---------------------     -----------------    ---------
Adjustments increase (decrease) pro forma combined net
income as follows:
Interest Income
  Amortization of investment securities adjustment                  3 years                    ($ 90)              (121)
  Amortization of loan portfolio adjustment                         7 years                      722                965
Interest Expense
  Amortization of deposit liabilities adjustment                    3 years                   (1,474)            (1,969)
  Imputed interest to fund cash component of purchase price
   at implied interest rate of 5.75%                                                          (1,985)            (2,651)
Other Expenses
 Amortization of incremental intangibles                            20 years                  (3,596)            (4,804)
Federal tax benefit on pro forma adjustments                                                   2,248              3,003
                                                                                              ------             ------
Net decrease to pro forma combined net income                                                $(4,175)            (5,577)


NOTE 3: Investment securities held-to-maturity have been reclassified to investment securities-available for sale.

                             BUSINESS OF FIRSTMERIT

OVERVIEW

         FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the BHCA. At September 30, 1997, FirstMerit, its affiliated banks and other subsidiaries had total consolidated assets of approximately $5.2 billion and consolidated total shareholders' equity of approximately $520.4 million. FirstMerit through its affiliates operates principally as a regional banking organization, providing a wide range of banking, fiduciary, financial, insurance and investment services to corporate, institutional and individual customers throughout northern Ohio, including Ashtabula, Cuyahoga, Erie, Geauga, Lake, Lorain, Medina, Portage, Stark, Summit and Wayne Counties. At September 30, 1997, FirstMerit's subsidiaries operated 128 full service banking offices, had 161 automated teller machines located in 11 counties in Ohio and employed approximately 2,300 full- and part-time employees. FirstMerit's principal business consists of owning and supervising its affiliates. FirstMerit directs their overall policies, including lending practices, and financial resources, but most day-to-day affairs are managed by the affiliates' own officers and directors, some of whom are also officers and directors of FirstMerit.

SUBSIDIARIES

         FirstMerit's wholly-owned subsidiaries include FirstMerit Bank, N.A. ("FirstMerit Bank"), Citizens National Bank ("Citizens"), Peoples National Bank, Peoples Bank, N.A. (collectively, the "Banks"), FirstMerit Credit Life Insurance Company, FirstMerit Community Development Corporation, Citizens Investment Corporation and Citizens Savings Corporation of Stark County. The Banks all provide a full range of customary banking products and services. In addition, the Banks provide a wide range of specialized services tailored to specific markets, including personal and corporate trust services, personal financial services, cash management services and international banking services. FirstMerit's nonbanking direct and indirect subsidiaries provide insurance sales services, credit life, accident and health insurance, securities brokerage services, equipment lease financing and other financial services.

         FirstMerit is in the process of merging the Banks under a single charter. It is contemplated that this process will be completed in early 1998. FirstMerit began the consolidation process in 1997, when it merged its former bank subsidiaries, The Old Phoenix National Bank of Medina and EST National Bank, with and into First National Bank of Ohio, under the new charter name "FirstMerit Bank, N.A." FirstMerit Bank also will be the resulting institution of the remaining charter consolidations.

         In 1996, FirstMerit Bank, FSB, a former federal savings association subsidiary of FirstMerit located in Clearwater, Florida ("FirstMerit FSB"), was merged with and into FirstMerit Trust Company, N.A., a former national trust company subsidiary of FirstMerit located in Naples, Florida under the name "FirstMerit Bank, N.A." ("FirstMerit NA"). On December 31, 1996, FirstMerit NA was merged with and into SouthTrust Bank of Florida N.A.

         FirstMerit is a corporate entity legally separate and distinct from its affiliates, however, bank holding companies such as FirstMerit are expected to act as a source of financial strength to their respective subsidiary banks. See "REGULATORY MATTERS -- Regulation of Bank Holding Companies." The principal source of FirstMerit's income is dividends from its subsidiaries. There are certain regulatory restrictions on the extent to which the subsidiaries can pay dividends or otherwise supply funds to FirstMerit. See "REGULATORY MATTERS -- Limits on Dividends and Other Payments."

SUBSIDIARY OPERATIONS

         Each Bank engages in commercial banking in its respective geographical market. Commercial banking includes the acceptance of a variety of demand, savings and time deposits and the granting of commercial and consumer loans for the financing of both real and personal property. Other services include automated banking programs, credit cards, rental of safe deposit boxes, letters of credit, leasing, discount brokerage and credit life insurance. The Banks also operate trust departments which offer estate and trust services. Each Bank offers its services primarily to consumers and small and medium size businesses in its respective geographical market. None of the Banks are engaged in lending outside the continental United States. None of the Banks are dependent upon any one significant customer or a specific industry.

         FirstMerit Credit Life Insurance Company was formed in 1985 to engage in underwriting of credit life and credit accident and health insurance directly related to the extension of credit by the Banks to their customers. FirstMerit Community Development Corporation was organized in 1994 to further the efforts of the subsidiaries in meeting the credit needs of their lending communities, and the requirements of the Community Reinvestment Act ("CRA"). Congress enacted CRA to assure that financial institutions meet the deposit and credit needs of their communities. Through a community development corporation, financial institutions can meet these needs by nontraditional activities such as acquiring, rehabilitating or investing in real estate in low to moderate income neighborhoods, and promoting the development of small businesses.

         In 1995 the Banks jointly organized and capitalized FirstMerit Mortgage Corporation ("FirstMerit Mortgage"), which is located in Canton, Ohio. FirstMerit Mortgage is engaged in the business of originating residential mortgage loans and providing mortgage loan servicing for itself, the Banks and third parties.

         FirstMerit Bank is the parent corporation of two wholly-owned Ohio corporations organized in 1993, FirstMerit Leasing Company ("FirstMerit Leasing") and FirstMerit Securities, Inc. ("FirstMerit Securities"). FirstMerit Leasing primarily provides equipment lease financing and related services, while FirstMerit Securities primarily provides discount brokerage services to customers of FirstMerit Bank and other FirstMerit subsidiaries. FirstMerit Bank is also the parent corporation of Abell & Associations, Inc. ("Abell"), a nationally known life insurance and financial consulting firm, which it acquired in May 1997. Abell assists in the design and funding of estate plans, corporate succession plans and executive compensation plans. The firm also does consulting work for law and accounting firms and with individual corporations, designing funding for corporate liability issues and structured settlements.

         Peoples Bank, N.A. is the parent corporation of FirstMerit Insurance Agency, Inc., a subsidiary acquired by FirstMerit when it acquired Great Northern Financial Corporation in 1994. FirstMerit Insurance Agency, Inc.'s license to sell life insurance products and annuities was reactivated in 1997.

RECENT ACQUISITIONS

         FirstMerit engages on a regular basis in discussions concerning possible acquisitions of other financial institutions and financial services companies. FirstMerit also acquires from time to time, branches and deposits in its principal markets.

         In October 1997, FirstMerit, through a wholly-owned subsidiary bank, entered into a purchase and assumption agreement with First Western Bank, N.A., to acquire three branches located in Lake County, Ohio. The three branches had a total of $49.0 million in deposits at the time the agreement was signed. The transaction is expected to close in early 1998.

         In May 1997, FirstMerit, through a wholly owned subsidiary, acquired Abell & Associates, Inc. Abell is a nationally known life insurance and financial consulting firm which assists in the design and funding of estate plans, corporate succession plans and executive compensation plans. The firm also does consulting work for law and accounting firms and with individual corporations, designing funding for corporate liability issues and structured settlements.

                              BUSINESS OF COBANCORP

OVERVIEW

         CoBancorp, headquartered in Elyria, Ohio, is a bank holding company registered with the Federal Reserve whose principal assets are the common stock of its wholly owned subsidiaries, PREMIERBank & Trust and Jefferson Savings Bank. CoBancorp was organized under Ohio law in November 1983 and remained inactive until September 8, 1984. On that date, PREMIERBank's shareholders became CoBancorp shareholders in a tax-free reorganization. This transaction was accounted for as a pooling of interests. As a bank holding company, CoBancorp is engaged in the management of PREMIERBank and

Jefferson Savings Bank. CoBancorp's activities as a bank holding company are regulated by the Federal Reserve, and its corporate governance is determined by the CoBancorp Articles, Regulations and by Ohio law.

         As of September 30, 1997, PREMIERBank and Jefferson Savings Bank operated 41 banking offices throughout its primary market area of Lorain County, and in portions of Crawford, Cuyahoga, Delaware, Erie, Franklin, Huron, Madison and Richland Counties, Ohio. CoBancorp's subsidiaries operate in markets that are diverse in their economic base, ranging from service, governmental and educational orientation in the Columbus, Ohio MSA, to heavy and light industrial activity in the Cleveland/Elyria markets and agricultural orientation in the geographical area between Lorain and Columbus. As of September 30, 1997, CoBancorp and its subsidiaries employed approximately 448 full-time and part-time employees.

         PREMIERBank was chartered by the State of Ohio in 1926 and is a member bank of the Federal Reserve. PREMIERBank has 47 automated teller machines ("ATMs") and is a member of the MAC and Plus ATM networks. As a member bank of the Federal Reserve, PREMIERBank is an insured bank under the Federal Deposit Insurance Act and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. PREMIERBank is subject to primary regulation by the Federal Reserve and the Division. PREMIERBank is also subject to regulation by the FDIC.

         Jefferson Savings Bank's deposits are insured by the FDIC, to the extent permitted by law. Jefferson Savings Bank is subject to primary regulation by the OTS. Jefferson Savings Bank is also subject to regulation by the Division.

         PREMIERBank provides commercial and retail banking services to individual, business, institutional and governmental customers. These services include personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, and safe deposit facilities.

         PREMIERBank offers a variety of commercial loans involving differing characteristics depending on purpose, intent, maturity and collateral; real estate loans structured to include traditional and nonresidential lending activities; and consumer loans designed to meet a multitude of credit needs on both a secured and unsecured basis. The Trust Department of PREMIERBank performs complete trust administrative functions and offers agency and trust services to individuals, partnerships, corporations, institutions and municipalities.

RECENT ACQUISITIONS

         On February 28, 1997 CoBancorp acquired Jefferson Savings Bank by means of a merger of an interim subsidiary of CoBancorp with and into Jefferson Savings Bank. Jefferson Savings Bank's shareholders received cash in the amount of $6.7 million and received additional consideration of $649,000 attributable to certain favorable tax benefits (confirmed by an IRS Private Letter Ruling dated May 31, 1996) in exchange for Jefferson Savings Bank's 3,535 issued and outstanding shares of common stock. The transaction was accounted for under the purchase method of accounting. Jefferson Savings Bank remains a separate savings association subsidiary of CoBancorp. Jefferson Savings Bank conducts its operations in four branch locations in Lorain and Madison Counties, Ohio.

         On February 16, 1996, CoBancorp and PremierBank completed the acquisition of 11 branches of Bank One, Cleveland, N.A. ("Bank One") located in Lorain County, Ohio. The branches acquired by PREMIERBank had total deposits of approximately $110.0 million as of that date. The branches were acquired by PREMIERBank for total consideration of $5.5 million, representing a premium of 5.0% on core deposits. Eight of the branches are situated on real estate acquired by PREMIERBank, and the other three are leased. During 1996, three of the branches acquired from Bank One were consolidated into existing PREMIERBank branch locations.


                               REGULATORY MATTERS

GENERAL

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

         Bank holding companies, banks and savings associations are regulated extensively under federal and state law. The following information describes statutory and regulatory provisions and is qualified in its entirety by reference to the particular statutory or regulatory provisions.

         The FirstMerit Banks are national banks and members of the Federal Reserve, and are subject to the supervision of and regular examination by OCC and the Federal Reserve. As insured banks under the Federal Deposit Insurance Act, the Banks (except Peoples National and Peoples N.A.) are members of the Bank Insurance Fund ("BIF"), and new deposits are insured under BIF. All of the Banks are regulated by the FDIC. The affairs and records of the Banks are examined regularly by OCC and the Banks must furnish quarterly and annual reports to OCC. Peoples National and Peoples N.A. were converted in 1994 into national banks from a federal savings association and a state savings association, respectively. As converted savings associations, they remained members of SAIF, and their deposits are insured thereunder.

         PREMIERBank is a state banking association organized under the laws of the State of Ohio and its deposits are insured by the FDIC as a member of BIF. As such, PREMIERBank is subject to regulation, examination and oversight by the Division, the FDIC and the FRB. PREMIERBank must file periodic reports with these governmental agencies concerning its activities and financial condition. Joint examinations are conducted periodically by the Division, the FDIC and the FRB to determine whether PREMIERBank is in compliance with various regulatory requirements. Jefferson Savings Bank is a savings association organized under the laws of the State of Ohio and its deposits also are insured by the FDIC as a member of SAIF. Jefferson Savings Bank is subject to regulation, examination and oversight by the Division, OTS and the FDIC. It also must file periodic reports with these governmental agencies concerning its activities and financial condition. Joint examinations are conducted periodically by the Division and OTS to determine whether Jefferson Savings Bank is in compliance with various regulatory requirements. PREMIERBank and Jefferson Savings Bank are also subject to certain reserve requirements under regulations of the Federal Reserve. After the Merger, PREMIERBank and Jefferson Savings Bank will be merged with and into FirstMerit Bank and will cease to exist as separate chartered institutions, and therefore neither will be subject to separate regulation.

         The periodic examinations by the regulatory agencies are intended to test institutions' compliance with various regulatory requirements and to determine if operations are conducted in a safe and sound manner. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of nonperforming and other assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by OTS, OCC, the FDIC, the Division, the Federal Reserve or Congress, could materially and adversely impact the powers and operations of FirstMerit, CoBancorp or any of their respective subsidiary financial institutions. It is impossible to predict when or whether any such proposals will be adopted and the impact, if any, of such adoption on the business of CoBancorp or FirstMerit, or their subsidiaries.


         The operations of financial institutions are significantly affected by general economic conditions as well as the monetary and fiscal policies of the federal government and its agencies, particularly the Federal Reserve, and other policies of federal and state regulatory authorities. The Federal Reserve's actions affect interest rates charged on bank loans and paid on bank deposits, and therefore influence growth in bank loans, investments and deposits. The nature and results of changes in monetary and fiscal policies likewise cannot be predicted.

         FirstMerit and CoBancorp are also under the jurisdiction of the Commission and certain state securities commissions for matters relating to the offering and sale of securities. FirstMerit and CoBancorp are subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the Commission.

REGULATION OF BANK HOLDING COMPANIES

         FirstMerit and CoBancorp are registered with the Federal Reserve as bank holding companies under the BHCA. Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve. Bank holding companies are required to file reports with the Federal Reserve and such additional information as the Federal Reserve may require, and are subject to regular inspections by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary banks. Under this policy the Federal Reserve may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The BHCA requires the prior approval of the Federal Reserve in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company. Section 4 of the BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

REGULATION OF NATIONAL BANKS

         As national banks and members of the Federal Reserve, FirstMerit's Banks are subject to the supervision of and regular examination by OCC and the Federal Reserve. As insured banks under the Federal Deposit Insurance Act, all of the Banks are regulated by the FDIC and, with the exception of Peoples National and Peoples N.A., are members of BIF. Areas of operation subject to regulation by federal laws, regulations and regulatory agencies include reserves on deposits, interest rates and other terms of deposits, investments, loans, fiduciary activities, mergers and acquisitions, issuance of securities, payment of dividends, establishment of branches, transactions with officers and principal shareholders, and other aspects of bank operations. Representatives of OCC regularly conduct examinations of the affairs and records of national banks, and all national banks must furnish quarterly and annual reports to OCC.

FEDERAL DEPOSIT INSURANCE CORPORATION

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of BIF and savings associations are SAIF members. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member, or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

         Insurance premiums for SAIF and BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as either (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition


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

and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or OTS.

ACQUISITIONS OF SAVINGS ASSOCIATIONS BY BANK HOLDING COMPANIES

         Section 4 of the BHCA prohibits bank holding companies from acquiring or retaining shares of any company that is not a bank or is not engaging in any activity other than managing and controlling banks, except under certain circumstances. The primary exception permits bank holding companies to conduct activities and acquire companies solely in activities the Federal Reserve has determined to be closely related to banking and a proper incident thereto.

         Section 346 of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle-Neal Act") amended Section 4 of the BHCA to establish a new notice procedure for obtaining Federal Reserve Board approval under Section 4(a)(2) and 4(c)(8) of the BHCA. Under Section 346, a proposal requiring Federal Reserve approval under Section 4(a)(2) or 4(c)(8) may be consummated 60 days after providing the Federal Reserve with complete written notice of the proposal, unless the notice period is extended as provided in the statute. Section 346 also permits proposals to be consummated at any time during this notice period if approved by the Federal Reserve during this period. This interim rule replaced the application procedures of Section 4(c)(8) of the BHCA with a new notice procedure and streamlined the procedures for obtaining Federal Reserve approval for nonbanking proposals in several respects. The interim rule contemplates action by the Federal Reserve on nonbanking proposals involving listed activities (including the acquisition of a savings association or its assets) within 30 days after a notice containing all of the information required by the rule has been received by the Federal Reserve. In approving the activities contained in such a notice, the Federal Reserve is precluded from opposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by Section 23A or 23B of the Federal Reserve Act or any other applicable law.

         Section 18(c) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. ss. 1828(c)) authorizes the Federal Reserve to approve the application of a bank to effect a merger, consolidation, acquisition of assets or assumption of deposit liabilities, and, incident thereto, to establish a branch or branches pursuant to Section 9 of the Federal Reserve Act (12 U.S.C. ss. 321) and Section 5(d)(3) of the FDIA (12 U.S.C. ss. 1815(d)(3)) authorizes the Federal Reserve to approve the application of a bank to effect a merger, consolidation or acquisition of assets or assumption of deposit liabilities of a savings association by a bank that is insured by the BIF.

INTERSTATE BANKING AND BRANCHING

         In 1994, the Riegle-Neal Act was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the Federal Reserve to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the Federal Reserve from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.


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

         Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. A state could have permitted such transactions before such time by enacting authorizing legislation. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

         The Riegle-Neal Act authorizes the OCC and the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Riegle-Neal Act also required the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibited any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

CAPITAL

         The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions. See "REGULATORY MATTERS -- Prompt Corrective Regulatory Action."

         The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8% ("Total Risk-Based Capital"). This Total Risk-Based Capital ratio must be at least 10% to be considered well capitalized. At least half of the minimum Total Risk-Based Capital ratio (4%) must be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 Risk-Based Capital"). To be considered well capitalized, the Tier 1 Risk-Based Capital ratio must be at least 6%. See "REGULATORY MATTERS -- Prompt Corrective Regulatory Action." The remainder of Total Risk-Based Capital may consist of subordinated debt, other preferred stock and a limited amount of loan and lease loss allowance.

         The Federal Reserve also has established minimum leverage ratio guidelines for bank holding companies. The guidelines provide for a minimum ratio of Tier 1 Risk-Based Capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles) ("Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the Leverage Ratio must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

         FirstMerit and CoBancorp are in compliance with the current guideline ratios. As of September 30, 1997, FirstMerit had a Total Risk-Based Capital Ratio of 12.72%, Tier 1 Risk-Based Capital Ratio of 11.53% and a Leverage Ratio of 9.68%, and CoBancorp had a Total Risk-Based Capital Ratio of 13.03%, Tier 1 Risk-Based Capital Ratio of 12.00% and a Leverage Ratio of 7.80%.

         Each of the subsidiary financial institutions of FirstMerit and CoBancorp is subject to similar capital requirements adopted by OCC, OTS or FRB, as the case may be. OTS also imposes a tangible capital requirement, which requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. "Tangible capital" is defined as core capital minus any "intangible assets," such as goodwill. At September 30, 1997, each financial institution subsidiary of FirstMerit and CoBancorp satisfied the minimum capital ratio requirements under the capital ratio

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guidelines. Failure by any financial institution subsidiary of FirstMerit or
CoBancorp to comply in the future with applicable capital standards may subject the institution to sanctions and limitations upon operations.

PROMPT CORRECTIVE REGULATORY ACTION

         The federal banking agencies have established a system of prompt corrective action to resolve certain of the problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions -- "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The federal banking agencies may (or in some cases must) take certain supervisory actions depending upon an insured institution's capital level. For example, the banking agencies must appoint a receiver or conservator for an institution within 90 days after it becomes "critically undercapitalized" unless the institution's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on an institution's capital category. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions, a financial institution that has a Total Risk-Based Capital of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater is deemed to be "well capitalized." An institution with a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (or a Leverage Ratio of 3% or greater and a CAMEL 1 rating), is considered to be "adequately capitalized." An institution that has a Total Risk-Based Capital of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4%, and a Leverage Ratio that is less than 4% (or a Leverage Ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized." An institution that has a Total Risk-Based Capital less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a Leverage Ratio that is less than 3% is considered to be "significantly undercapitalized." An institution that has tangible equity (core capital minus intangible assets other than qualifying supervisory goodwill and purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized."

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         FirstMerit and CoBancorp are legal entities separate and distinct from their respective subsidiary financial institutions. There are various legal limitations on the extent to which such subsidiary banks and savings associations may finance or otherwise supply funds to their parent holding companies. Under federal law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

         Each bank subsidiary of FirstMerit is required by federal law to obtain the prior approval of OCC for the declaration and payment of dividends if the total of all dividends declared by the board of directors of the bank in any year will exceed the total of (i) the bank's net profits for that year, plus
(ii) the retained net profits for the preceding two years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including any portion transferred to surplus) exceed bad debts. Similar limitations are imposed upon capital distributions, including cash dividends, by PREMIERBank and Jefferson Savings Bank.

         As of September 30, 1997, FirstMerit's Banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $[___] million, and PremierBank and Jefferson Savings Bank, without obtaining governmental approval, could declare total dividends of approximately $[____] million.

TRANSACTIONS WITH AFFILIATES

         Sections 23A and 23B of the Federal Reserve Act (the "FRA") restrict transactions by insured depository institutions and their subsidiaries with their affiliates. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the institution. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10%


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of such institution's capital stock and surplus (i.e., tangible capital) and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A financial institution's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the FRA and Regulation O promulgated thereunder by the Federal Reserve. Among other things, such loans must be made on terms substantially similar to those offered to unaffiliated individuals, the amount of loans an institution may make to such persons is based, in part, on the institution's capital position, and certain approval procedures must be followed in making such loans.


                     DESCRIPTION OF FIRSTMERIT CAPITAL STOCK

FIRSTMERIT COMMON SHARES

         FirstMerit's Articles have authorized 80,000,000 shares of Common Stock, no par value, of which 62,093,698 were outstanding as of September 30, 1997. Of the authorized shares of FirstMerit Common Stock, [________] shares are currently unreserved and available for issuance. These shares may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the corporate governance documents of FirstMerit and OGCL. Each share of FirstMerit Common Stock is accompanied by one FirstMerit Right pursuant to the Rights Agreement.

         Each share of FirstMerit Common Stock is entitled to (a) dividends when and as declared by the directors, but after payment of dividends to any FirstMerit Preferred Stock that may hereafter be issued, (b) to one vote per share on each matter properly submitted to shareholders for their vote, and (c) to participate ratably in the net assets of FirstMerit in the event of liquidation, after any FirstMerit Preferred Stock that may hereafter be issued.

         On September 30, 1997, FirstMerit had 6,888 shareholders of record. Holders of FirstMerit Common Stock have no preemptive rights for the purchase of additional shares of any class of FirstMerit capital stock, nor do they have the right to cumulate their voting power.

FIRSTMERIT PREFERRED STOCK

         FirstMerit's Articles have authorized 7,000,000 shares of Preferred Stock, no par value, of which no shares were outstanding as of September 30, 1997. FirstMerit has created a class of Preferred Stock entitled the "Series A Preferred Stock" and has currently designated 600,000 shares for issuance thereunder. The Series A Preferred Stock was created pursuant to the FirstMerit's Rights Agreement. The remaining 6,400,000 shares of Preferred Stock may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the corporate governance documents of FirstMerit and OGCL.

         The holders of FirstMerit Preferred Stock are entitled to one vote per share on matters on which they are entitled to vote, and the other terms thereof may be fixed by FirstMerit's Board of Directors, including dividend rate, liquidation price, redemption price, sinking fund provisions, conversion rights, and restrictions on issuance of shares of the same series or any other class or series as may be determined by the directors. As to dividend, redemption, and liquidation rights, each series of FirstMerit Preferred Stock will be senior to FirstMerit Common Stock. See "COMPARISON OF FIRSTMERIT AND COBANCORP CAPITAL STOCK."


              COMPARISON OF FIRSTMERIT AND COBANCORP CAPITAL STOCK

FIRSTMERIT COMMON STOCK AND COBANCORP COMMON STOCK

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
         If the Merger is consummated, all shareholders of CoBancorp (except holders of CoBancorp Common Stock who receive only cash for their shares or who perfect their dissenters' rights) will become shareholders of FirstMerit. FirstMerit is a corporation organized under, and governed by the OGCL, the FirstMerit Articles and the FirstMerit Regulations. CoBancorp is also a corporation organized under Ohio law, and is governed by OGCL, the CoBancorp Articles, and the CoBancorp Regulations. The rights of a holder of CoBancorp Common Stock are similar in most respects to, but different in certain other respects from, the rights of a holder of FirstMerit Common Stock. Certain of the most significant similarities and differences are summarized below.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OGCL, FIRSTMERIT'S ARTICLES AND REGULATIONS, AND COBANCORP'S ARTICLES AND REGULATIONS.

VOTING RIGHTS

         CUMULATIVE VOTING AND PREEMPTIVE RIGHTS. Each holder of FirstMerit Common Stock and CoBancorp Common Stock has the right to cast one vote for each share owned on all matters submitted to a vote of shareholders. No holder of shares of any class of capital stock of FirstMerit or CoBancorp is entitled to the right of cumulative voting. No holder of shares of any class of capital stock of FirstMerit or CoBancorp is entitled to preemptive rights.

         DIRECTOR NOMINATIONS. Any shareholder of FirstMerit who determines to nominate a person for election as a director must deliver written notice to the Secretary of FirstMerit not later than (a) with respect to an election to be held at an Annual Meeting of Shareholders for the election of directors, 90 days in advance of such meeting, and (b) with respect to such an election to be held at a Special Meeting of Shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice must set forth specific information regarding the nominating shareholder and nominee, and must be accompanied by a consent of the nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. CoBancorp's Regulations do not include a director nomination provision.

         SPECIAL MEETINGS. A special meeting of the shareholders of FirstMerit can be called by the President, by the Board of Directors acting at a meeting, by a majority of the Board when not in a meeting, or by shareholder(s) owning one-half or more of the outstanding shares of FirstMerit Common Stock. A special meeting of the shareholders of CoBancorp can be called by the Chairman of its Board of Directors, its President, a Vice President, or by a majority of the Board, or by shareholder(s) owning one-fourth or more of all of the outstanding shares of capital stock of CoBancorp.

         MERGERS, CONSOLIDATIONS, DISSOLUTIONS, COMBINATIONS, AND OTHER TRANSACTIONS. Subject to the provisions discussed in "Ohio Anti-Takeover Statutes" below, Ohio law requires a merger, consolidation, dissolution, disposition of all or substantially all of a corporation's assets, and a "majority share acquisition" or "combination" involving issuance of shares with one-sixth or more of the voting power of the corporation be adopted by the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of the corporation on such proposal, unless the articles of incorporation specify a different proportion (but not less than a majority). Adoption by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. Except for the "Fair Price and Supermajority Vote Provisions" discussed below, neither FirstMerit's Articles nor CoBancorp's Articles modify such voting requirements.

         FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS. Article Seventh of FirstMerit's Articles requires that a merger or consolidation of FirstMerit into or with a corporation, person, or entity that is the beneficial owner of 10% or more of the issued and outstanding shares of a class of FirstMerit capital stock ("Interested Party"), or the sale, lease or other disposition of all or substantially all of the assets of FirstMerit to an Interested Party, requires the approval of 80% of the outstanding voting shares of each class of FirstMerit stock entitled to vote as a class. This supermajority vote requirement is waived in the event the transaction has been approved (i) by the Board of Directors prior to the time the Interested Party beneficially owns 10% or more of the outstanding capital stock of FirstMerit, or (ii) at any time before its consummation by two-thirds vote of the total members of the FirstMerit Board of Directors and a majority of the directors who either were appointed prior to the time the party beneficially owned four percent or more of an outstanding class of capital stock or were recommended


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

to succeed such a director by a majority of such directors; provided, that the transaction is structured in such a manner that the price to be paid by the Interested Party is fair to all shareholders of FirstMerit. A FirstMerit shareholder must receive a price equal to the highest price per share previously paid to a shareholder by the Interested Party for a share of FirstMerit capital stock of the same class. If that supermajority vote requirement is waived, the transaction may be approved by the holders of at least two-thirds of the outstanding capital stock.

         The CoBancorp Articles provide that the approval of the holders of 75% of the outstanding shares of CoBancorp Common Stock is required in order to approve a merger, consolidation or acquisition unless the transaction has been approved by the Board of Directors. The CoBancorp Articles do not include a fair price vote provision.

SHAREHOLDER RIGHTS PLAN

         Pursuant to the terms of the Rights Agreement, between FirstMerit and FirstMerit Bank, as rights agent, a dividend of one preferred share purchase right (a "Right") for each outstanding share of FirstMerit Common Stock (sometimes hereinafter "Common Stock") was declared by the FirstMerit Board of Directors. Each Right entitles its registered holder to purchase from FirstMerit, after the Distribution Date, one one-hundredth of a share of Series A Preferred Stock, no par value (the "Preferred Shares"), for $45 (the "Purchase Price"), subject to adjustment. The Rights will be evidenced by the Common Share certificates until the close of business on the earlier of the date (either, the "Distribution Date") which is (i) the tenth business day (or such later date as the Board of Directors of FirstMerit may from time to time fix by resolution adopted prior to the Distribution Date that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person, as defined below, or (ii) the tenth business day (or such earlier or later date as the Board of Directors of FirstMerit may from time to time fix by resolution adopted prior to the Flip-in Date (as defined below) that would otherwise have occurred) after the first date of public announcement by FirstMerit that such Person has become an Acquiring Person (the "Flip-in Date"); provided that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made.

         An Acquiring Person is any Person who is the Beneficial Owner (as defined in the Rights Agreement) of 10% or more of the outstanding Common Stock, provided, however, such term shall not include (i) FirstMerit, any wholly-owned subsidiary of FirstMerit or any employee stock ownership or other employee benefit plan of FirstMerit, (ii) any person who is the Beneficial Owner of 10% or more of the outstanding Common Stock as of the date of the Rights Agreement or who shall become the Beneficial Owner of 10% or more of the outstanding Common Stock solely as a result of an acquisition of Common Stock by FirstMerit, until such time as such Person acquires additional Common Stock, other than through a dividend or stock split, (iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of FirstMerit if such Person promptly divests sufficient securities such that such 10% or greater Beneficial Ownership ceases; or (iv) any Person who Beneficially Owns Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by FirstMerit in connection with an agreement to merge with, or acquire, FirstMerit prior to a Flip-in Date, (B) shares owned by such Person and its Affiliates and Associates at the time of such grant, (C) shares, amounting to less than 1% of the outstanding Common Stock, acquired by Affiliates and Associates of such Person after the time of such grant and (D) shares which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold shares, or which are held by such Person in respect of a debt previously contracted.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Promptly following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Distribution Date.

         The Rights will not be exercisable until the Business Day (as defined in the Rights Agreement) following the Distribution Date. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on July 18, 2006, (iii) the date on which the Rights are redeemed as described below and (iv) upon certain mergers


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

of FirstMerit with another corporation pursuant to an agreement entered into prior to a Flip-in Date (in any such case, the "Final Expiration Date").

         In the event that prior to the Expiration Time a Flip-in Date occurs, each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from FirstMerit, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of Common Stock of FirstMerit having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Purchase Price for an amount in cash equal to the then current Purchase Price. In addition, the Board of Directors of FirstMerit may, at its option, at any time after a Flip-in Date and prior to the time an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for Common Stock at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Distribution Date (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of Common Stock equal to the Exchange Ratio.

         Whenever FirstMerit shall become obligated under the preceding paragraph to issue Common Stock upon exercise of or in exchange for Rights, FirstMerit, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-hundredth of a share of Preferred Stock for each Common Share so issuable.

         In the event that prior to the Final Expiration Date FirstMerit enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, (i) FirstMerit shall consolidate or merge or participate in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time FirstMerit enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person Controls the Board of Directors of FirstMerit (as defined in the Rights Agreement) and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) FirstMerit shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of FirstMerit and its subsidiaries (taken as a whole) to any other Person (other than FirstMerit or one or more of its wholly-owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time such sale or transfer of assets or at the time FirstMerit (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person Controls the Board of Directors of FirstMerit (a "Flip-over Transaction or Event"), FirstMerit shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such Flip-over Transaction or Event until it shall have entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of FirstMerit pursuant to the Rights Agreement. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates counted together as a single Person.

         The Board of Directors of FirstMerit may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of FirstMerit electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.


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

         The holders of Rights will, solely by reason of their ownership of Rights, have no rights as shareholders of FirstMerit, including, without limitation, the right to vote or to receive dividends.

         A copy of Rights Agreement is included as an exhibit to the Amendment No. 1 to Form 8-A filed by FirstMerit with the Commission on July 19, 1996. The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

         CoBancorp has not adopted a shareholder rights or similar plan.

OHIO ANTI-TAKEOVER STATUTES

         Except as otherwise noted, the statutes described below apply to both FirstMerit and CoBancorp.

         OHIO CONTROL SHARE ACQUISITION ACT. The Acquisition Act provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the "interested shares," being the shares held by the intended acquiror and the directors and officers of the issuer. In addition "interested shares" are defined to include those acquired by any person: (i) after the first date of public disclosure (November 3, 1997) of the Merger and prior to the date of the CoBancorp Special Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the company being acquired, and (ii) that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power. The Acquisition Act may be made inapplicable to a company by its corporate governance documents, but those of FirstMerit and CoBancorp do not so provide.

         OHIO MERGER MORATORIUM STATUTE. The Ohio Merger Moratorium provisions prohibit certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation (an "interested shareholder") for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An "issuing public corporation" is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the Merger Moratorium provisions include the disposition of assets, mergers and consolidations, voluntary dissolutions, and the transfer of shares ("Moratorium Transactions").

         Subsequent to the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including (a) the board of directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares. The Merger Moratorium provisions are applicable to all corporations formed under Ohio law, but a corporation may elect not to be covered by the Merger Moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. Neither FirstMerit nor CoBancorp has taken any such corporate action to opt out of the Ohio Merger Moratorium statute.



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

         OHIO "ANTI-GREENMAIL" STATUTE. Pursuant to ORC Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys' fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the "anti-greenmail" statute with an appropriate amendment to its articles of incorporation, but neither FirstMerit nor CoBancorp has taken any such corporate action to opt out of the statute.

AMENDMENT TO CHARTER DOCUMENTS

         The FirstMerit Articles presently require that two-thirds of the voting power of FirstMerit approve any amendment to the Articles, except that (i) with regard to FirstMerit's Series A Preferred Stock (no shares of which are presently issued or outstanding), any amendment to FirstMerit's Articles that would materially alter or change the powers, preferences, or special rights of such Series A Preferred Stock so as to affect them adversely would have to be approved by at least a majority vote of the holders of such shares, voting together as a single class, and (ii) with regard to Article Seventh of FirstMerit's Articles, certain business combinations require a vote of 80% of the voting power of FirstMerit, unless the amendment is approved by 75% of the Board and by a majority of the Continuing Directors, then by two-thirds of the voting power. CoBancorp's Articles do not contain a comparative provision and therefore the CoBancorp Articles may be amended pursuant to OGCL.

         Directors may not amend the code of regulations of an Ohio corporation. The Regulations of FirstMerit provide for amendment by shareholders holding a majority of the voting power at a meeting (although Ohio law requires that all amendments by written action of the shareholders without a meeting must be approved unanimously by the shareholders entitled to vote thereon). In addition, any amendments regarding the calling of special meetings of shareholders, classification of directors, nomination of or removal of directors, or amendment to the FirstMerit Regulations, must be approved by shareholders holding at least two-thirds of the voting power of FirstMerit. The CoBancorp Regulations provide for amendment by shareholders holding a majority of the voting power of CoBancorp Common Stock.

DIRECTORS

         NUMBER; CLASSIFICATION. FirstMerit's Regulations presently provide that the number of directors shall not be greater than 24, divided into three classes. The shareholders of FirstMerit at the 1994 Annual Meeting of Shareholders fixed the number of Directors at 16. The respective terms of the classes are staggered so that the term of one class expires each year, at which time members of that class are elected to a three-year term.

         The CoBancorp Regulations presently provide that the number of directors shall be determined by Resolution of the shareholders, which number shall not be less than three, divided into three classes. The number of directors of CoBancorp has been set at 13. The respective terms of the classes are staggered so that the term of one class expires each year, at which time members of that class are elected to a three-year term.

         REMOVAL. FirstMerit's Regulations provide that FirstMerit's shareholders may remove a director for good cause by a vote of two-thirds of the capital stock entitled to vote for directors. CoBancorp's Regulations do not contain a provision addressing director removal and therefore the general provisions of OGCL prevail.

         INDEMNIFICATION. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. It provides, however, that directors (but not officers, employees, and agents)


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

are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         Ohio law does not authorize payment of expenses or judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract and except with respect to the advancement of expenses of directors.

         Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

         FirstMerit's Articles provide that FirstMerit may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee or agent of FirstMerit, or of any other corporation or organization for which he was serving as a director, officer, employee or agent at the request of FirstMerit. FirstMerit has entered into Indemnification Agreements with each of its directors and executive officers. CoBancorp's Regulations provide that CoBancorp shall indemnify its directors, officers, employees and agents to the fullest extent permitted under Ohio law. See "TERMS OF MERGER -- Interests of Certain Persons in Merger." CoBancorp has not entered into separate indemnification agreements with any of its executive officers or directors. Both FirstMerit and CoBancorp have acquired insurance for their obligations to provide indemnification to their officers and directors.

DIVIDENDS

         An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus. The ability of FirstMerit and CoBancorp to pay cash dividends to their respective shareholders is largely dependent on the amount of dividends which may be declared and paid to each of them by their respective subsidiaries. There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks, savings associations and bank holding companies. See "REGULATORY MATTERS."

REPURCHASES

         Under Ohio law, a corporation may by action of its board of directors purchase or redeem its own shares if authorized to do so by its articles of incorporation or under certain other circumstances, but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. FirstMerit's and CoBancorp's Articles permit their respective Boards of Directors to authorize the repurchase or redemption of shares to the extent permitted by law.

PREFERRED STOCK

         The terms and provisions of FirstMerit's Preferred Stock are delineated above under "DESCRIPTION OF FIRSTMERIT CAPITAL STOCK -- FirstMerit Preferred Stock." CoBancorp is not authorized to issue preferred stock.

TRANSFER AGENT

         FirstMerit's transfer agent is FirstMerit Bank and CoBancorp's is Registrar and Transfer Company.


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



ANTI-TAKEOVER EFFECT

         FirstMerit has adopted certain corporate governance provisions described above which may have anti-takeover effects. These provisions may discourage or delay takeover attempts or a change of control of FirstMerit. In addition, they may tend to insulate current directors and management against the possibility of removal, and may give holders of a minority of FirstMerit Common Stock the power to veto a business combination which the holders of a majority of the stock may believe to be desirable and beneficial.


                                  LEGAL MATTERS

         The validity of the shares of FirstMerit Common Stock to be issued by FirstMerit under the Merger Agreement and certain federal tax matters relating to the Merger have been passed upon for FirstMerit by its counsel, Brouse & McDowell. Philip A. Lloyd II is a shareholder of Brouse & McDowell and a director of FirstMerit. Kevin C. O'Neil is a shareholder of Brouse & McDowell. Due to their involvement in this transaction, Messrs. Lloyd and O'Neil are required to disclose their beneficial ownership of shares of FirstMerit Common Stock, which is 320,771 and 3,022 shares, respectively. Certain legal matters in connection with the Merger will be passed upon for CoBancorp by Silver, Freedman & Taff, L.L.P. (a partnership including professional corporations).


                                     EXPERTS

         The consolidated financial statements of FirstMerit incorporated in this Prospectus and Proxy Statement by reference to the FirstMerit Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Form 10-K/A, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of CoBancorp Inc. incorporated by reference in CoBancorp Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

         Representatives of Ernst & Young LLP are expected to be present at the CoBancorp Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                                                   APPENDIX A


     Agreement of Affiliation and Plan of Merger dated November 2, 1997, by and between FirstMerit Corporation and CoBancorp Inc.

       AGREEMENT OF AFFILIATION AND PLAN OF MERGER DATED NOVEMBER 2, 1997 BY AND
           BETWEEN FIRSTMERIT CORPORATION AND COBANCORP INC.

                            AGREEMENT OF AFFILIATION
                               AND PLAN OF MERGER

         THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER, dated as of November 2, 1997 (this "Agreement"), is made by and between FirstMerit Corporation, an Ohio corporation ("FirstMerit"), and CoBancorp Inc., an Ohio corporation ("CoBancorp").

         WHEREAS, the respective Boards of Directors of FirstMerit and CoBancorp have each determined that it is in the best interests of their respective shareholders for CoBancorp to merge with and into FirstMerit upon the terms and subject to the conditions set forth herein;

         WHEREAS, the respective Boards of Directors of FirstMerit and CoBancorp have each approved the merger of CoBancorp with and into FirstMerit, upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of FirstMerit intend to contemporaneously with the merger of CoBancorp with and into FirstMerit, to merge the wholly owned subsidiaries of CoBancorp, with and into a wholly owned subsidiary of FirstMerit;

         WHEREAS, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors at the Effective Time, an individual to be recommended by CoBancorp (subject to the approval of the FirstMerit Board of Directors);

         WHEREAS, as an inducement for FirstMerit to enter into this Agreement, CoBancorp expects (but is not obligated) to provide FirstMerit with an option to purchase up to 19.9 percent of the capital stock of CoBancorp, but only if certain events occur, pursuant to the terms and conditions of the CoBancorp Stock Purchase Option (as hereinafter defined);

         WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "purchase;"

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                  1. THE MERGER

         1.1.     MERGER.

                  1.1.1. MERGER. At the Effective Time (as hereinafter defined), CoBancorp will be merged with and into FirstMerit (the "Merger") in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL"). FirstMerit shall be the surviving corporation in the Merger and shall continue after the Merger to be incorporated under the laws of the State of Ohio (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation shall be "FirstMerit Corporation."

                  1.1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as hereinafter defined), FirstMerit and CoBancorp (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Ohio. The form of Certificate of Merger is attached hereto as Exhibit 1.1.2, which has attached to it the Amended and Restated Articles of Incorporation of the Surviving Corporation. The Merger will become effective at the time and date which the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the "Effective Time").

                  1.1.3. CONSUMMATION OF MERGER. The closing of the Merger (the "Closing") will take place (i) at 10:00 a.m. (local time) at the principal executive offices of FirstMerit as promptly as practicable after the date on which all of the conditions set forth in Article 6 are satisfied or duly waived, or (ii) at such other time and place and on such other date as FirstMerit and CoBancorp may agree.

                  1.1.4. ARTICLES OF INCORPORATION AND REGULATIONS. The Amended and Restated Articles of Incorporation and Code of Regulations of FirstMerit, attached hereto as Exhibit 1.1.4, in effect immediately prior to the Effective Time will be the Amended and Restated Articles of Incorporation and Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL.

                  1.1.5. DIRECTORS AND OFFICERS. The directors and officers of FirstMerit immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL. Immediately following Closing, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors, an individual to be recommended by CoBancorp, but subject to the approval of the FirstMerit Board of Directors, such individual to serve in the class whose terms expire in 2000.

                  1.1.6. SERVICE OF PROCESS. B.&McD., Inc., whose address is 106
S. Main Street, Akron, Summit County, Ohio 44308, is the statutory agent upon whom any process, notice or demand against FirstMerit, or the Surviving Corporation may be served.

                             2. CONVERSION OF SHARES

         2.1. CONVERSION OF SHARES. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of the common stock, no par value per share, of CoBancorp (the "CoBancorp Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding (i) shares held by CoBancorp or any of the CoBancorp Subsidiaries (as defined below) or by FirstMerit or any of the FirstMerit Subsidiaries (as defined below), in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares") and (ii) Dissenting Shares (as defined below)), shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 2.2, subject to Sections 2.3 and 2.4 hereof, either

                  (1) a number of shares of common stock, no par value per share, of FirstMerit (the "FirstMerit Common Stock") equal to the Exchange Ratio (as defined below)(and the associated rights under the FirstMerit Rights Plan (as defined below))(the "Per Share Stock Consideration"), or

                  (2) $44.50 in cash (the "Per Share Cash Consideration"),

in such proportions as the holder thereof shall elect or be deemed to have elected as provided in Section 2.2 hereof (the aggregate amount of cash payable and the number of shares of FirstMerit Common Stock issuable pursuant to the Merger is sometimes referred to as the "Merger Consideration"); provided, however, that the aggregate amount of cash payable pursuant to the Merger to satisfy such elections shall not be less than 30% of the aggregate Market Value of the Merger Consideration (as defined below) (the "Minimum Cash Consideration Amount") nor exceed 49% of the aggregate Market Value of the Merger Consideration (the "Maximum Cash Consideration Amount").

         For purposes of this Section 2.2:

         (i) The "Exchange Ratio" shall be 1.745 shares of FirstMerit Common Stock, except that in the event the Average Closing Price (as defined below) is:

                  (a) greater than $30.60, then the Exchange Ratio shall be equal to $48.53 divided by the Average Closing Price, or

                  (b) equal to or greater than $28.05 but less than or equal to $30.60 per share, then the Exchange Ratio shall be 1.586, or

                  (c) greater than $22.95 but less than $28.05 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a factor equal to $25.50 divided by the Average Closing Price, or

                  (d) equal to or less than $22.95, subject to Section 7.1(h), then the Exchange Ratio shall be 1.939,

                  in each event rounded to three decimal places;

         (ii) "Average Closing Price" shall mean the average of the reported daily closing prices of FirstMerit Common Stock on the Nasdaq National Market during the period of ten consecutive trading days ending on the tenth calendar day immediately prior to the Effective Time; and

         (iii) "Market Value of the Merger Consideration" shall mean the sum of (a) the product of the number of shares of FirstMerit to be issued pursuant to the Merger and the Average Closing Price and (b) the aggregate amount of cash payable pursuant to the Merger.

                  2.2. ELECTION PROCEDURES. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing CoBancorp Common Stock ("CoBancorp Certificates") shall pass, only upon proper delivery of such CoBancorp Certificates to an exchange agent designated by FirstMerit (the "Exchange Agent")) in such form as FirstMerit and the CoBancorp shall mutually agree ("Election Form") shall be mailed 25 days prior to the anticipated Effective Time or on such other date as the CoBancorp and FirstMerit shall mutually agree ("Mailing Date") to each holder of record of CoBancorp Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date"). FirstMerit shall determine the anticipated Effective Time (the "Anticipated Effective Time") in its sole discretion and the failure of the Effective Time to occur at the Anticipated Effective Time for purposes of this Section 2.2 shall not affect the time periods which are established for purposes of these election procedures.

         Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of CoBancorp Common Stock to elect to receive only FirstMerit Common Stock with respect to such holder's CoBancorp Common Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's CoBancorp Common Stock ("Cash Election Shares"), to elect to receive FirstMerit Common Stock with respect to those shares of CoBancorp Common Stock designated by the holder as Stock Election Shares and cash with respect to the holder's remaining shares of CoBancorp Common Stock or to indicate that such holder makes no election ("No Election Shares"). For purposes of this Section 2.2, Dissenting Shares shall be treated as Cash Election Shares but shall not be converted into the Per Share Stock Consideration or the Per Share Cash Consideration except as provided in
Section 2.6.

         Any shares of CoBancorp Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as FirstMerit and the CoBancorp may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares."

         FirstMerit shall promptly make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of CoBancorp Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and CoBancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the CoBancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CoBancorp Common Stock represented by such Election Form shall become No Election Shares and FirstMerit shall cause the certificates representing CoBancorp Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

         Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FirstMerit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         2.3. ALLOCATION PROCEDURES. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, FirstMerit shall cause the Exchange Agent to effect the allocation among the holders of CoBancorp Common Stock in accordance with the Election Forms as follows:

         (a) Cash Elections Less Than Minimum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is less than the Minimum Cash Consideration Amount (as determined by the Exchange Agent), then:

                  (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

                  (ii) the Exchange Agent shall select first from among the No Election Shares on a pro rata basis and then (if necessary) from among the Stock Election Shares on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") on a pro rata basis such that the aggregate amount of the Per Share Cash Consideration that will be payable pursuant to the Merger equals as closely as practicable the Minimum Cash Consideration Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                  (iii) the No Election Shares and the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; or

         (b) Cash Elections More Than Maximum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is greater than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then:

                  (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive FirstMerit Common Stock,

                  (ii) the Exchange Agent shall select from among the Cash Election Shares on a pro rata basis, a sufficient number shares ("Stock Designated Shares") such that the amount of cash that will be payable pursuant to the Merger equals as closely as practicable, but not in excess of, the Maximum Cash Consideration Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                  (iii) the Cash Election Shares which are not Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; or

         (c) Cash Elections At Least Equal to Minimum Cash Consideration Amount and No More Than Maximum Cash Consideration Amount. If the amount of cash that would be payable upon the conversion into cash of the Cash Election Shares is at least equal to the Minimum Cash Consideration Amount and is no more than the Maximum Cash Consideration Amount (as determined by the Exchange Agent), then subparagraphs (a) and (b) above and subparagraph (d) below shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

         (d) Notwithstanding anything to the contrary herein, any CoBancorp shareholder who has acquired shares of CoBancorp Common Stock through the exercise of stock options, and who elects to receive FirstMerit Common Stock with respect to (all or a portion of) such shareholder's

CoBancorp Common Stock, shall be entitled to the maximum amount of the Per Share Stock Consideration exchanged for the shareholder's Stock Election Shares being allocated to the shareholder's shares of CoBancorp Common Stock acquired through the exercise of stock options, with any required Per Share Cash Consideration being allocated first to shares of CoBancorp Common Stock acquired other than through the exercise of stock options, unless otherwise specifically elected by such shareholder.

         2.4. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FirstMerit Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FirstMerit shall pay to each holder of CoBancorp Common Stock who would otherwise be entitled to a fractional share of FirstMerit Common Stock (after taking into account all CoBancorp Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of FirstMerit Common Stock, as reported by the Nasdaq/NMS reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five Nasdaq/NMS trading days immediately preceding the Effective Date.

         2.5.     EXCHANGE PROCEDURES.

                  2.5.1. At or prior to the Effective Time, FirstMerit shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of CoBancorp Certificates, for exchange in accordance with this Article 2, certificates representing the shares of FirstMerit Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article 2 in exchange for outstanding shares of CoBancorp Common Stock.

                  2.5.2. As promptly as practicable after the Effective Date, FirstMerit shall send or cause to be sent to each former holder of record of shares (other than Cash Election Shares, Treasury Shares or Dissenting Shares) of CoBancorp Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's CoBancorp Certificates for the consideration set forth in this Article 2. FirstMerit shall cause the New Certificates into which shares of a shareholder's CoBancorp Common Stock are converted on the Effective Date and/or any check in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of CoBancorp Certificates representing such shares of CoBancorp Common Stock (or indemnity reasonably satisfactory to FirstMerit and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid pursuant to this Article 2 upon such delivery.

                  2.5.3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CoBancorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  2.5.4. No dividends or other distributions with respect to FirstMerit Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered

CoBancorp Certificate representing shares of CoBancorp Common Stock converted in the Merger into shares of such FirstMerit Stock until the holder thereof shall surrender such CoBancorp Certificate in accordance with this Article 2. After the surrender of a CoBancorp Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FirstMerit Stock represented by such CoBancorp Certificate.

                  2.5.5. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CoBancorp for twelve months after the Effective Time shall be paid to FirstMerit by the Exchange Agent. Any shareholders of CoBancorp who have not theretofore complied with this Article 2 shall thereafter look only to FirstMerit for payment of the shares of FirstMerit Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FirstMerit Stock deliverable in respect of each share of CoBancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         2.6. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of record of the CoBancorp Common Stock as of the date fixed for the determination of shareholders of CoBancorp entitled to notice of the CoBancorp Meeting (as defined below), and who shall have filed with CoBancorp, not later than ten (10) days after such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Agreement, and who comply with all of the relevant provisions of such Section (the "Dissenting Shares"), shall cease at the Effective Time to have any of the rights of a shareholder in respect of such shares, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the OGCL), and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of CoBancorp Common Stock who after the Effective Time (i) surrenders his certificates representing shares of CoBancorp Common Stock for exchange pursuant to Section 2.3 hereof, or
(ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of CoBancorp Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without any interest thereon, as provided in Section 2.3.

         CoBancorp shall give FirstMerit (i) prompt notice of any written demands for payment for any CoBancorp Common Stock under Section 1701.85 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by CoBancorp relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. CoBancorp shall not, except with the prior written consent of the FirstMerit, voluntarily make any payment with respect to any demands for payment for CoBancorp Common Stock under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         2.7. ANTI-DILUTION PROVISIONS. In the event FirstMerit changes (or establishes a record date for changing) the number of shares of FirstMerit Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FirstMerit Common Stock and the record date therefor shall be prior to the Effective Date, or exchanges FirstMerit Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Exchange Ratio shall be proportionately adjusted.

         2.8. TREASURY SHARES. Each of the shares of CoBancorp Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         2.9. STOCK OPTIONS. The CoBancorp Disclosure Letter (as hereinafter defined) sets forth a list of each stock option outstanding on the date of this Agreement (collectively, the "CoBancorp Stock Options"), to purchase Common Stock heretofore granted pursuant to the CoBancorp option plans. Without the written consent of FirstMerit, no additional CoBancorp Stock Options shall, after the date of this Agreement, be granted. Each stock option to purchase CoBancorp Common Stock not exercised prior to the Effective Date shall on or immediately before the Effective Date pursuant to the terms of the plan, be cashed out at a price equal to the difference between the option exercise price and the Per Share Cash Consideration. CoBancorp will provide FirstMerit for FirstMerit's review and approval (which approval will not be unreasonably withheld) at least seven days prior to the Effective Date, a list of the options to be cashed out, including information detailing the option, option exercise price, total to be paid and the person to receive the payment.

                 3. REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT

         FirstMerit hereby represents and warrants to CoBancorp that:

         3.1. CORPORATE ORGANIZATION. FirstMerit is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on FirstMerit. FirstMerit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FirstMerit has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         3.2. AUTHORITY. FirstMerit has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of the applicable Regulatory Authorities (as defined hereinafter), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of FirstMerit, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of FirstMerit are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, FirstMerit, enforceable against FirstMerit in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3. CAPITALIZATION. The authorized capital stock of FirstMerit consists of 80,000,000 shares of FirstMerit Common Stock and 7,000,000 shares of preferred stock. As of September 30, 1997, (i) 62,093,698 shares of FirstMerit Common Stock (excluding 5,895,322 treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any shareholder of FirstMerit, and (ii) no shares of preferred stock were issued and outstanding. Since September 30, 1997 and through the date of this Agreement, FirstMerit has not issued any additional shares of FirstMerit Common Stock or preferred stock other than pursuant to the exercise of employee stock purchase rights or stock options under FirstMerit Option Plans (as hereinafter defined) outstanding on September 30, 1997. Except as contemplated by this Agreement, the FirstMerit Rights Plan (as hereinafter defined) or in the FirstMerit Disclosure Letter (which is a letter attached hereto as Exhibit 3.3, dated the date of this Agreement, from FirstMerit to CoBancorp, such letter being identified by CoBancorp executing a copy thereof), as of the date of this Agreement, there are no shares of capital stock of FirstMerit authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of FirstMerit obligating, or which may obligate, FirstMerit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FirstMerit or obligating, or which may obligate, FirstMerit to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the FirstMerit Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which FirstMerit or any FirstMerit Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of FirstMerit. All of the shares of FirstMerit Common Stock issuable in exchange for the CoBancorp Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. FirstMerit has reserved for issuance the number of shares of FirstMerit Common Stock necessary to satisfy FirstMerit's obligations under Section 2.1.

         3.4. SUBSIDIARIES. The FirstMerit Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each banking, and each other significant subsidiary of FirstMerit (collectively, the "FirstMerit Subsidiaries"). Except as set forth in the FirstMerit Disclosure Letter, each of the FirstMerit Subsidiaries is a bank, or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on FirstMerit. Each of the FirstMerit Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.

         Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each FirstMerit Subsidiary are owned by FirstMerit or another FirstMerit Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, neither FirstMerit nor any FirstMerit Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any FirstMerit Subsidiary obligating, or which may obligate, any FirstMerit Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any FirstMerit Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         3.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in the registration statement to be filed with the Securities and Exchange Commission (the "Commission") by FirstMerit on Form S-4 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering the shares of FirstMerit Common Stock to be issued in the Merger (the "Registration Statement") will, at the time it becomes effective and at the time of the CoBancorp Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any prospectus/proxy statement or information statement or notice of FirstMerit and CoBancorp, or any amendments or supplements thereto, required to be mailed to CoBancorp's shareholders in connection with the Merger (the "Proxy" or "Proxy Statement") will, at the time of the mailing of the Proxy Statement, and at the time of the CoBancorp Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CoBancorp Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

         (b) All documents that FirstMerit is responsible for filing with any Governmental Entity (as hereafter defined) will comply as to form in all material respects with applicable law. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

         3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the FirstMerit Disclosure Letter, neither the execution and delivery of this Agreement by FirstMerit, nor the consummation by FirstMerit of the transactions contemplated hereby, nor compliance by FirstMerit with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FirstMerit or any of the FirstMerit Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstMerit or any FirstMerit Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FirstMerit or any FirstMerit Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"), (v) filings with, and approval by, the Office of the Comptroller of the Currency (the "OCC"), (vi) filings with, and approval by, the Office of Thrift Supervision ("OTS"), (vii) filings with, and approval by, the Ohio Division of Financial Institutions ("Division"), (viii) filings and approvals pursuant to any applicable state takeover laws ("State Takeover Approvals"), (ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on FirstMerit nor restrict FirstMerit's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         3.7. REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1996, FirstMerit has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "FirstMerit Reports"). FirstMerit has previously made available or furnished, or, with respect to the FirstMerit Reports filed after the date of this Agreement, will promptly furnish, CoBancorp with true and complete copies of each of the FirstMerit Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the FirstMerit Reports complied, or, with respect to FirstMerit Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission and did not contain, or, with respect to FirstMerit Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of FirstMerit included in the FirstMerit Reports (the "FirstMerit Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FirstMerit and the FirstMerit Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         3.8. TAXES. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have prepared in good faith and duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns or reports. There are no liens for federal, state, local or foreign taxes upon the assets of FirstMerit or of any FirstMerit Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any of the FirstMerit Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by FirstMerit or any of the FirstMerit Subsidiaries in respect of any material deficiencies for any tax, assessment or government charges.

         3.9. EMPLOYEE PLANS. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of FirstMerit or FirstMerit Subsidiaries, whether or not described in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are identified in the FirstMerit Disclosure Letter ("FirstMerit Employee Plans"). All of the FirstMerit employee plans have been maintained, operated and administered in substantial compliance with their terms, and FirstMerit, all of the FirstMerit Subsidiaries and all of the FirstMerit Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. FirstMerit has previously delivered or made available to CoBancorp copies of all FirstMerit Employee Plans, in each case as in effect on the date of this Agreement.

         3.10. MATERIAL CONTRACTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in the FirstMerit Reports, neither FirstMerit nor any FirstMerit Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of FirstMerit, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of FirstMerit, (c) any material agreement, indenture or other instrument not specifically disclosed in the FirstMerit Financial Statements relating to the borrowing of money by FirstMerit or the guarantee by FirstMerit of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FirstMerit with the Commission as of the date of this Agreement (the "FirstMerit Contracts"). Neither FirstMerit nor any FirstMerit Subsidiary is in default under any FirstMerit Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, since December 31, 1996 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of FirstMerit and the FirstMerit Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on FirstMerit.

         3.12. LITIGATION. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of FirstMerit, threatened against or affecting FirstMerit or any FirstMerit Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on FirstMerit, nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator, outstanding against FirstMerit or any FirstMerit Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, the businesses of FirstMerit and the FirstMerit Subsidiaries are not being conducted, and have not been conducted since December 31, 1996, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, no investigation or review by any Governmental Entity with respect to FirstMerit or any of the FirstMerit Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FirstMerit, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on FirstMerit.

         3.14. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any FirstMerit Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FirstMerit been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the FirstMerit Disclosure Letter, there are no (i) material violations or (ii) violations with respect to which refunds or restitutions which are material in amount to FirstMerit and the FirstMerit Subsidiaries taken as a whole may be required, cited in any compliance report to FirstMerit or any FirstMerit Subsidiary as a result of an examination by any bank regulatory authority.

         3.15. FIRSTMERIT OWNERSHIP OF STOCK. Except as disclosed in the FirstMerit Disclosure Letter, and except pursuant to Stock Purchase Option dated November 3, 1997 (the "CoBancorp Stock Purchase Option"), a copy of which is attached hereto as Exhibit 3.15, neither FirstMerit nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of CoBancorp Common Stock (other than shares of CoBancorp Common Stock held in a fiduciary, trust, custodial or agency capacity by a bank or trust subsidiary of FirstMerit) which in the aggregate, represent 1% or more of the outstanding shares of CoBancorp Common Stock.

         3.16. FEES. Except for the fees paid and payable to Goldman, Sachs & Co., neither FirstMerit nor any FirstMerit Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.17. FIRSTMERIT ACTION. The Board of Directors of FirstMerit (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of FirstMerit and its shareholders, (ii) authorized and approved this Agreement and the Stock Purchase Option, and the transactions contemplated hereby and thereby, including the Merger, and (iii) authorized and approved the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and acquisition of shares of FirstMerit Common Stock by the holders of CoBancorp Common Stock pursuant to this Agreement.

         3.18. RIGHTS AGREEMENT. No person will become an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" will occur under the Shareholder Rights Agreement, as amended and restated, dated July 18, 1996, between FirstMerit and FMBank, as rights agent (the "FirstMerit Rights Plan"), and no holder of rights issued under the FirstMerit Rights Plan shall have any rights under the FirstMerit Rights Plan as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger. No amendments have been made prior to the date of this Agreement to the FirstMerit Rights Plan except as specifically referred to in this Section.

         3.19. ENVIRONMENTAL MATTERS. Except as set forth in the FirstMerit Disclosure Letter, to the best of FirstMerit's knowledge: (i) neither FirstMerit nor any of the FirstMerit Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstMerit; and (ii) none of the Loan Portfolio Properties and Other Properties Owned (as hereinafter defined) by FirstMerit or any of the FirstMerit Subsidiaries has been since such properties have been owned, operated or managed by FirstMerit or any of the FirstMerit Subsidiaries is in violation of under any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of FirstMerit's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by FirstMerit or the FirstMerit Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

           4.0  REPRESENTATIONS AND WARRANTIES OF COBANCORP

         CoBancorp hereby represents and warrants to FirstMerit that:

         4.1. CORPORATE ORGANIZATION. CoBancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CoBancorp. CoBancorp is registered as a bank holding company under the BHCA. CoBancorp has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. CoBancorp has delivered to FirstMerit as attachments to the CoBancorp Disclosure Letter true and complete copies of its Articles of Incorporation, as amended, and its Code of Regulations, as amended (the "Corporate Governance Documents") as currently in effect.

         4.2. AUTHORITY. CoBancorp has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of CoBancorp's shareholders and the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of CoBancorp and no other corporate proceedings on the part of CoBancorp are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for approval by the shareholders of CoBancorp as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, CoBancorp, enforceable against CoBancorp in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 18(b) or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation.

         4.3. CAPITALIZATION. The authorized capital stock of CoBancorp consists of 5,000,000 shares of CoBancorp Common Stock and no shares of serial preferred stock. As of the date of this Agreement, (i) 3,453,824 shares of CoBancorp Common Stock (with no treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any CoBancorp shareholder. As of the date of this Agreement, there were outstanding CoBancorp Stock Options to purchase 129,044 shares of CoBancorp Common Stock, all of which are currently exercisable. Except as contemplated by this Agreement, the CoBancorp Stock Purchase Option or in the CoBancorp Disclosure Letter (which is a letter attached hereto as Exhibit 4.3, dated the date of this Agreement, from CoBancorp to FirstMerit, such letter being identified by FirstMerit executing a copy thereof), there are no shares of capital stock of CoBancorp authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of CoBancorp obligating, or which may obligate, CoBancorp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CoBancorp or obligating, or which may obligate, CoBancorp to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the CoBancorp Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which CoBancorp or any CoBancorp Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of CoBancorp.

         4.4. SUBSIDIARIES. The CoBancorp Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each subsidiary of CoBancorp (collectively, the "CoBancorp Subsidiaries") and the authorized capital stock of each CoBancorp Subsidiary. Except as set forth in the CoBancorp Disclosure Letter, each of the CoBancorp Subsidiaries is a bank, savings association or a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on CoBancorp. Each of the CoBancorp Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. CoBancorp has delivered to FirstMerit as attachments to the CoBancorp Disclosure Letter true and complete copies of the CoBancorp Subsidiaries' articles of incorporation and code of regulations (constitution or bylaws), each as currently in effect.

         Except as set forth in the CoBancorp Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each CoBancorp Subsidiary are owned by CoBancorp or another CoBancorp Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the CoBancorp Disclosure Letter, as of the date of this Agreement, neither CoBancorp nor any CoBancorp Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any CoBancorp Subsidiary obligating, or which may obligate, any CoBancorp Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any CoBancorp Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         4.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided by CoBancorp for inclusion in the Registration Statement will, at the time it becomes effective and at the time of the CoBancorp Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided in writing by CoBancorp for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, and at the time of the CoBancorp Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CoBancorp Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

         (b) All documents that CoBancorp is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to CoBancorp or any CoBancorp Subsidiary provided by CoBancorp for inclusion in any document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

         4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in the CoBancorp Disclosure Letter, neither the execution and delivery of this Agreement by CoBancorp, nor the consummation by CoBancorp of the transactions contemplated hereby, nor compliance by CoBancorp with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CoBancorp or any of the CoBancorp Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CoBancorp or any CoBancorp Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, that are set forth in the CoBancorp Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on CoBancorp, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CoBancorp or any CoBancorp Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on CoBancorp, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing certificates of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OCC, (vi) filings with, and approval by, the OTS, (vii) filings with, and approval by the Division, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither,

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individually or in the aggregate, have a Material Adverse Effect on CoBancorp nor restrict CoBancorp's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         4.7. REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1993, CoBancorp has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "CoBancorp Reports"). CoBancorp has previously made available or furnished, or, with respect to CoBancorp Reports filed after the date of this Agreement, will promptly furnish, FirstMerit with true and complete copies of each of the CoBancorp Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), and except as stated in the CoBancorp Disclosure Letter, the CoBancorp Reports complied, or, with respect to CoBancorp Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission, and did not contain, or, with respect to CoBancorp Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CoBancorp included in the CoBancorp Reports (the "CoBancorp Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of CoBancorp and the CoBancorp Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         4.8. TAXES. Except as set forth in the CoBancorp Disclosure Letter, CoBancorp and each CoBancorp Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on CoBancorp. Except as set forth in the CoBancorp Disclosure Letter, CoBancorp and each CoBancorp Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns and reports. The CoBancorp Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to CoBancorp and each CoBancorp Subsidiary: (i) the most recent tax year through which the Internal Revenue Service ("IRS") has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as set forth in the CoBancorp Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of CoBancorp or of any CoBancorp Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in the CoBancorp Disclosure Letter, neither CoBancorp nor any of the CoBancorp Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by CoBancorp or any of the CoBancorp Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges. After the date of this Agreement, CoBancorp will promptly notify FirstMerit of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to CoBancorp and its subsidiaries taken as a whole, and (ii) the receipt by CoBancorp or the CoBancorp Subsidiaries of any such deficiency notices or reports in respect of any material deficiencies.

         4.9. EMPLOYEE PLANS, EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of CoBancorp or the CoBancorp Subsidiaries, whether or not described in Section 3(3) of ERISA ("CoBancorp Employee Plans"), are identified in the CoBancorp Disclosure Letter. CoBancorp has previously delivered or made available to FirstMerit copies of all CoBancorp Employee Plans, in each case as in effect on the date of this Agreement.

         All of CoBancorp Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and CoBancorp, all of the CoBancorp Subsidiaries and all of the CoBancorp Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. With respect to each CoBancorp Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except as set forth in the CoBancorp Disclosure Letter each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under
Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as set forth in the CoBancorp Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. With respect to any qualified benefit plan which purports to be an employees stock ownership plan (as defined in Section 4975(e)(7) of the Code) (an "ESOP Qualified Benefit Plan"), such ESOP Qualified Benefit Plan satisfies the requirements of Section 4975(e)(7) of the Code and is in material compliance with the applicable qualification requirements of Section 409 of the Code. The capital stock of CoBancorp acquired by the ESOP Qualified Benefit Plan meets the definition of "employer securities" set forth in Sections 409(l) and 4975 of the Code.

         Except as set forth in the CoBancorp Disclosure Letter, no CoBancorp Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of CoBancorp or any CoBancorp Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

         Except as set forth in the CoBancorp Disclosure Letter, all employees of CoBancorp and the CoBancorp Subsidiaries are "at will" and there are no employment, consulting or like agreements, written or oral, expressed or implied.

         4.10. MATERIAL CONTRACTS. Except as set forth in the CoBancorp Disclosure Letter or disclosed in the CoBancorp Reports, neither CoBancorp nor any CoBancorp Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of CoBancorp, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of CoBancorp, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (d) any material agreement, indenture or other instrument not specifically disclosed in the CoBancorp Financial Statements relating to the borrowing of money by CoBancorp or the guarantee by CoBancorp of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (e) any agreement, arrangement or commitment with or to a labor union or (f) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by CoBancorp with the Commission (the agreements and other documents referred to in clauses
(a) through (e) of this sentence, collectively, the "CoBancorp Contracts"). Except as stated in the CoBancorp Disclosure Letter, neither CoBancorp nor any CoBancorp Subsidiary is in default under any CoBancorp Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CoBancorp, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the CoBancorp Disclosure Letter or disclosed in CoBancorp Reports filed by CoBancorp with the Commission prior to the date of this Agreement, since December 31, 1993 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of CoBancorp and the CoBancorp Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on CoBancorp.

         4.12. LITIGATION. Except as disclosed in the CoBancorp Disclosure Letter or in CoBancorp Reports filed by the CoBancorp with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of CoBancorp, threatened against or affecting CoBancorp or any CoBancorp Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on CoBancorp, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against CoBancorp or any CoBancorp Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the CoBancorp Disclosure Letter or in CoBancorp Reports filed by CoBancorp with the Commission prior to the date of this Agreement, the businesses of CoBancorp and the CoBancorp Subsidiaries are not being conducted, and have not been conducted since December 31, 1993, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of CoBancorp Subsidiaries that are savings and loans or thrifts, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CoBancorp. Except as set forth in the CoBancorp Disclosure Letter, no investigation or review by any Governmental Entity with respect to CoBancorp or any of the CoBancorp Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of CoBancorp, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on CoBancorp.

         4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as disclosed in the CoBancorp Disclosure Letter, neither CoBancorp nor any CoBancorp Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has CoBancorp been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in CoBancorp Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to CoBancorp and the CoBancorp Subsidiaries taken as a whole may be required, cited in any compliance report to CoBancorp or any CoBancorp Subsidiary as a result of an examination by any regulatory authority.

         4.15. COBANCORP OWNERSHIP OF STOCK. Except as disclosed in CoBancorp Disclosure Letter, as of the date of this Agreement, neither CoBancorp nor, to the best of its knowledge, any of


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

its affiliates or associates (i) beneficially owns directly or indirectly, or
(ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of FirstMerit Common Stock (other than shares of FirstMerit Common Stock held in a fiduciary, trust, custodial or agency capacity by a subsidiary of CoBancorp) which in the aggregate, represent 1% or more of the outstanding shares of FirstMerit Common Stock.

         4.16. FEES. Except for fees paid and payable to Hovde Financial, Inc. ("Hovde"), neither CoBancorp nor any CoBancorp Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         4.17. COBANCORP ACTION. The Board of Directors of CoBancorp (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of CoBancorp and its shareholders,
(ii) authorized and approved this Agreement, the CoBancorp Stock Purchase Option and the transactions contemplated hereby and thereby, including the Merger,
(iii) directed that the Merger be submitted for consideration by CoBancorp's shareholders entitled to vote thereon at the CoBancorp Meeting, and (iv) authorized and approved the CoBancorp Stock Purchase Option and the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and the acquisition by FirstMerit of shares of CoBancorp Common Stock pursuant to the Merger, the CoBancorp Stock Purchase Option or any of the transactions contemplated by this Agreement or the CoBancorp Stock Purchase Option. Hovde, CoBancorp's financial advisor, has provided the Board of Directors of CoBancorp with its opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the shareholders of CoBancorp.

         4.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of CoBancorp Common Stock entitled to vote thereon is the only vote of the holders of any class or series of CoBancorp capital stock necessary to approve this Agreement and the transactions contemplated hereby, unless FirstMerit has exercised its rights to acquire the CoBancorp Common Stock under the CoBancorp Stock Purchase Option.

         4.19. CONDUCT OF COBANCORP TO DATE. Except as disclosed in CoBancorp Disclosure Letter and in CoBancorp Reports filed with the Commission prior to the date of this Agreement, from and after December 31, 1996, to the date of this Agreement: (a) CoBancorp and the CoBancorp Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) CoBancorp has not issued or sold any of its capital stock (except shares of CoBancorp Common Stock issued upon exercise of employee stock options outstanding on or before December 31, 1996), or any corporate debt securities which would be classified as long-term debt on the balance sheets of CoBancorp, (c) CoBancorp has not granted any option for the purchase of its capital stock (other than pursuant to the CoBancorp Stock Purchase Option), effected any stock split, or otherwise changed its authorized capitalization,
(d) CoBancorp has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends (based upon historic precedent), (e) CoBancorp has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of CoBancorp, (f) neither CoBancorp nor any CoBancorp Subsidiary has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by any CoBancorp Subsidiary, (ii) branch offices of any CoBancorp Subsidiary, (iii) assets constituting any other line of business, or
(iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither CoBancorp nor any CoBancorp Subsidiary has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither CoBancorp nor any CoBancorp Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any CoBancorp Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing, (i) neither CoBancorp nor any CoBancorp Subsidiary, has entered into any material transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of CoBancorp or any CoBancorp Subsidiary, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of CoBancorp or any CoBancorp Subsidiary, and (j) no CoBancorp Subsidiary has entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of such Subsidiary or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of such Subsidiary.

         4.20. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.;

         the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C.
         Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Loan Portfolio Properties and Other Properties Owned" means those properties owned, operated or managed (including those held in trust) by CoBancorp, as the case may be, or any of their subsidiaries.

Except as set forth in CoBancorp Disclosure Letter, to the best of CoBancorp's knowledge: (i) neither CoBancorp nor any of the CoBancorp Subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CoBancorp; and (ii) none of the Loan Portfolio Properties and Other Properties Owned by CoBancorp or any of the CoBancorp Subsidiaries has been since such properties have been owned, operated or managed by CoBancorp or any of the CoBancorp Subsidiaries, is in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CoBancorp. Except as set forth in CoBancorp Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of CoBancorp's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by CoBancorp or the CoBancorp Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

                                  5. COVENANTS

         5.1. ACQUISITION PROPOSALS AND NEGOTIATIONS. Each of CoBancorp and the CoBancorp Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, CoBancorp or any of the CoBancorp Subsidiaries (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this Section shall prohibit:

                  (i) CoBancorp or any CoBancorp Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that,

                           (a) the Board of Directors of CoBancorp, after
consultation with and based upon the written opinion of Silver, Freedman & Taff, L.L.P. determines in good faith that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby, and

                           (b) prior to furnishing such information to, or
entering into discussions or negotiations with, such person or entity, CoBancorp provides immediate written notice to FirstMerit at least two business days prior to furnishing information to, or entering into discussions or negotiations with, such a person or entity, or

                  (ii) the Board of Directors of CoBancorp from failing to make, withdrawing or modifying its recommendation referred to in Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of CoBancorp, after consultation with and based upon the written opinion of Silver, Freedman & Taff, L.L.P. determines in good faith that such action is required for the directors of CoBancorp to fulfill their fiduciary duties and obligations to the CoBancorp shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby.

         In the event CoBancorp or any officer, director or representative thereof receives any contact, either oral or written, from a third party or its representative regarding an Acquisition Transaction or any matter directly or indirectly related thereto after the date of this Agreement, CoBancorp shall immediately notify FirstMerit of such contact, and provide such information requested by FirstMerit, including but not limited to the name of the party or parties, and all details related thereto. CoBancorp shall have a continuing obligation to provide information to FirstMerit regarding any additional or continuing contacts. Any writings received by CoBancorp or any officer, director or representative thereof, shall be immediately provided to FirstMerit, regardless of such writing being marked confidential or otherwise.

         In the event CoBancorp receives an opinion from Silver, Freedman & Taff, L.L.P. pursuant to this Section 5.1, CoBancorp shall immediately provide a copy of such opinion to FirstMerit.

         5.2. INTERIM OPERATIONS OF COBANCORP. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in CoBancorp Disclosure Letter, or as otherwise approved in writing by FirstMerit (which shall not be unreasonably withheld):

                  5.2.1. CONDUCT OF BUSINESS. CoBancorp shall, and shall cause each of the CoBancorp Subsidiaries to, conduct their respective businesses only in, and not take any action except in the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). CoBancorp shall use all diligent efforts to (i) maintain and preserve intact the business organization of CoBancorp and each of the CoBancorp Subsidiaries, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with CoBancorp or the CoBancorp Subsidiaries, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear,
(iv) attempt to resolve such loans which FirstMerit has identified in writing to CoBancorp as "troubled," in a workout arrangement which conditions and terms shall be satisfactory to CoBancorp and FirstMerit, (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, provided however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is canceled or not renewable at its expiration at current or standard rates, CoBancorp shall consult with FirstMerit in order to determine whether to exercise its right to extend the discovery period and in evaluating available alternatives to replace the current insurance, (vi) perform in all material respects all obligations required to be performed by each of CoBancorp and each of the CoBancorp Subsidiaries under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vii) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

                  5.2.2. NEGATIVE COVENANTS. CoBancorp shall not and shall not permit any of the CoBancorp Subsidiaries to make any change or amendment to, or to repeal, their respective articles of incorporation or codes of regulations (or comparable governing instruments). Neither CoBancorp nor any CoBancorp Subsidiary shall after the date of this Agreement enter into any loan or credit commitment (including standby letters of credit) to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, any person or entity if such loan, commitment or investment, would exceed $375,000 as a residential loan or investment, or $750,000 as a commercial loan, without first consulting with FirstMerit; provided, however, that nothing in this paragraph shall prohibit CoBancorp or any CoBancorp Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Neither CoBancorp nor any CoBancorp Subsidiary shall after the date of this Agreement enter into any participatory agreements, loans, commitments or investments involving collateral outside of Ohio, without first consulting with FirstMerit, except that the following are excluded from this restriction: (i) Small Business Association loans, (ii) agency rated asset backed securities, and (iii) government obligations of the United States of America, or a state or municipality within the United States of America.

                  Neither CoBancorp nor any CoBancorp Subsidiary shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of any CoBancorp Subsidiary, or (ii) any of


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

its material properties or assets. Neither CoBancorp nor any CoBancorp Subsidiary shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither CoBancorp nor any CoBancorp Subsidiary shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to CoBancorp and the CoBancorp Subsidiaries taken as a whole.

                  5.2.3. CAPITAL STOCK. CoBancorp shall not, and shall not permit any of the CoBancorp Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to CoBancorp Stock Options outstanding on the date of this Agreement, the CoBancorp Inc. Dividend Reinvestment Plan ("DRIP") or the exercise by FirstMerit of its rights under the CoBancorp Stock Purchase Option) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither CoBancorp nor any CoBancorp Subsidiary shall acquire beneficial ownership of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

                  5.2.4. DIVIDENDS. CoBancorp shall not and shall not permit any of the CoBancorp Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) CoBancorp's regular quarterly cash dividends in the amount (subject to the next paragraph) of $.22 per share (to the extent legally permitted), and (b) dividends paid (to the extent legally permitted) by any CoBancorp Subsidiary to another CoBancorp Subsidiary or CoBancorp with respect to such CoBancorp Subsidiary's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, CoBancorp shall not, without the prior written consent of FirstMerit, make any changes in its practice of setting dividend record or dividend payment dates.

                  The parties agree to consult with respect to the last quarterly dividend of CoBancorp payable prior to the Effective Time with the object of assuring that the shareholders of CoBancorp receive an equitable dividend distribution, taking into consideration the record and payment dates of the last CoBancorp dividend distribution and the first FirstMerit dividend distribution following the Merger. It is the intent of the parties that in the event that the Effective Date will occur shortly after the record date for the FirstMerit dividend, that the last CoBancorp dividend to be paid prior to such time, will be grossed-up on an equitable basis so that the CoBancorp shareholders receive the economic benefit of such dividend.

                  5.2.5.  EMPLOYEE PLANS, COMPENSATION AND BONUSES; ESOP.

                  (a) Except as is necessary to comply with the Code or as contemplated in this Agreement, CoBancorp shall not, and shall not permit any of CoBancorp Subsidiaries to: adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of CoBancorp or any CoBancorp Subsidiary; increase the compensation or fringe benefits of any present or former director, officer or employee, including the Senior Officers (as hereinafter defined); pay any bonus, compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock rights); take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  Notwithstanding the restrictions contained in this Section, CoBancorp or the CoBancorp Subsidiaries may grant individual annual increases to the non-Senior Officer employees in accordance with past practices up to a total of 4% of the total annual compensation of all employees, excluding from such total the aggregate of the compensation for the employees of CoBancorp and of the CoBancorp Subsidiaries who are parties to an Employment Agreement (as defined below) (the "Senior Officers").

                  John S. Kreighbaum will be entitled to purchase at the Effective Time, the life insurance policy held by CoBancorp on his life, in consideration for the payment of the then current cash surrender value of such insurance.

                    CoBancorp may grant individual annual increases to the Senior Officer employees in accordance with past practices up to an aggregate amount of $50,000; and may pay bonuses to the eight executive employees, including Senior Officers, but only to the extent the aggregate of such bonuses does not exceed $200,000.

                  (b) CoBancorp represents there is no existing loan under the CoBancorp Inc. Employee Stock Ownership Plan ("ESOP"). CoBancorp shall develop a written description and timetable which shall be provided to and approved by FirstMerit and its counsel, setting forth all actions necessary to: (i) terminate the ESOP; and (ii) submit the ESOP to the IRS for a determination letter that the ESOP, as terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code.

                  Upon development and approval by FirstMerit of said written description and timetable, CoBancorp shall take such actions as described therein as are approved by FirstMerit. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of FirstMerit, which shall not be unreasonably withheld. The manner of distribution and the rights of participants to roll-over said distributions shall be in accordance with the ESOP terms, and the laws and regulations dealing therewith.

                  In connection with the development of the written description and timetables referred to above and resolution of the ESOP, the parties intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time.

                  The parties further agree that counsel selected by CoBancorp shall be responsible, before and after the Effective Time, both for securing a determination letter from the IRS that the CoBancorp ESOP, is tax-qualified for periods through its termination date and a determination letter or other acceptable IRS approval effectuating the purposes of this paragraph, all subject to the prior review and approval (which approval will not be unreasonably withheld) of FirstMerit and its counsel of the filings with the IRS and notice and opportunity to comment by FirstMerit with respect to any other actions; provided that after the Effective Time FirstMerit may remove such counsel if such counsel fails to carry out the directions of the parties in interest.

                  CoBancorp may at any time prior to the Effective Time make amendments to the ESOP to assure that all ESOP benefits shall be fully vested in the ESOP participants.

                  5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

                  (a) Notwithstanding that CoBancorp believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, CoBancorp recognizes that FirstMerit has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses), subject to applicable laws, regulations, and the requirements of Governmental Entities and generally accepted accounting principles. From and after the date of this Agreement to the Effective Time, CoBancorp and FirstMerit shall consult and cooperate with each other with respect to conforming, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, CoBancorp's loan, accrual and reserve policies to those policies of FirstMerit.

                  (b) In addition, from and after the date of this Agreement to the Effective Time, CoBancorp and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, restructuring costs, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Surviving Corporation's business plan following the Merger.

                  (c) CoBancorp and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to CoBancorp, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

                  (d) At the request of FirstMerit, and in an amount and on a basis satisfactory to CoBancorp, CoBancorp shall promptly establish and take such reserves and accruals as FirstMerit shall request to conform, on a mutually satisfactory basis, CoBancorp's loan, accrual and reserve policies to FirstMerit's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that it is the objective of FirstMerit and CoBancorp that such reserves, accruals and charges be taken on or before the Effective Time, but in no event later than immediately prior to the Closing; and provided, further, that CoBancorp shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) FirstMerit specifies its request in a writing delivered to CoBancorp, (ii) all conditions to the obligations of CoBancorp and FirstMerit to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (iii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of Governmental Entities.

         5.3. INTERIM OPERATIONS OF FIRSTMERIT. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by CoBancorp (which shall not be unreasonably withheld) FirstMerit shall, and shall cause each of the FirstMerit Subsidiaries to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.

         5.4.     EMPLOYMENT MATTERS.

         (a) As of the Effective Time, CoBancorp will pay the financial obligations of CoBancorp and the CoBancorp Subsidiaries, as applicable, with regard to the employment and severance agreements with John S. Kreighbaum, Timothy W. Esson and James R. Byden, as amended on or before the Effective Time, as summarized and listed on Exhibit 5.4(a) ("Employment Agreements" or "Employment Agreement"), and FirstMerit will assume and pay, to the extent such obligations can be assumed or benefits thereunder provided as a matter of law, but conditional upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment. FirstMerit acknowledges that the consummation of the Merger will constitute a change in status for the Senior Officers entitling each of them to terminate his employment for good reason under his Employment Agreement. The parties listed herein will not be provided any separation benefits under Section 5.4(b) or (c).

         (b) FirstMerit agrees to pay as separation monies to employees of CoBancorp listed on Exhibit 5.4(b), and in the amounts listed thereon. An amount will not be paid if the employee voluntarily terminates his employment without good reason prior to the expiration of six months after the Effective Time. Any payment due hereunder is conditioned upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment. The parties listed herein will not be provided any separation benefits under Section 5.4.

         (c) FirstMerit agrees to pay as separation monies to employees of CoBancorp and the CoBancorp Subsidiaries, other than the persons with Employment Agreements or covered in Section 5.4(a) or (b), in consideration for a standard release of FirstMerit regarding matters related to employment and termination of employment, who either at Closing do not become employees of FirstMerit or its Subsidiaries or to persons who become employees of FirstMerit or its Subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause). The separation monies will be calculated as indicated on Exhibit 5.4(c). Such employees will also be entitled to any other benefits, if any, required by law.

         FirstMerit is not required to hire any employees of CoBancorp or the CoBancorp Subsidiaries, but may if it so desires. All persons employed by FirstMerit and its Subsidiaries as of the Effective Time will remain "at will" employees, meaning that their employment can be terminated for any or no reason. Notwithstanding anything contained herein to the contrary, no third party shall have a right to enforce the provisions of this Section 5.4(b) or assert any claim hereunder.

         (d) Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of CoBancorp and the CoBancorp Subsidiaries, and who become employees of FirstMerit and/or its subsidiaries, are as follows:

                  (i) Defined Benefit Retirement and Pension Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit will either (a) cause the merger of the CoBancorp pension plan into the FirstMerit defined benefit plan, in which case (i) each CoBancorp employee shall be credited with the service for eligibility and vesting purposes (but not for benefit accrual purposes) with which he was credited under the CoBancorp pension plan as of the date of such merger, (ii) each participant in the CoBancorp pension plan shall be entitled to his benefit accrued under the CoBancorp plan as of the date of such merger, but only to the extent such participant is otherwise eligible therefor under the terms of the FirstMerit defined benefit plan, and (iii) each CoBancorp employee who satisfies the age and service eligibility requirements of the FirstMerit defined benefit plan (including the past service credit referred to in (i) above) shall be eligible to participate in the FirstMerit defined benefit plan and accrue benefits thereunder on and after the date of such merger in accordance with the provisions thereof; or (b) terminate the CoBancorp pension plan and provide benefits in accordance with the terms thereof, and extend the FirstMerit defined benefit plan to CoBancorp employees as of the effective date of the CoBancorp pension plan termination, in which case such CoBancorp employees shall be credited with service for eligibility and vesting purposes (but not for benefit accrual purposes) under the FirstMerit defined benefit plan for periods of their CoBancorp employment.

         CoBancorp may at any time prior to the Effective Time make amendments to the CoBancorp pension plan to assure that all accrued pension plan benefits shall be fully vested in the pension plan participants.

                  (ii) Savings Plans. CoBancorp does not have in effect any savings or similar type plan for its employees. FirstMerit maintains the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("FirstMerit 401K Plan"). At the Effective Time, FirstMerit will credit the CoBancorp employees who become employees of FirstMerit or any of its current Subsidiaries, for purposes of the FirstMerit 401K Plan, with all service with CoBancorp or any of the CoBancorp Subsidiaries for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

                  (iii) Health Care Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit and its Subsidiaries will provide CoBancorp and CoBancorp Subsidiaries employees hired by FirstMerit with such coverage under the FirstMerit health care plan as they then provide their employees, with all service with CoBancorp or any of the CoBancorp Subsidiaries credited for purposes of determining such employee's eligibility to participate in such plan and without any "prior existing condition" exclusion. The CoBancorp health care plans will be continued until the employees so hired can participate in the FirstMerit health care plans.

                  No benefits currently provided CoBancorp or the CoBancorp Subsidiaries employees, which exceed those provided by FirstMerit and its subsidiaries, will be grandfathered or provided, except if required by law. Other than otherwise expressly stated herein, FirstMerit shall not assume any other health care benefit plans or benefits. FirstMerit, where such right currently exists, retains the existing rights to amend or terminate any such plan which have been reserved by the plan sponsor in the plan document or otherwise.

                  (iv) SERP. CoBancorp has adopted and maintains Executive Supplemental Income Agreements ("SERPs") for a limited number of employees. The SERPs provide for (a) post retirement benefits to participants currently in retirement status, (b) pre-retirement death benefits for active employee participants and (c) post-termination benefits for active employee participants. As of September 30, 1997, CoBancorp ceased accruing additional financial obligations under the SERPs except for the actuarially calculated interest component relating to post-retirement benefits to those participants currently in pay status. Pending the Effective Time, CoBancorp shall utilize its best efforts to secure agreements from those participants currently receiving post-retirement benefits to accept a lump sum payment of the present value of their post-retirement benefits (in amounts not in excess of the accrued financial reporting obligation relating to such benefits on the books and records of CoBancorp) in full satisfaction of such benefits. CoBancorp will consult with FirstMerit and its employee benefit consultant relating to the allocation of accrued post-termination benefits to active employee participants in amounts that have been previously recorded as liabilities of CoBancorp for financial reporting purposes. Consistent with the foregoing, CoBancorp will use its diligent efforts to determine the appropriate manner in which to calculate the accrued liabilities and benefits under the SERPs, and shall consult with FirstMerit prior to taking any action which may increase the liabilities under the SERPs above amounts recorded as liabilities for financial reporting purposes. The amount of the accrued liabilities on the books and records of CoBancorp with respect to posttermination benefits for active employee participants shall be paid on or before the Effective Time to such participants in exchange for a release from each of them discharging CoBancorp, its

Subsidiaries and respective successors in interest from any and all obligations under their respective SERPs, including but not limited to, any obligation on the part of CoBancorp, its Subsidiaries or successors in interest to continue to maintain pre-retirement death benefits. In addition to the foregoing, CoBancorp or its applicable Subsidiaries shall take all appropriate action, to the extent legally permissible, to terminate all the SERPs as of the Effective Time in a manner that does not diminish vested benefits of participants thereunder.

                  (v) Directors Plan. CoBancorp has adopted and maintains the Directors Deferred Income Plan ("Directors Plan") for its directors. CoBancorp agrees that as of the date of this Agreement it will not amend or make any changes to the terms or conditions of such Directors Plan. As of the Effective Time, accruals under the Directors Plan shall cease other than earnings on account balances, participants shall be vested in their accrued benefits as of such date and FirstMerit agrees to assume the liabilities under the Directors Plan as of such date.

                  (vi) Other Benefit Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit and its Subsidiaries will provide former CoBancorp employees with such coverage under the FirstMerit benefit plans and programs as are generally provided to all employees of FirstMerit and its Subsidiaries. All service with CoBancorp or any of the CoBancorp Subsidiaries shall be credited for purposes of vesting and determining a former CoBancorp employee's eligibility to participate in such other benefit plans. No benefits currently provided CoBancorp or the CoBancorp Subsidiaries employees which exceed those provided by FirstMerit and its subsidiaries will be grandfathered or provided, except if required by law, unless otherwise specifically agreed to by FirstMerit in writing.

                  (vii) Dividend Reinvestment Plan. As of November 1, 1997, the DRIP was suspended. On or before the Effective Date, the DRIP will be terminated.

                  (viii) Restricted Stock Plan. CoBancorp has adopted and maintains the Restricted Stock Plan ("Restricted Stock Plan") for three executive officers. CoBancorp represents that as of the date of this Agreement it has issued a total of 4,500 shares of CoBancorp Common Stock under such Restricted Stock Plan, that it will not amend or make any changes to the terms or conditions of such Plan, nor will it grant any additional shares or rights under such Plan. Prior to the Effective Time, the Board of Directors of CoBancorp shall by resolution cause the immediate vesting of all outstanding shares of restricted stock under the Plan.

         5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, CoBancorp and each of the CoBancorp Subsidiaries shall afford to FirstMerit and its representatives (including, without limitation, directors, officers and employees of FirstMerit, its counsel, accountants, environmental consultants and other professionals retained by FirstMerit) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns and work papers of independent auditors), shareholder and customer information, properties, personnel and such other information and documents of CoBancorp and each of the CoBancorp Subsidiaries. FirstMerit shall have a right with the prior notice to CoBancorp to have environmental assessments conducted on any properties owned, managed or controlled by CoBancorp and the CoBancorp Subsidiaries. CoBancorp shall not be required to provide access to any such item or information if the providing of such access (i) would be reasonably likely to result in the loss or impairment of any privilege with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

         All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby which is regarded by such furnishing party as confidential will be kept confidential by such other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Nothing contained in this Section shall restrict or prohibit CoBancorp or FirstMerit from disclosing information in any document filed with the Commission, FRB, OCC, OTS, the Division and other Governmental Entities and bodies nor shall it in any way restrict FirstMerit's right to exercise the CoBancorp Stock Purchase Option, and so long as this Agreement has not been terminated pursuant to Article 7 hereof, FirstMerit may, notwithstanding this confidentiality provision, disclose such information as it deems necessary or advisable in connection with explaining or providing background information to security analysts and others concerning the transactions contemplated by this Agreement, except that any such information dealing with the areas of individual employees, their future employment, reserves established for specific loans, matters related to litigation and CoBancorp's business strategies, may only be disclosed with the prior approval of CoBancorp, which approval shall not be unreasonably withheld. It is the parties' intent to provide such analysts with accurate information regarding the transaction in a light favorable to completion of the transactions contemplated by this Agreement.

         5.6. CERTAIN FILINGS; CONSENTS AND ARRANGEMENTS. FirstMerit and CoBancorp shall (a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other Governmental Entities (the "Regulatory Authorities") as may have jurisdiction for such approvals as may be required to be obtained from such Governmental Entities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Effective Time and each FirstMerit Subsidiary or CoBancorp Subsidiary that is a bank or savings association shall also file all reports required to be filed with the FRB, the OCC, the OTS and the Division with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other party to this Agreement copies of all such applications and reports promptly after they are filed. In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party hereto promptly of the occurrence of any event which makes untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires the making of a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

         5.7. TAKEOVER STATUTES AND PROVISIONS. CoBancorp shall use its diligent efforts to (i) exempt CoBancorp, this Agreement, the CoBancorp Stock Purchase Option and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its Corporate Governance Documents, as applicable, by action of CoBancorp's Board of Directors or otherwise, and (ii) assist in any challenge by FirstMerit to the applicability to the Merger of any state takeover law.

         5.8. INDEMNIFICATION AND INSURANCE. Except as may be limited by applicable law, for a period of six years after the Effective Time, FirstMerit hereby agrees to honor the terms of the indemnification provisions of Article II, Section 6 of CoBancorp's Code of Regulations, and all such provisions of the CoBancorp Subsidiaries, copies of which are attached hereto as Exhibit 5.8, which are provided to CoBancorp's and its subsidiaries' directors, officers and employees, for matters occurring prior to the Effective Time. Moreover, indemnification of directors, officers and employees of CoBancorp and CoBancorp Subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for FirstMerit following the Closing.

         For a period of up to three years following the Effective Time, FirstMerit will maintain in effect the current insurance policies maintained by CoBancorp (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FirstMerit's obligation under this paragraph for the second and subsequent years following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost. CoBancorp shall notify FirstMerit prior to purchasing or continuing any insurance to cover the matters contained herein, provided, however, it is the intent of FirstMerit that tail coverage will be purchased if such is available. To the extent insurance is available under any of the provisions in this Section to cover such claims and costs, such insurance shall be the primary source of funding these obligations.

         FirstMerit shall assume and honor Section 6.6 regarding indemnification rights of the Agreement and Plan or Reorganization and Merger among CoBancorp, Prime Savings Bank and Jefferson Savings Bank dated August 26, 1996.

         5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take promptly, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 of this Agreement.

         If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of CoBancorp acquired or to be acquired by the Surviving Corporation, CoBancorp and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

         5.10. COMPLIANCE WITH ANTITRUST LAWS. Each of FirstMerit and CoBancorp shall use its diligent efforts to resolve such objections, if any, which may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of FirstMerit and CoBancorp shall use its diligent efforts to avoid the filing of, resist or resolve such suit. FirstMerit and CoBancorp shall use their diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

         5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in a form mutually agreed upon by the parties and thereafter, except as required by law, CoBancorp and FirstMerit shall consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

         5.12. REGISTRATION STATEMENT, PROXY STATEMENT AND COMFORT LETTERS.

         (a) FirstMerit will, as soon as practicable, prepare and file with the Commission the Registration Statement, and any required amendments thereto, will use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and will maintain the effectiveness of such Registration Statement. FirstMerit will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the FirstMerit Common Stock pursuant to the Merger. CoBancorp shall promptly furnish FirstMerit all information concerning CoBancorp, the CoBancorp Subsidiaries, and the holders of its capital stock and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

         FirstMerit, with the direct assistance of CoBancorp, will as soon as practicable prepare and file the Proxy Statement with the Commission, and take such other action so that CoBancorp may promptly after the effectiveness of the Registration Statement mail the Proxy Statement to CoBancorp's shareholders. FirstMerit and CoBancorp shall cooperate and consult with each other in the preparation of the Proxy Statement and CoBancorp shall promptly furnish FirstMerit all information concerning CoBancorp, the CoBancorp Subsidiaries, and the holders of its capital stock, and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

         (b) Each of FirstMerit and CoBancorp will cause its respective independent auditors to issue a letter addressed to both FirstMerit and CoBancorp, within three business days prior to the effectiveness of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements, inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1996, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with their respective books and records of FirstMerit and CoBancorp.

         (c) FirstMerit shall be responsible for all expenses incident to the obtaining of the requisite regulatory approvals from Governmental Entities. Without limiting the generality of the foregoing, the expenses to be assumed by FirstMerit shall include (i) all expenses for its own legal counsel and other expenses incurred by FirstMerit incident to the preparation and filing of applications on its behalf and on behalf of CoBancorp and other requests for regulatory consents and approvals with the appropriate regulatory agencies as contemplated by this Agreement; (ii) all expenses for its own legal counsel and all other expenses incurred in connection with the registration of the FirstMerit Common Stock under the federal and state securities laws and (iii) all printing and mailing expenses of the parties. The expenses to be assumed by FirstMerit shall not include any legal, accounting or other expenses incurred by CoBancorp in connection with its own corporate proceedings or incident to the transactions contemplated by this Agreement.

         5.13. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT.

         (a) Within 30 days after the date of this Agreement, each of CoBancorp and FirstMerit shall identify to the other party all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the Commission (the "Affiliates"). Thereafter and until the Effective Time, each of CoBancorp and FirstMerit shall identify to the other party each additional person whom it reasonably believes to have thereafter become its Affiliate.

         (b) Each of CoBancorp and FirstMerit shall use its diligent efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to FirstMerit not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b)-1 (in the case of Affiliates of CoBancorp) and Exhibit 5.13(b)-2 (in the case of Affiliates of FirstMerit).

         5.14. COBANCORP SHAREHOLDER MEETING. CoBancorp shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special or regular meeting of the holders of Common Stock (the "CoBancorp Meeting") as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. Subject to the fiduciary obligations and duties of the Board of Directors of CoBancorp under Ohio law and to the provisions of Section 5.1 of this Agreement, the Board of Directors of CoBancorp shall recommend that the holders of the Common Stock vote in favor of and approve the Merger and adopt this Agreement at the CoBancorp Meeting.

         5.15. TAX-FREE REORGANIZATION TREATMENT. Neither FirstMerit nor CoBancorp shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, other than FirstMerit's exercise of its rights under the CoBancorp Stock Purchase Option.

         5.16. MERGERS OF SUBSIDIARIES. The Board of Directors of FirstMerit intends, contemporaneously with the merger of CoBancorp with and into FirstMerit, to merge the CoBancorp Subsidiaries with and into FirstMerit Bank, N.A., a wholly owned subsidiary of FirstMerit.

         CoBancorp shall cause such of the CoBancorp Subsidiaries as FirstMerit may request to enter into definitive merger or consolidation agreements with FirstMerit Bank, N.A., providing for the merger or consolidation of the CoBancorp Subsidiaries with or into FirstMerit Bank, N.A.; provided, however, that, in all cases, the obligation of CoBancorp to cause such merger or consolidation shall be subject to the condition that the Merger be simultaneously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of CoBancorp in this Agreement shall not be deemed to be untrue or breached, (ii) CoBancorp shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FirstMerit's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section. CoBancorp shall cause the CoBancorp Subsidiaries to fully cooperate with FirstMerit in consummating these mergers or consolidations, including cooperating in the filing of any necessary regulatory applications.

         5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of CoBancorp and FirstMerit will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, FirstMerit and CoBancorp shall promptly provide the other with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Reports filed by it after the date of this Agreement through the Effective Time. Each of FirstMerit and CoBancorp agrees to keep the foregoing information strictly confidential.

         5.18. INTEGRATION OF OPERATIONS. Subject to applicable laws, regulations and the requirements of Governmental Entities, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of CoBancorp and the applicable CoBancorp Subsidiaries operations into and with FirstMerit's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of FirstMerit's or its subsidiaries hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by FirstMerit; provided that all such integration prior to the Effective Time shall be subject to the concurrence of CoBancorp and that all communications from FirstMerit to CoBancorp regarding such integration shall be made through John S. Kreighbaum and Timothy Esson.

         5.19. NASD LISTING. FirstMerit will file an additional listing application with the National Association of Securities Dealers, Inc. (the "NASD") for the FirstMerit Common Stock to be issued in the Merger at the time prescribed by applicable rules and regulations. In addition, FirstMerit will use its best efforts to maintain its listing on the Nasdaq/NMS.


         5.20. ENVIRONMENTAL REMEDIATION. In addition to other rights which FirstMerit has to conduct environmental investigations of CoBancorp properties under Section 5.5, FirstMerit will retain an environmental consulting firm within 20 days after execution of this Agreement. FirstMerit's consulting firm will provide FirstMerit with a "Phase I," and if FirstMerit deems reasonably necessary, a "Phase II" report, on the 49 South Main Street, Oberlin, Ohio property (the "Property") currently owned by a CoBancorp Subsidiary.

         If the Phase I report indicates that further testing, monitoring and/or remediation will be required, then FirstMerit's environmental consulting firm and CoBancorp's environmental consulting firm will promptly meet to agree on the monitoring and testing methodologies, including conducting joint testing or taking separate samples for processing at different labs, prior to beginning the Phase II process.

         In addition to providing a Phase II report to FirstMerit, the consulting firm will provide FirstMerit with an estimation of the costs and expenses which such firm believes in its best estimate will be necessary to remediate the property (including providing detail on any assumptions made in reaching the estimate). The estimate will be such to bring the property into full compliance with the applicable federal, state and local environmental standards for property of this type (which compliance standard will be at least to a level to place the property in a condition without significant diminution in value related to its environmental condition) ("Estimated Costs"). Within seven business days from the receipt of a Phase II report, FirstMerit will provide CoBancorp with a copy of the Phase II report ("Phase II Report"), but will not be required to deliver the report on the Estimated Costs.

         Upon receipt of the Phase II Report, CoBancorp's environmental firm will promptly review and prepare its own estimation of the Estimated Costs. Within seven business days from the receipt of a Phase II report, CoBancorp will provide FirstMerit with a copy of the Phase II report, but will not be required to deliver any report on the Estimated Costs.

         The two firms will then meet to review and agree upon the Estimated Costs, which will be a single figure and not a range ("Final Estimated Costs"). If the firms cannot agree, but if the estimations are within 15% of each other, the two amounts will be averaged to arrive at the Final Estimated Costs. Otherwise the two firms will choose a third firm to review the reports of each firm, and other information which the third firm may request, and the third firm will promptly provide a written report to FirstMerit and CoBancorp with the Final Estimated Costs ("Final Report"). The determination of the Final Estimated Costs by either the averaging method, or the determination method, shall be binding upon both parties.

         It is assumed by the parties that no amounts will be expended for the Final Estimated Costs prior to the Effective Time. The Final Estimated Costs will be allocated between the parties as follows: the Final Estimated Costs, on an after-tax basis (based on the highest federal marginal tax rate), up to and including $600,000 in the aggregate shall be borne by FirstMerit ("FirstMerit Amount"), and amounts in excess of this amount, on an after-tax basis (based on the highest federal marginal tax rate), shall be borne by CoBancorp; provided that if such after-tax costs exceed $2.4 million (being the aggregate of FirstMerit's $600,000 and CoBancorp's $1.8 million, both aftertax)("Excess Amount"), CoBancorp will have a right upon written notice to FirstMerit to either terminate this Agreement, or assume the Excess Amount ("CoBancorp Notice"). CoBancorp will have 14 days after receipt of the Final Report to deliver the CoBancorp Notice.

         Upon receipt of the CoBancorp Notice that it has elected to terminate the Agreement, FirstMerit will have two business days to notify CoBancorp in writing that FirstMerit either waives the termination and that FirstMerit will agree to assume the Excess Amount, or accepts the termination conditioned upon CoBancorp's prompt payment to FirstMerit of all of FirstMerit's reasonable third party and out of pocket expenses, including but not limited to registration fees, printing costs, the costs and expenses related to its environmental consultant and its preparation of the various reports, attorney fees, and accounting fees and costs. No reimbursement would be due for any commission to Goldman, Sachs & Co.

         To the extent that CoBancorp is responsible for the Final Estimated Costs and the Excess Amount, and such amounts exceed the FirstMerit Amount, they shall be paid by CoBancorp at the Effective Time through a reduction of the Merger Consideration in the amount of the after-tax cost of such excess by an appropriate adjustment to the Exchange Ratio; provided that the reduction shall be only up to an amount, on an after-tax basis, that FirstMerit shall certify to CoBancorp, as of the Effective Time, as the estimated amount of the cost of the remediation of the property that FirstMerit in good faith actually intends to incur.

         Prior to the Effective Time, CoBancorp will have a right to sell the Property upon terms which are acceptable to FirstMerit. FirstMerit has right to deem terms unacceptable if the terms require FirstMerit to assume or be subject to any liability or obligation which it deems in good faith to be greater or different than that under this Section 5.20.

         Each party will be responsible for the costs associated with hiring its own environmental consulting firm during the time between the execution of this Agreement and the Effective Time. All of these costs and expenses will be considered part of the Estimated Costs.

                                  6. CONDITIONS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of CoBancorp's Common Stock.

          (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state anti-trust agency, of the FRB, OCC, OTS, Division and any other Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of FirstMerit, CoBancorp, the FirstMerit Subsidiaries and the CoBancorp Subsidiaries taken as a whole), shall have been obtained or shall have occurred and shall be in full force and effect, and all applicable waiting periods shall have expired, at the Effective Time. A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FirstMerit, would have a Material Adverse Effect on the anticipated economic and business benefits to FirstMerit of the transactions contemplated by this Agreement, taken as a whole.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to a stop order suspending the effectiveness of the Registration Statement.

          (d) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States which enjoins or prohibits the consummation of the Merger shall have been issued and remain in effect.

         (e) FirstMerit shall have obtained an opinion of its counsel, reasonably satisfactory in form and substance to FirstMerit and dated as of Closing, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         6.2. CONDITIONS TO OBLIGATION OF COBANCORP TO EFFECT THE MERGER. The obligation of CoBancorp to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) FirstMerit shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of FirstMerit contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of FirstMerit, individually or in the aggregate, shall not have a Material Adverse Effect on FirstMerit.

         (c) FirstMerit shall have furnished CoBancorp a Certificate dated the date of the Closing, signed on behalf of FirstMerit by the Chief Executive Officer or President, and the Chief Financial Officer of FirstMerit, that to the best of their knowledge and belief, the conditions set forth in Sections 6.2(a),
(b) and (e) have been satisfied.

         (d) CoBancorp shall have received the opinion of legal counsel for FirstMerit, dated as of Closing, substantially to the effect set forth in
Exhibit 6.2(d) hereto, and such certificates from the appropriate persons and/or authorities regarding FirstMerit's board resolutions, form of corporate governance documents and good standing.

         (e) Since the date of this Agreement, there shall have not been any change in the financial condition, results of operations or business of FirstMerit and the Subsidiaries of FirstMerit that would have a Material Adverse Effect on FirstMerit.

         6.3. CONDITIONS TO OBLIGATION OF FIRSTMERIT TO EFFECT THE MERGER. The obligation of FirstMerit to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

         (a) CoBancorp shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

         (b) The representations and warranties of CoBancorp contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of CoBancorp, individually or in the aggregate, shall not have a Material Adverse Effect on CoBancorp.

         (c) Since the date of this Agreement there shall not have been any change in the financial condition, results of operations or business of CoBancorp and the subsidiaries of CoBancorp that either individually or in the aggregate would have a Material Adverse Effect on CoBancorp, other than change as a result of action taken under Section 5.2.6 and the second paragraph of
Section 5.6, and the responses thereto by CoBancorp and the impact thereof on the operating performance of CoBancorp.

         (d) CoBancorp shall have furnished FirstMerit a certificate dated the date of the Closing signed on behalf of CoBancorp by the Chief Executive Officer or President, and Chief Financial Officer of CoBancorp, that to the best of their knowledge and belief, the conditions set forth in Sections 6.3(a), (b) and
(c) have been satisfied. In addition, CoBancorp shall have furnished FirstMerit certificates, one dated the effective date of the Registration Statement and Proxy, and one as of the Closing, signed on behalf of CoBancorp by the Chief Executive Officer or President, and Chief Financial Officer of CoBancorp, that to the best of their knowledge and belief, that CoBancorp participated in the preparation of the Registration Statement and the Proxy Statement, including review and discussion of the contents thereof, and nothing came to the attention of CoBancorp that caused it to believe that the Registration Statement or the Proxy Statement at the time such documents became effective, and as of the date of Closing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (e) FirstMerit shall have received the opinion of legal counsel for CoBancorp dated as of Closing, substantially to the effect set forth in Exhibit 6.3(e) hereto, and such certificates from the appropriate persons and/or authorities regarding CoBancorp's and its subsidiaries' board resolutions, forms of corporate governance documents and good standing.

                                7. MISCELLANEOUS

         7.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of FirstMerit and CoBancorp:

         (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of FirstMerit and CoBancorp;

         (b) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if the Merger shall not have been consummated on or before September 1, 1998, unless the failure to consummate by such date is related to the action or inaction of the Governmental Entities and such action or inaction is not directly related to either FirstMerit's or CoBancorp's breach of their respective obligations under Sections 5.6 or 5.12(a), then on or before November 1, 1998 (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein);

         (c) by the vote of a majority of the Board of Directors of CoBancorp if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by CoBancorp at such time as such condition can no longer be satisfied;

         (d) by the vote of a majority of the Board of Directors of FirstMerit if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by FirstMerit at such time as such condition can no longer be satisfied;

         (e) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp if any regulatory agency has denied approval of the Merger and such denial has become final and non-appealable (regardless of whether CoBancorp is deemed to be a "party" to an application with respect to the Merger);

         (f) by the vote of a majority of the Board of Directors of either FirstMerit or CoBancorp in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach;

         (g) at any time prior to November 5, 1997, by FirstMerit if CoBancorp shall not have executed and delivered the CoBancorp Stock Purchase Option;

         (h) by the vote of a majority of the Board of Directors of CoBancorp (with written notice thereof to FirstMerit which notice is final and may not be withdrawn) at any time during the fourth and fifth full trading days immediately prior to the Effective Time, if (x) the Average Closing Price is less than $20.40 (subject to adjustment pursuant to Section 2.7), and (y) FirstMerit shall not have given written notice to CoBancorp on the second or third full trading day immediately prior to the Effective Time which notice indicates that FirstMerit agrees that the Exchange Ratio shall be calculated by multiplying
1.939 by a factor equal to $20.40 divided by the Average Closing Price; and

         (i) by the vote of a majority of the Board of Directors of CoBancorp pursuant to and in accordance with the provisions of Section 5.20.

         7.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF TERMINATION. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be: provided however, that if the Merger is consummated, Sections 1.1.5, 2.1 through 2.9, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12(c), 5.13, 5.15, 5.16, 5.19 and 7.2 will survive the Effective Time to the extent contemplated by such Sections; provided, further in the event of the termination of this Agreement, this Agreement shall become void and of no effect except that the first sentence in the second paragraph of Section 5.5, and all of Sections 5.12(c) and 7.11, will in all events survive any termination of this Agreement.

         7.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c)



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

waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         7.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of CoBancorp, provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the shareholders of CoBancorp shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any term of the Amended and Restated Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of
Section 368 of the Code.

         7.5. ENTIRE AGREEMENT. This Agreement and the CoBancorp Stock Purchase Option, and the agreements referenced and contemplated therein and thereby, contain the entire agreement among FirstMerit and CoBancorp with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

         7.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

         7.7. CERTAIN DEFINITIONS.

         (a) For purposes of this Agreement, the term:

                  (i) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof;

                  (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (iii) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

                  (iv) "Material Adverse Effect" on CoBancorp or FirstMerit means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, and (y) in generally accepted accounting principles) on the respective condition (financial and otherwise), results of operations, or business of CoBancorp and its Subsidiaries, or FirstMerit and its Subsidiaries, as the case may be, taken as a whole, or on the ability of CoBancorp or FirstMerit, as the case may be, to consummate the transactions contemplated hereby.

                  The effect of any action taken by CoBancorp at the written request of FirstMerit pursuant to Section 5.2.6 shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

         7.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by a recognized commercial courier, to each of the parties at the following addresses:

         TO COBANCORP:                                        TO FIRSTMERIT:
         John S. Kreighbaum, Chairman,                        John R. Cochran, President and
         President and Chief Executive Officer                Chief Executive Officer
         CoBancorp Inc.                                       FirstMerit Corporation
         1530 West River Road, North                          III Cascade Plaza, 7th Floor
         Elyria, Ohio 44035                                   Akron, Ohio  44308

         WITH A COPY TO:                                      WITH COPIES TO:

         Barry P. Taff, P.C.                                  Terry E. Patton, Senior Vice President
         Christopher R. Kelly, P.C.                           and Secretary
         Silver, Freedman & Taff, L.L.P.                      FirstMerit Corporation
         1100 New York Ave., N.W.                             III Cascade Plaza, 7th Floor
         Suite 700                                            Akron, Ohio  44308

         Washington, D.C. 20005

                                                              Philip A. Lloyd II
                                                              and Kevin C. O'Neil
                                                              Brouse & McDowell
                                                              500 First National Tower
                                                              Akron, Ohio 44308

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.8.

         7.9. COUNTERPARTS; EXHIBITS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

         7.10. PARTIES IN INTEREST. This Agreement is not intended to nor will it confer upon any other person any rights or remedies, except as expressly stated herein.

         7.11. EXPENSES. Except as otherwise set forth in this Agreement, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. If this Agreement is terminated by CoBancorp or FirstMerit pursuant to 7.1(f) because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing and related fees, as well as fees for financial advisors, accountants and legal counsel; provided, however, that if this Agreement is terminated under circumstances other than those described in this Section 7.11, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

         7.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations of this Agreement and that money damages would be an inadequate remedy in this instance. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, it is agreed and that if any party should institute an action or proceeding seeking specific enforcement of this Agreement, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. Notwithstanding anything to the contrary herein, and in addition to any rights set forth in Section 7.11, a party may seek monetary damages against a breaching party for any willful breach of this Agreement.

         7.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         IN WITNESS WHEREOF, CoBancorp and FirstMerit have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          FirstMerit Corporation

Attest:

/S/ TERRY E.  PATTON                      By: /S/ JOHN R.  COCHRAN
----------------------------                 -----------------------------
Terry E. Patton, Secretary                John R. Cochran, President and
                                          Chief Executive Officer

[KCO:MERGER.WPD]

                                 ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF SUMMIT                    )

         BE IT REMEMBERED that on this 2nd day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, John
R. Cochran, President and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of FirstMerit Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 2nd day of November, 1997.

                                              /S/ KEVIN C.  O'NEIL
                                              ---------------------------------
                                                 Kevin C. O'Neil, Notary Public

                                          CoBancorp Inc.
Attest:

/S/ LOIS E.  GUNNING                      By: /S/ JOHN S.  KREIGHBAUM
----------------------------                 ----------------------------------
Lois E.  Gunning, Secretary               John S. Kreighbaum, Chairman,

                                          President and Chief Executive Officer

                                 ACKNOWLEDGMENT

STATE OF OHIO                       )
                                    ) SS:
COUNTY OF LORAIN                    )

         BE IT REMEMBERED that on this 2nd day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, John
S. Kreighbaum, Chairman, President and Chief Executive Officer and Lois E. Gunning, Secretary of CoBancorp Inc., an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 2nd day of November, 1997.

                                                /S/ LINDA B.  PAVLICK
                                                ------------------------------
                                                Notary Public

                                   EXHIBITS TO

                   AGREEMENT OF AFFILIATION AND PLAN OF MERGER
                             FIRSTMERIT CORPORATION
                                       AND
                                 COBANCORP INC.

Form of Certificate of Merger                                                   Exhibit 1.1.2
Articles and Regulations of Surviving Corporation                               Exhibit 1.1.4
FirstMerit Disclosure Letter                                                    Exhibit 3.3
CoBancorp Stock Purchase Option                                                 Exhibit 3.15
CoBancorp Disclosure Letter                                                     Exhibit 4.3
Employment Agreements                                                           Exhibit 5.4(a)
Executive Severance Payments                                                    Exhibit 5.4(b)
Severance Payments                                                              Exhibit 5.4(c)
Indemnification Provisions                                                      Exhibit 5.8
Form of Affiliates Agreement for CoBancorp                                      Exhibit 5.13(b)-1
Form of Affiliates Agreement for FirstMerit                                     Exhibit 5.13(b)-2
Form of Legal Opinion of Brouse & McDowell                                      Exhibit 6.2(d)
Form of Legal Opinion of Silver, Freedman & Taff, L.L.P.                        Exhibit 6.3(e)

                                                                      APPENDIX B

                              Hovde Financial, Inc.
                     Investment Bankers & Financial Advisors
                           1826 Jefferson Place, N.W.
                              Washington, DC 20036

November 2, 1997

Board of Directors
CoBancorp Inc.
1530 West River Road North
Elyria, OH   44036

Members of the Board:

         We have reviewed the Agreement and Plan of Merger dated as of the date hereof between FirstMerit Corp., ("FirstMerit"), and CoBancorp, Inc., ("CoBancorp") pursuant to which, among other things, CoBancorp shall be merged with and into FirstMerit. As is set forth in the Merger Agreement ("Agreement"), all of the issued and outstanding shares of CoBancorp, including options, warrants or other rights with respect thereto, shall be exchanged for a mixture of FirstMerit stock and cash ("Merger Consideration"), subject to election and adjustment as provided for in the Agreement.

         Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated 3 September 1997 between CoBancorp and Hovde, Hovde was engaged to assist CoBancorp in exploring various strategic options, including a potential affiliation of CoBancorp with a larger financial institution. Therefore, we are familiar with CoBancorp, having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

         During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of CoBancorp and FirstMerit, and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning CoBancorp and FirstMerit, including consolidated financial statements for each of the three years ended December 31, 1996, respectively, as well as subsequent quarterly statements for the periods ended June 30, 1997 for CoBancorp and FirstMerit, respectively; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical and current market data for the common stock of CoBancorp and FirstMerit; and financial and other publicly available information provided to us by the managements of CoBancorp and FirstMerit.

         In addition, we have conducted meetings with members of the senior management of CoBancorp and FirstMerit for the purpose of reviewing the future prospects of both companies. In this regard, we considered the net present value of future cash flows attributable to each share of CoBancorp and compared this to the per share value of the Merger Consideration. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by CoBancorp and FirstMerit, and in the discussions with CoBancorp's management.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of CoBancorp as described in the Agreement is fair from a financial point of view.

Sincerely,

/s/ Hovde Financial, Inc.

HOVDE FINANCIAL, INC.

                                                                      APPENDIX C

                         OHIO DISSENTERS' RIGHTS STATUTE

                        RELIEF TO DISSENTING SHAREHOLDER
                             OF DOMESTIC CORPORATION

                            OHIO REVISED CODE 1701.85

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

       (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

       (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

       (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

       (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder, within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued such shares is located, or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three month period, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of appellate procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, who is under no compulsion to sell, would be willing to accept, and that a willing buyer, who is under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

           (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

           (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

           (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

           (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided.

       (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article Sixth of the Amended and Restated Articles of Incorporation of FirstMerit, FirstMerit may indemnify any director or officer, any former director or officer of FirstMerit and any person who is or has served at the request of FirstMerit as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for therein is not deemed to restrict the right of FirstMerit to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to FirstMerit, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to FirstMerit.

         The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

         Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. FirstMerit presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.  See the Exhibit Index.

         (b)      Financial Statement Schedules.  Not Applicable.

         (c) Reports, Opinions or Appraisals. Furnished as Appendix B to the Prospectus and Proxy Statement

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of FirstMerit's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) FirstMerit undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FirstMerit pursuant to the foregoing provisions, or otherwise, FirstMerit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FirstMerit of expenses incurred or paid by a director, officer or controlling person of FirstMerit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FirstMerit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 9th day of January, 1998.

                                     FirstMerit Corporation

                                     By:      John R. Cochran*
                                        -------------------------------------
                                              John R. Cochran, President and
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed on the 9th day of January, 1998, by the following persons (including a majority of the Board of Directors of the registrant) in the capacities indicated.

      SIGNATURE                           TITLE

John R. Cochran*                          President and Chief Executive Officer
-----------------------                   (Principal Executive Officer) and Director
John R. Cochran

Jack R. Gravo*                            Executive Vice President, Finance and
-----------------------                   Administration
Jack R. Gravo                             (Principal Financial Officer and
                                          Principal Accounting Officer)

Karen S. Belden*                          Director
-----------------------
Karen S. Belden

R. Cary Blair*                            Director
-----------------------
R. Cary Blair

John C. Blickle*                          Director
-----------------------
John C. Blickle

Robert W. Briggs*                         Director
-----------------------
Robert W. Briggs

Elizabeth A. Dalton*                      Director
-----------------------
Elizabeth A. Dalton

Terry L. Haines*                          Director
-----------------------
Terry L. Haines

Clifford J. Isroff*                       Director
-----------------------
Clifford J. Isroff


Philip A. Lloyd II*                       Director
-----------------------
Philip A. Lloyd II

Robert G. Merzweiler*                     Director
-----------------------
Robert G. Merzweiler

Stephen E. Myers*                         Director
-----------------------
Stephen E. Myers

Roger T. Read*                            Director
-----------------------
Roger T. Read


   `

Justin T. Rogers, Jr.*                                              Director
--------------------------
Justin T. Rogers, Jr.

Del Spitzer*                                                        Director
---------------------------
Del Spitzer


         *The undersigned, by signing his name hereto, does sign and execute this registration statement on behalf of each of the indicated officers and directors of FirstMerit Corporation pursuant to a Power of Attorney executed by each such officer and director and filed with this registration statement.


Dated: January 9, 1998                        /s/ Kevin C. O'Neil
                                                 ---------------------------
                                                 Kevin C. O'Neil
                                                 Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER

         2.1 Agreement of Affiliation and Plan of Merger by and between FirstMerit Corporation and CoBancorp Inc. dated November 2, 1997 (incorporated by reference from Exhibit 1 to the Form 8-K filed by the registrant on November 12, 1997)

         2.2 CoBancorp Inc. Stock Purchase Option by and between FirstMerit Corporation and CoBancorp Inc. dated November 3, 1997 (incorporated by reference from Exhibit 2 to the Form 8-K filed by the registrant on November 12, 1997)

         3.1 Amended and Restated Articles of Incorporation of FirstMerit Corporation (incorporated by reference from Exhibit 3(i) to the Form 8-K filed by the registrant on April 27, 1995)

         3.2 Code of Regulations, as amended, of FirstMerit Corporation (incorporated by reference from Exhibit 3(b) to the Form 10-K filed by the registrant on February 25, 1997)

         4.1 Shareholders Rights Agreement dated October 21, 1993, between FirstMerit Corporation and FirstMerit Bank, N.A., as amended and restated July 18, 1996 (incorporated by reference from Exhibit 4 to the Form 8-A/A filed by the registrant on July 18, 1996)

         5          Opinion Regarding Legality

         8          Opinion Regarding Certain Tax Matters

         10.1 1982 Incentive Stock Option Plan of FirstMerit Corporation (incorporated by reference from Exhibit 4.2 to the Form S-8 (No. 33-7266) filed by the registrant on July 15, 1986)

         10.2 Amended and Restated 1992 Stock Option Program of FirstMerit Corporation (incorporated by reference from Exhibit 10(b) to the Form 10-K filed by the registrant on February 25, 1997)

         10.3 1992 Directors Stock Option Program (incorporated by reference from Exhibit 10(c) to the Form
                    10-K filed by the registrant on  February 25, 1997)

         10.4 FirstMerit Corporation 1995 Restricted Stock Plan (incorporated by reference from Exhibit (10)(d) to the Form 10-Q for the fiscal quarter ended March 31, 1995, filed by the registrant on May 15, 1995)

         10.5 1998 Stock Option Program of FirstMerit Corporation (incorporated by reference from Exhibit 10(e) to the Form 10-K filed by the registrant on February 25, 1997)

         10.6 1985 FirstMerit Corporation Stock Plan (CV) (incorporated by reference from Exhibit (10)(a) to the Form S-8 (No. 33-57557) filed by the registrant on February 1, 1995)

         10.7 1993 FirstMerit Corporation Stock Plan (CV) (incorporated by reference from Exhibit (10)(b) to the Form S-8 (No. 33-57557) filed by the registrant on February 1, 1995)

         10.8 Amended and Restated FirstMerit Corporation Executive Deferred Compensation Plan (incorporated by reference from
                    Exhibit 10(h) to the Form 10-K filed by the registrant on February 25, 1997)

         10.9 Amended and Restated FirstMerit Corporation Director Deferred Compensation Plan (incorporated by reference from
                    Exhibit 10(i) to the Form 10-K filed by the registrant on February 25, 1997)

         10.10 FirstMerit Corporation Executive Supplemental Retirement Plan (incorporated by reference from Exhibit 10(d) to the Form 10-K filed by the registrant on March 15, 1996)

         10.11 FirstMerit Corporation Unfunded Supplemental Benefit Plan (incorporated by reference from Exhibit 10(j) to the Form 10-K filed by the registrant on March 16, 1992)

         10.12 First Amendment to the FirstMerit Corporation Unfunded Supplemental Benefit Plan (incorporated by reference from
                    Exhibit 10(v) to the Form 10-K filed by the registrant on March 2, 1995)

         10.13 Supplemental Pension Agreement of John R. Macso (incorporated by reference from Exhibit 10(r) to the Form 10-K filed by the registrant on March 16, 1992)

         10.14 FirstMerit Corporation Executive Committee Life Insurance Program Summary (incorporated by reference from Exhibit 10(w) to the Form 10-K filed by the registrant on March 2,
                    1995)

         10.15      Long Term Disability Plan (incorporated by reference from
                    Exhibit 10(x) to the Form 10-K filed by the registrant on March 2, 1995)

         10.16 Employment Agreement of John R. Cochran (incorporated by reference from Exhibit 10(a) to the Form 10-Q filed by the registrant on May 15, 1995)

         10.17 Restricted Stock Award Agreement of John R. Cochran (incorporated by reference from Exhibit 10(e) to the Form 10-Q filed by the registrant on May 15, 1995)

         10.18 Form of FirstMerit Corporation Termination Agreement (incorporated by reference from Exhibit 10(r) to the Form 10-K filed by the registrant on February 25, 1997)

         10.19 Form of Director and Officer Indemnification Agreement and Undertaking (incorporated by reference from Exhibit 10(s) to the Form 8-K/A filed by the registrant on April 27, 1995)

         10.20 Distribution Agreement, by and among FirstMerit Corporation, FirstMerit Bank, N.A. and the Agents (incorporated by reference from Exhibit (10)(ii) to the Form 8-K/A filed by the registrant on April 27, 1995)

         10.21 Form of FirstMerit Bank, N.A. Global Bank Note (Fixed Rate) (incorporated by reference from Exhibit (10)(iii) to the Form 8-K/A filed by the registrant on April 27, 1995)


         10.22      Form of FirstMerit Bank, N.A. Global Bank Note (Floating
                    Rate) (incorporated by reference from Exhibit (10)(iv) to the Form 8-K/A filed by the registrant on April 27, 1995)

         21         Subsidiaries of FirstMerit Corporation

         23.1 Consent of Ernst & Young LLP (relating to the audited financial statements of CoBancorp Inc.)

         23.2 Consent of Coopers & Lybrand, L.L.P. (relating to the audited financial statements of the Registrant)

         23.3       Consent of Brouse & McDowell (included in Exhibits 5 and 8)

         23.4       Consent of Hovde Financial, Inc.

         24         Power of Attorney

         99         Form of Proxy - CoBancorp Inc. (to be filed by amendment)

 -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              --------------------

                         FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------


                             FIRSTMERIT CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)



                                 ---------------

                                    EXHIBITS
                                 ---------------